OSHKOSH B’GOSH, INC.
112 Otter Avenue
Oshkosh, Wisconsin 54901
(920) 231-8800
June 22, 2005
Dear OshKosh B’Gosh, Inc. Stockholder:
      You were previously sent a notice, dated June 9, 2005, advising you that: (i) OshKosh B’Gosh, Inc. (“OshKosh” or the “Company”) had entered into an agreement and plan of merger, dated May 10, 2005 (the “Merger Agreement”), with The William Carter Company, a wholly-owned subsidiary of Carter’s, Inc., which provides for the acquisition of OshKosh by The William Carter Company; and (ii) upon completion of the merger, OshKosh will become a wholly-owned subsidiary of The William Carter Company and you will be entitled to receive $26.00 in cash, without interest and less applicable withholding taxes, for each share of OshKosh common stock that you own, unless you perfect and exercise your appraisal rights.
      Because of an inadvertent delay in the mailing of the Notice of Special Meeting, dated June 9, 2005, the special stockholders meeting at which the Merger Agreement and the merger will be considered (the “Special Meeting”) has been rescheduled for July 14, 2005. Under our charter, the merger cannot be completed unless the holders of not less than two-thirds of our class B common stock vote to approve the merger. No class A stockholder approval of the Merger Agreement or the merger is required. Certain stockholders controlling over 78% of OshKosh’s class B common stock have agreed to vote to adopt and approve the Merger Agreement and the merger. A copy of the Merger Agreement is included as Annex A to the Notice of Special Meeting and disclosure statement (the “Disclosure Statement”) accompanying this letter. A copy of the voting agreement is included as Annex D to the Disclosure Statement accompanying this letter.
      The accompanying Notice of Special Meeting and Disclosure Statement are for information purposes only (and replace the Notice of Special Meeting, dated June 9, 2005, and the disclosure statement that accompanied it). No proxies are being solicited in connection with the Special Meeting. Please read these materials, along with the annexes attached to the Disclosure Statement, carefully.

Sincerely,

Douglas W. Hyde
Chief Executive Officer and Chairman of the Board

OSHKOSH B’GOSH, INC.
112 Otter Avenue
Oshkosh, Wisconsin 54901
(920) 231-8800
NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS ON JULY 14, 2005
AND DISCLOSURE STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY
To the Stockholders of OshKosh B’Gosh, Inc.:
      The purpose of this notice is to advise you that, because of an inadvertent delay in the mailing of the Notice of the Special Meeting, dated June 9, 2005, the special meeting of stockholders of OshKosh B’Gosh, Inc. (“OshKosh”) that was to be held on June 30, 2005 has been rescheduled for July 14, 2005 at 9:00 a.m., Central Standard Time, at The Hilton Garden Inn Oshkosh, 1355 W. 20th Ave., Oshkosh, Wisconsin 54901.
      At the special meeting, holders of our class B common stock will vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 10, 2005 (the “Merger Agreement”), by and among The William Carter Company, Blue Merger Corp., a wholly-owned subsidiary of The William Carter Company, and OshKosh, and the merger of Blue Merger Corp. with and into OshKosh. Holders of our class A common stock do not have the right to vote on the Merger Agreement or the merger.
      The close of business on June 1, 2005 is the record date for the meeting and only stockholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.
      Your attention is called to the disclosure statement (the “Disclosure Statement”) accompanying this notice for a more complete understanding of the matters to be acted upon at the special meeting. The Merger Agreement and the merger are explained in the accompanying Disclosure Statement, which you are urged to read carefully, including the attached annexes.
      Holders of our class A and class B common stock have the right to dissent from the merger and to obtain payment for their shares by following precisely the procedures prescribed in Section 262 of the Delaware General Corporation Law, the full text of which is included as Annex E to the accompanying Disclosure Statement.
      This Notice of Special Meeting of Stockholders and the accompanying Disclosure Statement are being mailed to stockholders entitled to notice of the special meeting, on or about June 22, 2005.

Sincerely,

Steven R. Duback
Secretary

DISCLOSURE STATEMENT
June 22, 2005
OSHKOSH B’GOSH, INC.
112 Otter Avenue
Oshkosh, Wisconsin 54901

      This disclosure statement (the “Disclosure Statement”) is being provided in connection with the Agreement and Plan of Merger, dated as of May 10, 2005 (the “Merger Agreement”), by and among The William Carter Company, a wholly-owned subsidiary of Carter’s, Inc. (“Carter’s”), Blue Merger Corp., a wholly-owned subsidiary of The William Carter Company, and OshKosh B’Gosh, Inc. (“OshKosh,” the “Company,” “we,” “us” or “our”), providing for the merger of Blue Merger Corp. with and into OshKosh. If the merger is consummated, OshKosh will become a subsidiary of The William Carter Company and you will be entitled to receive $26.00 in cash, without interest and less applicable withholding taxes, for each share of OshKosh common stock that you own, unless you perfect and exercise your appraisal rights.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. CERTAIN STOCKHOLDERS CONTROLLING OVER 78% OF OSHKOSH’S CLASS B COMMON STOCK HAVE AGREED TO VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE MERGER. THE NUMBER OF VOTES HELD BY THESE STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS, AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE ACTIONS.
IMPORTANT
If your OshKosh shares are not registered in your own name and you would like to attend the special meeting, please bring evidence of your OshKosh share ownership with you to the special meeting. You should be able to obtain evidence of your OshKosh share ownership from the broker, dealer, trustee, bank or other nominee who holds your OshKosh shares on your behalf.

FORWARD-LOOKING STATEMENTS
      Certain statements in this Disclosure Statement relating to the proposed acquisition of OshKosh by The William Carter Company contain or are based on “forward-looking” information (that OshKosh believes to be within the definition of such term in the Private Securities Litigation Reform Act of 1995, as amended) and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or “opportunity,” or the negative of these terms or words of similar import, are intended to identify forward-looking statements.
      These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation, the following risks and uncertainties:

•	not all of the conditions to the closing of the merger, including the receipt of necessary governmental approvals, may be fulfilled;

•	if the Merger Agreement is terminated under certain circumstances as set forth in the Merger Agreement, the requirement to pay a termination fee of $12,175,800 in cash to The William Carter Company could adversely affect our business, financial condition and results of operations;

•	legislative or regulatory changes may adversely affect the businesses in which we are engaged;

•	potential or actual litigation may challenge the proposed transaction;

•	general economic, financial and business conditions may make the merger infeasible; and

•	changes in tax laws, and actions of U.S., foreign and local governments, may make the merger less desirable.
      Certain other risk factors are more fully discussed in the section entitled “Business Risks” in OshKosh’s Annual Report on Form 10-K for the year ended January 1, 2005 filed with the Securities and Exchange Commission on March 14, 2005 and from time to time in OshKosh’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.
      The forward-looking statements included in this Disclosure Statement are made only as of the date of this Disclosure Statement, and OshKosh, The William Carter Company and Blue Merger Corp. undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.
SUMMARY
      This summary highlights selected information from this Disclosure Statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire Disclosure Statement, the annexes attached to this Disclosure Statement and the documents to which we refer. See “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this Disclosure Statement. We encourage you to read the Merger Agreement because it is the legal document that governs the merger. We have included page references in parentheses to direct you to the appropriate place in this Disclosure Statement for a more complete description of the topics presented in this summary.
The Companies (Page 9)

•	OshKosh B’Gosh, Inc. OshKosh, a Delaware corporation, was founded in 1895 and was incorporated in the state of Delaware in 1929. OshKosh designs, sources and markets apparel primarily for the children’s wear and youth wear markets. Our principal executive offices are located at 112 Otter Avenue, Oshkosh, Wisconsin 54901, and our telephone number is (920) 231-8800.

•	The William Carter Company. The William Carter Company, a Massachusetts corporation, is a wholly-owned subsidiary of Carter’s, a Delaware corporation whose common stock is traded on the New York Stock Exchange (“NYSE”). Carter’s derives all of its operating income and cash flow from The William Carter Company. Carter’s is a branded marketer of apparel for babies and young children in the United States. The William Carter Company’s principal executive offices are located at The Proscenium, 1170 Peachtree Street NE, Suite 900, Atlanta, Georgia 30309, and its telephone number is (404) 745-2700.

•	Blue Merger Corp. Blue Merger Corp., a Delaware corporation, is a wholly-owned subsidiary of The William Carter Company. Blue Merger Corp. has not conducted any business operations other than in connection with entering into and performing its obligations under the Merger Agreement. Blue Merger Corp.’s principal executive offices c/o The William Carter Company are located at The Proscenium, 1170 Peachtree Street NE, Suite 900, Atlanta, Georgia 30309, and its telephone number is (404) 745-2700.
The Special Meeting of Stockholders (Page 7)

•	Date, Time and Place. A special meeting of stockholders will be held on July 14, 2005 at 9:00 a.m., Central Standard Time, at The Hilton Garden Inn OshKosh, 1355 W. 20th Ave., OshKosh, Wisconsin 54901. The record date for the special meeting is the close of business on June 1, 2005.

•	Purpose of the Special Meeting. At the special meeting, we will ask the holders of our outstanding shares of class B common stock to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the merger. Certain stockholders controlling over 78% of OshKosh’s class B common stock have agreed to vote to adopt and approve the Merger Agreement and the merger. The number of votes held by these stockholders is sufficient to satisfy the stockholder vote requirement for these actions, and no additional votes will consequently be needed to approve these actions. Holders of our class A common stock do not have the right to vote on the Merger Agreement and the merger.
Dissenter’s Right of Appraisal (Page 7 and Annex E)
      Under Delaware law, class A or class B stockholders who do not wish to accept the $26.00 per share cash consideration payable pursuant to the merger may seek, under Section 262 of the Delaware General Corporation Law (“DGCL”), judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $26.00 per share. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to approve and adopt the Merger Agreement;

•	you must deliver a written demand to us for appraisal in compliance with the DGCL before the vote on the proposal to approve and adopt the Merger Agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.
      Merely voting against the Merger Agreement will not preserve your right to appraisal under Delaware law. If you hold shares in the name of a broker, bank or other nominee, you must instruct your broker, bank or nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your broker, bank or nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal. See “Dissenters’ Right of Appraisal” on page 9 for a description of the procedures that you must follow in order to exercise your appraisal rights.

      Dissenting stockholders who properly perfect their appraisal rights will only receive the judicially determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.
      Annex E to this Disclosure Statement contains the full text of Section 262 of the DGCL, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.
The Merger Agreement (Page 33)
      The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information in this Disclosure Statement. Therefore, the information in this summary regarding the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, a copy of which is attached as Annex A to this Disclosure Statement.
      Structure of the Merger. At the effective time of the merger, Blue Merger Corp., a wholly-owned subsidiary of The William Carter Company, will merge with and into OshKosh. OshKosh will be the surviving corporation in the merger and will become a wholly-owned subsidiary of The William Carter Company.
      When the Merger Becomes Effective. OshKosh and The William Carter Company will file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The merger will become effective at the time when the certificate of merger is duly filed or such other time as agreed upon by the parties in the certificate of merger.
      Merger Consideration. If the merger is completed, you will be entitled to receive $26.00 in cash, without interest, in exchange for each share of OshKosh class A and class B common stock that you own at the effective time of the merger upon surrender of your OshKosh stock certificates, unless you perfect and exercise your appraisal rights.
      Effect on Our Restricted Shares and Stock Options. Immediately prior to the effective time of the merger, (1) each of our restricted shares then outstanding will vest, and the holders of such shares will be entitled to receive the same amount of merger consideration as our common stock, less any withholding taxes and (2) each outstanding option to purchase our common stock, whether vested or unvested, will be cancelled. For each option cancelled, the option holder will be entitled to receive (subject to certain conditions), within five days following the effective time of the merger, the difference between $26.00 and the exercise price of such option (but not less than zero) in cash, less any withholding taxes.
      Conditions to the Merger. OshKosh and The William Carter Company will complete the merger only if the conditions set forth in the Merger Agreement are satisfied or, in some cases, waived. These conditions include:

•	approval and adoption of the Merger Agreement and the merger by our class B stockholders;

•	the expiration of applicable antitrust waiting periods or the receipt of necessary antitrust approvals;

•	the absence of legal prohibitions to the merger;

•	the continued accuracy of each company’s representations and warranties;

•	the performance by each company of its obligations under the Merger Agreement;

•	the receipt of an officer’s certificate from the other company to evidence the satisfaction of the above two conditions;

•	the receipt by The William Carter Company from OshKosh of a certificate conforming to the requirements of the Foreign Investment in Real Property Tax Act;

•	the receipt of the financing by The William Carter Company as described below;

•	the absence of a material adverse effect with respect to OshKosh; and

•	the holders of no more than 25% of the outstanding shares of our class A and class B common stock have asserted and perfected their appraisal rights.
      No Solicitation; No Change in Board Recommendation; Fiduciary Obligations. We have generally agreed not to initiate or engage in discussions or negotiations with, or provide information to, any other party regarding an alternative acquisition proposal while the merger is pending. In addition, our board of directors (“Board”) has generally agreed not to withdraw or modify its recommendation of the Merger Agreement and the merger or recommend an alternative acquisition proposal to our stockholders. However, prior to receiving the approval from our class B stockholders, our Board may (1) determine, in its good faith judgment and after consultation with outside legal counsel and financial advisors, that an alternative acquisition proposal, taken as a whole, is more favorable to our stockholders from a financial point of view than the Merger Agreement and is reasonably capable of being consummated, (2) participate in discussions with and provide information to the party making such superior proposal and (3) after providing notice to The William Carter Company of a superior proposal and negotiating in good faith with The William Carter Company during the three business day period following such notice to enable it to make a counter-offer, recommend such superior proposal to our stockholders or withdraw or modify its original recommendation of the Merger Agreement and the merger.
      Termination of the Merger Agreement. Whether before or after the approval by our class B stockholders, the Merger Agreement may be terminated prior to the effective time of the merger:

•	by mutual written consent of The William Carter Company and us;

•	by either The William Carter Company or us, if:

•	the merger is not completed by September 30, 2005, other than due to a breach of the Merger Agreement by the terminating party;

•	any legal prohibition to completing the merger has become final and non-appealable;

•	our class B stockholders fail to approve and adopt the Merger Agreement and the merger at the special meeting; or

•	the other company materially breaches the Merger Agreement resulting in a condition of the merger not being satisfied, and cannot or does not correct the breach within a 30-day cure period;

•	by The William Carter Company, if our Board (1) withdraws or modifies its recommendation of the Merger Agreement, (2) recommends an alternative acquisition proposal or (3) fails to call or hold the special meeting by September 30, 2005; and

•	by us, if our Board determines that an alternative acquisition proposal is superior to the Merger Agreement.
      Termination Fees. We will be required to pay a $12,175,800 termination fee (approximately 3.9% of our equity value) to The William Carter Company if:

•	The William Carter Company terminates the Merger Agreement because our Board (1) withdraws or modifies its recommendation of the Merger Agreement, (2) recommends an alternative acquisition proposal or (3) fails to call or hold the special meeting by September 30, 2005, if such failure is due to our breach and not due to any legal prohibition;

•	we terminate the Merger Agreement because our Board has determined that an alternative acquisition proposal is superior to the Merger Agreement; or

•	(1) The William Carter Company terminates the Merger Agreement because we materially breach the Merger Agreement resulting in a condition of the merger not being satisfied, and we cannot or do not correct the breach within a 30-day cure period; (2) an alternative acquisition proposal has been publicly announced or otherwise communicated to us prior to the termination; and (3) within 18 months of such termination, we enter into a binding agreement with respect to, or complete, an alternative acquisition.

The Voting Agreement (Page 45)
      Under our charter, the vote of two-thirds of our class B common stock is required to approve the merger, and no class A stockholder approval is required. Douglas W. Hyde, our Chief Executive Officer and Chairman of the Board; William F. Wyman, our Senior Vice President — Global Licensing and one of our directors; and certain other members of their families, who collectively held 1,719,112 shares of our class B common stock, representing over 78% of the outstanding shares of our class B common stock as of the record date, have entered into a voting agreement with The William Carter Company in support of the merger.
      Pursuant to this voting agreement, each such stockholder has agreed, among other things, to vote or cause to be voted all shares of our class B common stock over which such stockholder has voting power:

•	in favor of approval and adoption of the Merger Agreement and the merger; and

•	against any alternative acquisition proposal involving us by a third party, any extraordinary dividend or distribution by OshKosh or any of its subsidiaries, any change in the capital structure of OshKosh or any of its subsidiaries, and any change in the composition or membership of our Board, other than as permitted by the Merger Agreement.
      Each of these stockholders has granted to The William Carter Company an irrevocable proxy to vote all of the shares owned by such stockholder in accordance with the voting agreement on any matters which may be presented to our stockholders with respect to the Merger Agreement and the merger, or any alternative acquisition proposal involving us by a third party, any extraordinary dividend or distribution by OshKosh or any of its subsidiaries, any change in the capital structure of OshKosh or any of its subsidiaries, and any change in the composition or membership of our Board, other than as permitted by the Merger Agreement. Notwithstanding the foregoing, the proxy granted by each stockholder will be revoked upon termination of the voting agreement or the Merger Agreement. In addition, the voting agreement (along with the Merger Agreement) can be terminated if our Board approves, endorses or recommends a superior proposal for the Company. The voting agreement is included as Annex D to this Disclosure Statement and we encourage you to read it in its entirety.
Recommendation of Our Board (Page 17)
      After an evaluation of certain business, financial and market factors and consultation with our legal advisors, and upon consideration of the opinions from Goldman, Sachs & Co. (“Goldman Sachs”) and Wells Fargo Securities, LLC (“Wells Fargo”), our Board has unanimously determined that the merger is advisable, fair to and in the best interests of our stockholders, and has unanimously approved the Merger Agreement.
Funding for the Merger (Page 10)
      Completion of the merger will require total funding by The William Carter Company and Blue Merger Corp. of approximately $333.6 million for the following uses: (i) the payment of approximately $312.1 million in respect of the merger consideration and the related transactions and the cancellation of and payment for the outstanding OshKosh stock options; and (ii) the payment of other fees and expenses of approximately $21.5 million related to the merger and related transactions.
Description of the Financing (Page 10)
      The William Carter Company has received financing commitments with respect to a $625 million senior secured credit facility from Bank of America and Credit Suisse First Boston. The William Carter Company expects a portion of the proceeds of the financing to be used to finance the merger and the related transactions and to repay certain of its existing indebtedness. Receipt of this financing is a condition to the obligation of The William Carter Company to complete the merger.

Opinion of Goldman, Sachs & Co. (Page 19 and Annex B)
      Goldman Sachs delivered its opinion to our Board that, as of May 10, 2005, and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share in cash to be received by the holders of the class A shares and class B shares, taken together in the aggregate, pursuant to the Merger Agreement is fair from a financial point of view to such holders.
      The full text of the written opinion of Goldman Sachs, dated May 10, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Disclosure Statement. Goldman Sachs provided its opinion for the information and assistance of our Board in connection with its consideration of the transaction contemplated by the Merger Agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of OshKosh’s class B common stock should vote with respect to the transaction contemplated by the Merger Agreement. Pursuant to an engagement letter, dated November 12, 2004, between OshKosh and Goldman Sachs, OshKosh has agreed to pay Goldman Sachs a transaction fee of $3,060,000, all of which is payable upon consummation of the transaction contemplated by the Merger Agreement.
Opinion of Wells Fargo Securities, LLC. (Page 25 and Annex C)
      Wells Fargo delivered a written opinion, dated May 10, 2005, to our Board, to the effect that, as of the date of that opinion and based upon and subject to the matters stated in the opinion, the merger consideration to be received by holders of OshKosh class A and class B common stock in the merger is fair, from a financial point of view, to such holders.
      The full text of the written opinion of Wells Fargo, dated May 10, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this Disclosure Statement. Wells Fargo provided its opinion for the information and assistance of our Board in connection with its consideration of the transaction contemplated by the Merger Agreement. The Wells Fargo opinion is not a recommendation as to how any holder of OshKosh’s class B common stock should vote with respect to the transaction contemplated by the Merger Agreement. Pursuant to an engagement letter, dated April 28, 2005, between OshKosh and Wells Fargo, OshKosh agreed to pay Wells Fargo an aggregate fee of $400,000 for services with respect to the rendering of its opinion as to the fairness of the consideration to be received by the OshKosh stockholders, regardless of whether Wells Fargo found the merger to be fair.
Material United States Federal Income Tax Consequences of the Merger (Page 31)
      The merger will be a taxable transaction for United States federal income tax purposes that will generally be treated as a sale or exchange by stockholders of shares of our common stock for the cash merger consideration. Any gain or loss recognized by a stockholder in the merger will generally be capital gain or loss, depending on an individual stockholder’s holding period and other factors. Tax matters can be complicated, and the tax consequences of the merger to you, including the application and effect of any state, local or foreign income and other tax laws, will depend on the facts of your own situation. You are encouraged to consult your own tax advisor to understand fully the tax consequences of the merger to you.
Regulatory Approvals (Page 46)
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), we cannot complete the merger until we and Carter’s, as the parent company of The William Carter Company, have notified the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the U.S. Federal Trade Commission, or FTC, of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. We and Carter’s filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on May 27, 2005. The waiting period under the HSR Act will expire on June 27, 2005 unless the Antitrust Division or the FTC causes the period to be extended. At any time before or after the effective time of the merger, the Antitrust Division, the

FTC or others could take action under the antitrust laws, including seeking to prevent or rescind the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
THE SPECIAL MEETING OF STOCKHOLDERS
Date, Time and Place
      A special meeting of stockholders will be held on July 14, 2005 at 9:00 a.m., Central Standard Time, at The Hilton Garden Inn OshKosh, 1355 W. 20th Ave., OshKosh, Wisconsin 54901. The record date for the special meeting is the close of business on June 1, 2005.
Purpose of the Special Meeting
      At the special meeting, we will ask the holders of our outstanding shares of class B common stock to approve and adopt the Merger Agreement and the merger. Certain stockholders controlling over 78% of OshKosh’s class B common stock have agreed to vote to adopt and approve the Merger Agreement and the merger. The number of votes held by these stockholders is sufficient to satisfy the stockholder vote requirement for these actions, and no additional votes will consequently be needed to approve these actions. Holders of our class A common stock do not have the right to vote on the Merger Agreement and the merger.
DISSENTERS’ RIGHT OF APPRAISAL
      The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL (Annex E). Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights.
      If the merger is completed, dissenting holders of our class A or class B common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the Merger Agreement.
      The following is a brief summary of Section 262 of the DGCL, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to precisely follow the procedures described in Section 262 could result in the loss of appraisal rights. This Disclosure Statement constitutes notice to holders of shares of our class A and class B common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of our common stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.
      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of shares must be filed with OshKosh before the special meeting of stockholders on July 14, 2005. A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to OshKosh at our principal executive offices at 112 Otter Avenue, Oshkosh, WI 54901, Attention: Secretary. A proxy or vote against the approval and adoption of the Merger Agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owner or owners may have.
      The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her shares of OshKosh common stock. Within ten days after the effective time of the merger, we will provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.
      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares of our common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We must mail such written statement to the stockholder within 10 days after the stockholder’s request is received by us or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.
      Within 120 days after the effective time of the merger (but not thereafter), either OshKosh or any stockholder who has satisfied the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of OshKosh common stock held by stockholders entitled to appraisal rights. OshKosh has no present intention to file such a petition if a demand for appraisal is made.
      Upon the filing of a petition in the Delaware Court of Chancery by a stockholder demanding a determination of the fair value of OshKosh’s common stock, service of a copy of the petition must be made upon OshKosh, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded a determination of the fair value of the shares of OshKosh common stock and with whom agreements as to the value of their shares have not been reached by the surviving corporation of the merger. If we file a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the form of the notices by mail and by publication, and each of OshKosh and The William Carter Company must bear 50% of the costs of the notices.
      At the hearing on the petition, the Delaware Court of Chancery will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.
      After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. The court will take into account all relevant factors in determining the fair value of the shares of OshKosh common stock. Our stockholders seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
      The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.
      No stockholder who has duly demanded appraisal in compliance with Section 262, and has not properly withdrawn such demand, will, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.
      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, the stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.
      Failure by any OshKosh stockholder to comply fully with the procedures set forth in Annex E to this Disclosure Statement may result in termination of such stockholder’s appraisal rights.
THE COMPANIES
OshKosh B’Gosh, Inc.
      OshKosh, a Delaware corporation, was founded in 1895 and was incorporated in the state of Delaware in 1929. OshKosh designs, sources and markets apparel primarily for the children’s and youth apparel markets. OshKosh strategically extends the product line and also leverages the economic value of the OshKosh B’Gosh name via both domestic and international licensing agreements, including a sub-brand, Genuine Kids from OshKosh, that is sold exclusively in Target stores. OshKosh designs and sources substantially all of its OshKosh B’Gosh and related trademark apparel products that are marketed and sold in the United States. OshKosh leverages its name and brand equity into a wide variety of children’s products including children’s apparel accessory items such as socks, sleepwear, footwear and outerwear, as well as certain non-apparel brand extensions. OshKosh earns royalties for use of its name on children’s and men’s wear products throughout the world and from related accessories distributed in the United States and worldwide.
      Our principal executive offices are located at 112 Otter Avenue, Oshkosh, Wisconsin 54901, and our telephone number is (920) 231-8800. Additional information regarding OshKosh is contained in OshKosh’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 51.
The William Carter Company
      The William Carter Company, a Massachusetts corporation, is a wholly-owned subsidiary of Carter’s, Inc., a Delaware corporation whose common stock is traded on the NYSE. Carter’s derives all of its operating income and cash flow from The William Carter Company. Carter’s has no assets or investments other than the shares of stock of The William Carter Company. Carter’s is a branded marketer of apparel for babies and young children in the United States. Carter’s sells its products under the Carter’s and Carter’s Classics brands in the wholesale channel, which includes approximately 370 department store, national chain and specialty store accounts. Additionally, Carter’s currently operates 181 Carter’s retail stores located primarily in outlet and strip centers throughout the United States. Carter’s also sells products in the mass channel under the Just One Year brand in approximately 1,300 Target stores and sells products under the Child of Mine brand in approximately 3,100 Wal-Mart stores nationwide.
      The William Carter Company’s principal executive offices are located at The Proscenium, 1170 Peachtree Street NE, Suite 900, Atlanta, Georgia 30309, and its telephone number is (404) 745-2700. Additional information regarding The William Carter Company (and Carter’s) is contained in Carter’s, Inc. and The William Carter Company’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 51.
Blue Merger Corp.
      Blue Merger Corp., a Delaware corporation, is a wholly-owned subsidiary of The William Carter Company. Blue Merger Corp. has not conducted any business operations other than in connection with entering into and performing its obligations under the Merger Agreement. Blue Merger Corp.’s principal executive offices c/o The William Carter Company are located at The Proscenium, 1170 Peachtree Street NE, Suite 900, Atlanta, Georgia 30309, and its telephone number is (404) 745-2700.
THE MERGER
Brief Description of the Merger
      At the effective time of the merger, Blue Merger Corp., a wholly-owned subsidiary of The William Carter Company, will merge with and into OshKosh. OshKosh will be the surviving corporation in the merger and will become a wholly-owned subsidiary of The William Carter Company.
Funding for the Merger
      Completion of the merger will require total funding by The William Carter Company and Blue Merger Corp. of approximately $333.6 million for the following uses: (i) the payment of approximately $312.1 million in respect of the merger consideration and the related transactions and the cancellation of and payment for the outstanding OshKosh stock options; and (ii) the payment of other fees and expenses of approximately $21.5 million related to the merger and related transactions.
Description of the Financing
      The William Carter Company has received commitments (the “Financing Commitments”) with respect to a $625 million senior secured credit facility from Bank of America and Credit Suisse First Boston, respectively, with respect to 50% of each tranche of the senior credit facility (the kinds and amounts of financing set forth in the Financing Commitments being referred to as the “Financing”). The William Carter Company expects a portion of the proceeds from the Financing to be used to finance the merger and the related transactions and to repay certain of its existing indebtedness of approximately $164 million. Receipt of the Financing is a condition to the obligation of The William Carter Company to complete the merger.
      No alternative financing arrangements or alternative financing plans have been made in the event that the Financing Commitments do not materialize as anticipated. The William Carter Company has agreed to use its reasonable best efforts to obtain the Financing on the terms set forth in the Financing Commitments. The William Carter Company has also agreed to provide prompt written notice to OshKosh following its receipt of notification by a potential financing source under the Financing Commitments of its refusal or intended refusal to provide the financing described in the Financing Commitments. In any such event, The William Carter Company has agreed to use its reasonable best efforts to obtain substitute debt financing for such financing to consummate promptly the merger and the other transactions contemplated by the Merger Agreement, unless the cost of capital to The William Carter Company, Blue Merger Corp. and the surviving corporation in the merger with respect to such substitute debt financing exceeds the cost of capital under the Financing

Commitments (for purposes of calculating such cost of capital, it will be assumed that spreads were increased by the maximum amount permitted under the Financing Commitments).
      OshKosh has agreed to provide, and to use its reasonable best efforts to cause its officers, employees, representatives and advisors to provide, all cooperation that may be reasonably requested by The William Carter Company in connection with the Financing, the planning and preparation for the transition and integration of OshKosh’s and The William Carter Company’s businesses following the closing of the merger, and the other transactions contemplated by this Merger Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Financing and (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by The William Carter Company (provided that the execution and delivery of, and any obligations of OshKosh under any such documents must be fully conditional upon, or otherwise wholly subject to, the consummation of the closing of the merger), including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes and including a certificate of the chief financial officer of OshKosh with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Financing, legal opinions, surveys and title insurance.
      Pursuant to the Merger Agreement, The William Carter Company and its affiliates have agreed to perform all obligations required to be performed by them in accordance with and pursuant to the Financing Commitments and not to amend, terminate or waive any provisions under the Financing Commitments if the effect thereof would be reasonably likely to prevent or delay the consummation of the merger and the other transactions contemplated by the Merger Agreement.
      The commitments and undertakings of the banks under the Financing Commitments expire on the earliest of (i) September 30, 2005 (unless the closing date for the merger occurs on or prior thereto), (ii) the closing of the merger (without the use of the senior credit facility) and (iii) the acceptance by OshKosh or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of OshKosh and its subsidiaries other than as part of the merger and the related transactions. The commitments and undertakings of the banks under the Financing Commitments may be terminated by them if The William Carter Company fails to perform its obligations under the Financing Commitments.
      Senior Credit Facility. The availability of the senior credit facility will be subject to various conditions precedent, including:

•	since December 31, 2004, there not being any event, change, effect, development or occurrence that (i) is, or would reasonably be expected to be, material and adverse to the assets and liabilities, financial condition or business of OshKosh, (ii) would reasonably be expected to materially and adversely affect the ability of OshKosh to consummate the merger or would prevent OshKosh from performing, or materially delay the ability of OshKosh to perform, its obligations under the Merger Agreement or (iii) is or would reasonably be expected to materially and adversely affect the rights and remedies of the administrative agent or the lenders under the applicable loan documents;

•	since May 10, 2005, no new or additional information having been received or discovered by the lead arrangers regarding The William Carter Company and OshKosh or the merger and the related transactions that is inconsistent in a material and adverse manner with the written information that was made available to them prior to such time;

•	the merger and related transactions being completed substantially in accordance with the terms of the Merger Agreement and related agreements and in compliance with applicable law and regulatory approvals;

•	receipt of a certification as to the financial condition and solvency of The William Carter Company and its domestic subsidiaries taken as a whole (after giving effect to the merger and related transactions) from its chief financial officer;

•	delivery of a satisfactory legal opinion of The William Carter Company’s counsel;

•	receipt of satisfactory title insurance with respect to real property subject to mortgages;

•	insurance coverage satisfactory to the lenders;

•	receipt of all requisite material governmental and third-party consents and approvals with respect to the merger and related transactions and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on The William Carter Company or the merger and the related transactions;

•	receipt of unaudited consolidated financial statements of OshKosh for any interim quarterly periods that have ended since the most recent of such audited financial statements;

•	receipt of pro forma financial statements as to The William Carter Company giving effect to the merger and the related transactions;

•	receipt of forecasts prepared for The William Carter Company through the term of the senior credit facility;

•	receipt of evidence that (i) the pro forma earnings before interest, taxes, depreciation and amortization of The William Carter Company after giving effect to the merger and the related transactions for the most recent four quarterly periods for which financial statements are available is not less than $145 million and (ii) the ratio of pro forma debt to pro forma earnings before interest, taxes, depreciation and amortization of The William Carter Company after giving effect to the merger and related transactions for the most recent four quarter period for which financial statements are available is not greater than 3.5:1.0;

•	receipt of a debt rating with respect to the senior credit facility from Moody’s Investors Service Inc. and Standard & Poor’s;

•	payment of fees and expenses relating to the financing; and

•	there has not been any offering, placement or arrangement of any debt securities or bank financing by or on behalf of The William Carter Company or OshKosh prior to and during the syndication of the senior credit facility.
Vote Required for Approval of the Merger
      Under our charter, the vote of two-thirds of our class B common stock is required to approve the merger, and no class A stockholder approval is required. Douglas W. Hyde, our Chief Executive Officer and Chairman of the Board; William F. Wyman, our Senior Vice President — Global Licensing and one of our directors; and certain other members of their families, who collectively held 1,719,112 shares of our class B common stock, representing over 78% of the outstanding shares of our class B common stock as of the record date, have entered into a voting agreement with The William Carter Company in support of the merger.
Background of the Merger
      On June 8, 2004, Douglas W. Hyde, the Company’s Chairman and Chief Executive Officer, and David L. Omachinski, the Company’s President and Chief Operating Officer, had a meeting in New York City with Ross M. Jones and Bradley M. Bloom, each of whom is a director of Carter’s and Managing Director of Berkshire Partners, LLC. Affiliates of Berkshire Partners, LLC collectively are major stockholders of Carter’s. The meeting was initiated at the request of Mr. Jones. At the meeting, Mr. Jones asked whether Mr. Hyde would like to speak with Fred Rowan, the Chairman and Chief Executive Officer of Carter’s, about the possibility of Carter’s acquiring OshKosh. Mr. Hyde indicated that he would be interested in having such a meeting, which was subsequently scheduled for November 16, 2004.
      On or about October 1, 2004, Mr. Hyde, Mr. Omachinski and William F. Wyman, the Company’s Senior Vice President — Global Licensing and Mr. Hyde’s first cousin, decided to discuss the possibility of the Company exploring strategic alternatives, including a possible sale of the Company, with two investment banking firms, one of which was Goldman Sachs. Mr. Hyde, Mr. Omachinski and Mr. Wyman met with representatives of both investment banking firms between October 18, 2004 and November 3, 2004.
      On November 8, 2004, at a joint meeting of the compensation committee and nominating and corporate governance committee of our Board at which all directors except Paul Lowry were present, Mr. Hyde advised the directors about the meeting with Mr. Rowan scheduled for November 16, 2004. The directors then held a discussion regarding strategic alternatives available to OshKosh. Mr. Hyde, Mr. Omachinski and Mr. Wyman informed the other directors that Mr. Hyde, Mr. Omachinski and Mr. Wyman had contacted Goldman Sachs and another investment banking firm to discuss their ability to assist OshKosh in evaluating its strategic alternatives. Mr. Hyde, Mr. Omachinski and Mr. Wyman advised the other directors that the three believed that Goldman Sachs was the better choice. The other directors requested Mr. Hyde, Mr. Omachinski and Mr. Wyman to invite Goldman Sachs to make a presentation to our Board at its next meeting and to begin discussions with Goldman Sachs regarding the terms of a possible engagement.
      On November 16, 2004, Mr. Hyde, Mr. Omachinski, Mr. Jones, Mr. Bloom and Mr. Rowan had preliminary discussions with respect to the possibility of OshKosh being acquired by Carter’s and decided to have further discussions in 2005. At the November 16 meeting, Mr. Hyde indicated that the Company might consider being acquired by Carter’s sometime in the future.
      At a Board meeting held on December 7, 2004, representatives of Goldman Sachs made a presentation regarding strategic alternatives available to OshKosh, including maintaining the status quo, a recapitalization, the acquisition of strategic targets, a sale to a financial buyer and a sale to a strategic buyer. The Goldman Sachs representatives also discussed the financial aspects of a potential sale of OshKosh. Our Board discussed the various alternatives, and representatives of OshKosh management and Goldman Sachs each responded to questions. Our Board discussed the challenges and opportunities that OshKosh may face in the future, including the long and short term risks associated with remaining an independent company, and decided that it should continue examining the Company’s strategic alternatives, including a possible sale of the Company. After further discussion, our Board authorized OshKosh management to engage Goldman Sachs as the Company’s financial advisor, which the Company did later on December 7, and authorized management to cause Goldman Sachs to initiate a process of checking the market to determine the best transaction that could be achieved if our Board were to decide that a sale of the Company was advisable.
      Prior to, and following the December 7 meeting, Steven Duback, a director, the Company’s general counsel and corporate secretary and a partner in the law firm Quarles & Brady LLP, expressed concerns that he and his firm had about the process that might lead to a sale of the Company because, in his or their view, conflicts might arise relating to employees or the Hyde and Wyman families, including that a plaintiff could argue that Mr. Hyde had made up his mind to sell the Company and dominated the four other non-outside directors. To address these concerns, Mr. Duback and his firm recommended that our Board consider the possibility of forming a special committee of independent directors and/or subjecting any transaction to a voluntary vote of the holders of class A shares not held by Company insiders or members of the Hyde or Wyman families. Our Board discussed these concerns at its February 15, 2005 meeting, as further described below.
      In mid-December 2004, the Company retained Mayer, Brown, Rowe & Maw LLP (“Mayer Brown”) as the Company’s special counsel in connection with its examination of strategic alternatives, including a possible sale of the Company.
      On January 6, 2005, OshKosh management authorized Goldman Sachs to begin contacting potential purchasers of OshKosh. Starting in the middle of January 2005, Goldman Sachs began to do so. Goldman Sachs contacted the prospective purchasers, including Carter’s, that were considered most likely to have an interest in OshKosh and to be able to complete a transaction, and provided confidentiality agreements to prospective purchasers who expressed an interest in receiving confidential and other information for a due diligence investigation.
      On February 7, 2005, a news article indicated that OshKosh had retained Goldman Sachs to help the Company explore strategic alternatives, including a possible sale of the Company.
      At a meeting held on February 15, 2005, the Board discussed whether to continue exploring a possible sale of OshKosh and other strategic alternatives. The Board concluded that it should do so and asked OshKosh management to update its five-year financial plan for the Company, including various alternative business strategies. Representatives of Goldman Sachs then provided an update on the process of identifying the best offer if the Board decided to sell the Company and also discussed the various strategic alternatives available to OshKosh, including maintaining the status quo, a recapitalization, the acquisition of strategic targets, a sale to a financial buyer and a sale to a strategic buyer. The Board discussed these alternatives, and management and Goldman Sachs responded to questions. The Board also received information from representatives of Goldman Sachs about how dual classes of stock had been treated in other transactions and discussed with representatives of Mayer Brown whether there should be a distinction between the class A and class B stock in a sale transaction involving the Company.
      At the February 15 meeting our Board also discussed, and received advice from Mayer Brown about, the concerns about process raised by Mr. Duback. Our Board, with Mr. Duback concurring, unanimously concluded that a good way of dealing with those concerns was to change the composition of our Board so that a majority of its members would be independent of both the Company’s management and the Hyde and Wyman families. To implement this change, Mr. Omachinski and Mr. Lowry resigned from our Board, effective immediately. In connection with these resignations, our Board amended the Company’s by-laws to reduce the size of our Board from nine to seven members. Our Board also decided that, in light of the February 7, 2005 news article, the Company should announce, at the same time that it announced the change in the composition of our Board, that the Company had retained Goldman Sachs to assess the Company’s strategic alternatives, including a possible sale of the Company. These announcements were made on February 17, 2005.
      On February 25, 2005, OshKosh management sent a written update to our Board as to the ongoing progress of the strategic review and the status of the discussions with the five potential purchasers that had expressed a meaningful level of interest.
      During February 2005 and early March 2005, presentations were made by the management of OshKosh to each of the potential purchasers that had executed a confidentiality agreement. Each of the potential purchasers of OshKosh to whom management presentations were made was invited to submit preliminary indications of interest with respect to a possible acquisition of all of OshKosh’s outstanding stock.
      On March 9, 2005, OshKosh received preliminary indications of interest from three potential purchasers, which in each case provided for an all-cash purchase of all of OshKosh’s outstanding capital stock. Carter’s expressed interest in a range of $24.00 to $26.00 per share. A second bidder (the “Second Bidder”) expressed interest in a range of $25.00 to $27.00 per share. A third bidder expressed interest in a range of $16.97 to $19.51 per share, and shortly thereafter dropped out of the process.
      At a meeting held on March 16, 2005, our Board further discussed and evaluated strategic alternatives for OshKosh. At the request of our Board, OshKosh management had prepared and distributed an overview of a five-year financial plan, including various alternative business strategies. OshKosh management responded to questions from our Board, and our Board discussed the risks and opportunities associated with the five-year plan. Representatives of Goldman Sachs then provided our Board with an update on the status of the sale process, a review of the three preliminary indications of interest that the Company received on March 9, 2005 and financial aspects of other alternatives available to OshKosh. Goldman Sachs further reported that following the February 7, 2005 news article and February 17, 2005 press release, it had been contacted by 13 additional potential purchasers, bringing the total of prospective purchasers with whom it had been in contact as of March 16 to 26, and that Goldman Sachs informed those 13 additional potential purchasers that

OshKosh would be prepared to provide them with confidential and other information for a due diligence investigation regarding OshKosh and access to management once they expressed a credible indication of interest and executed a confidentiality agreement. In addition, representatives of Goldman Sachs reported that, other than parties who contacted Goldman Sachs since the February 7, 2005 news article, as of the date of the meeting Carter’s and the Second Bidder were the only potential purchasers remaining in the process. Our Board then discussed, among other things, various strategic alternatives and the key offer provisions included in the indications of interest, including, among other matters, price ranges. Representatives of Goldman Sachs and OshKosh management responded to questions from the directors. After further discussions, our Board determined, in light of the price ranges set forth in the preliminary indications of interest, to continue the process of reviewing strategic alternatives, including a possible sale of the Company.
      Beginning on March 21, 2005, OshKosh made due diligence materials available to Carter’s and the Second Bidder, and held in-depth management presentations with each of them. On March 24, 2005, OshKosh management sent our Board a written update as to the ongoing progress of the strategic review.
      Between early-March 2005 and early-April 2005, presentations were made by the management of OshKosh to each of the two additional potential purchasers that had expressed interest after the February 17, 2005 press release and had executed a confidentiality agreement. Although each of the two potential purchasers of OshKosh to whom management presentations were made was invited to submit preliminary indications of interest with respect to a possible acquisition of all of OshKosh’s outstanding stock, neither of them decided to do so.
      On April 15, 2005, the Second Bidder informed Goldman Sachs that the Second Bidder was no longer interested in acquiring the Company at a price level close to the $25.00 to $27.00 range at which the Second Bidder had previously expressed an interest.
      At a meeting held on April 15, 2005, representatives of Goldman Sachs provided our Board with an update on the status of the sale process, due diligence process and management meetings with each of the potential purchasers, and advised our Board that the Second Bidder had withdrawn its interest at a level close to the $25.00 to $27.00 range at which it had previously expressed an interest. Our Board also discussed with representatives of Mayer Brown the draft merger agreement to be provided to Carter’s, including the non-solicitation provision of that draft agreement and whether there would be any distinction drawn between the purchase price received for the Company’s class A and class B common stock. It was the sense of our Board that no such distinction should be drawn. Our Board also adopted the OshKosh B’Gosh Inc. Severance Plan, the substantive elements of which were already in place as a policy of the Company. In addition, our Board discussed whether to retain a financial advisor that would not receive a success fee in connection with any sale transaction to give our Board an opinion on the fairness of any such transaction, and then authorized management to retain such an advisor. Wells Fargo was retained in this capacity by the Company on April 28, 2005.
      On behalf of the Company, on April 18, 2005, Goldman Sachs sent to Carter’s a letter outlining the procedures for submitting a final bid for OshKosh by April 28, 2005 and provided Carter’s with an initial draft of the merger agreement with the request that Carter’s provide any comments it might have to the draft merger agreement by April 22, 2005.
      On April 22, 2005, the Second Bidder indicated that it was interested in having discussions with the Company regarding a possible joint venture under which the Second Bidder would take over the Company’s entire wholesale business and the procurement for the Company’s retail business. In the alternative, the Second Bidder indicated that it was willing to bid $23.00 per share for all of the Company’s outstanding stock (collectively, including both sentences of this paragraph, the “Alternative Proposal”).
      Also on April 22, 2005, Carter’s submitted its comments to the draft merger agreement. As part of those comments, Carter’s requested that certain members of the Hyde and Wyman families holding shares of OshKosh’s class B common stock enter into agreements with Carter’s to vote in favor of the transaction.
      On April 28, 2005, OshKosh received a written bid proposal from Carter’s of $25.00 for each outstanding share of OshKosh common stock. The bid was conditioned on members of the Hyde and Wyman families holding class B common stock entering into an agreement pursuant to which each of these persons would vote such shares in favor of the merger and against any competing transaction. The bid was also conditioned upon Carter’s ability to obtain the proceeds from its proposed debt financing.
      On May 2, 2005, a representative of the Second Bidder called Goldman Sachs and indicated that the Second Bidder was still interested in having discussions with the Company regarding the Alternative Proposal.
      At a meeting held on May 3, 2005, our Board received an update from representatives of Goldman Sachs as to the ongoing progress of the strategic review. By this date, Carter’s had expressed a possible willingness to increase its bid to $25.50 per share. Our Board was informed that members of the Hyde and Wyman families holding approximately 78% of the Company’s class B common stock had expressed a willingness to execute a voting agreement like the one requested by Carter’s provided that our Board retained the power to effectively terminate the merger agreement if the Company secured an offer better than the one made by Carter’s. Our Board discussed the price per share and conditions to closing being proposed by Carter’s, the execution risks relating to Carter’s proposal and the other material changes to the draft merger agreement that Carter’s requested. Representatives of Goldman Sachs also informed our Board about the Second Bidder’s desire to have discussions about the Alternative Proposal, but our Board concluded that it had no interest in the Alternative Proposal. After further discussions, our Board determined to continue negotiations with Carter’s and directed OshKosh’s management and advisors to seek to increase the price per share being offered by Carter’s and improve the proposed terms with respect to the merger agreement and debt commitments.
      Following the May 3 meeting, representatives of Goldman Sachs and Mayer Brown contacted representatives of Carter’s and its legal counsel to communicate the need for them to increase the price per share and to improve the proposed terms with respect to the merger agreement and debt commitments. These negotiations continued during that week, and by the end of that week, Carter’s proposed $26.00 per share and improved terms with respect to both the merger agreement and debt commitments.
      On May 3, 2005, after our Board meeting, the Second Bidder sent Goldman Sachs a letter confirming the proposed terms of the Alternative Proposal.
      On May 10, 2005, our Board convened to consider certain changes to the Company’s incentive stock plans and to consider whether to approve the transaction being proposed by Carter’s. Our Board and our Board’s compensation committee approved changes to the Company’s incentive stock plans to cover situations in which the Company was acquired and was the surviving corporation in a merger, but as a result the Company’s stock subject to an option ceases to be publicly traded. Representatives of Mayer Brown discussed with our Board the legal duties of directors in connection with the proposed merger and the proposed merger agreement, including the fact that the class A and class B common shares would be treated the same in the merger, as well as the proposed voting agreement. Representatives of Goldman Sachs and Mayer Brown further discussed the relative strength of Carter’s debt documents. Representatives of Goldman Sachs provided an update regarding the sale process and the negotiations that had taken place since our Board last met on May 3, 2005. Representatives of Goldman Sachs then reviewed and discussed, among other matters, the financial aspects of Carter’s proposal and summarized for our Board the full sale process, indicating that Goldman Sachs had contact with, or had otherwise received inquiries from, approximately 27 parties in connection with a possible sale of the Company, confidentiality agreements had been signed with ten potential purchasers, meetings had been held with seven potential purchasers, three preliminary bids had been received and one final bid had been submitted by Carter’s. Our Board also discussed the trading history of the Company’s class A common stock during 2005, and was advised that the closing price per share had been below $23.00 per share during 2005 prior to the February 7, 2005 news article, had increased to nearly $32.00 per share following that article and the Company’s February 17, 2005 announcement, had decreased to below $25.00 per share immediately prior to May 3, 2005 and then increased to over $28.00 per share following an article in the press on May 3, 2005 quoting Mr. Hyde as stating that the Company was close to an agreement for a sale transaction. Our Board was also advised that the average closing price per share during the one-month, three-month, six-month and 12-month prior periods to the February 7, 2005 news article was $20.33, $20.67, $20.46 and $21.57, respectively. Our Board discussed the fact that the proposed price of $26.00 per share was below the market price as of May 10 and also discussed information provided by

Goldman Sachs regarding the high probability that the market price reflected speculation about a sale transaction.
      Goldman Sachs then delivered to our Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 10, 2005, that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the $26.00 per share in cash to be received by the holders of OshKosh’s class A and class B common stock, taken in the aggregate, pursuant to the proposed merger agreement was fair from a financial point of view to such holders. Wells Fargo then presented to our Board a financial analysis of the proposed merger and delivered to our Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 10, 2005, that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration to be received by the holders of OshKosh’s common stock was fair to such holders from a financial point of view. The full text of the written opinions of Goldman Sachs and Wells Fargo, each of which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, are attached as Annex B and Annex C, respectively, to this Disclosure Statement. Our Board then unanimously approved the merger agreement, the voting agreement and the transactions contemplated by each agreement and unanimously resolved to recommend that OshKosh’s stockholders vote to adopt the merger agreement.
      The Merger Agreement was executed by OshKosh, The William Carter Company and Blue Merger Corp. and the voting agreement was executed by The William Carter Company and the stockholders party thereto, in each case, as of May 10, 2005, and after the close of trading on the NYSE and NASDAQ National Market (“NASDAQ”), OshKosh and Carter’s issued a joint press release announcing the transaction.
Recommendation of Our Board
      Our Board has unanimously determined that the Merger Agreement and the merger are advisable, fair to and in the best interests of our stockholders, and recommends that our class B common stockholders vote in favor of the Merger Agreement and the merger.
      The decision of our Board was based upon, among other things, the following factors:

•	the short and long term issues confronting the Company;

•	the potential advantages and disadvantages of remaining independent;

•	the merger terms offered by Carter’s;

•	the fact that the Carter’s offer was superior to others after a canvas of the market;

•	the fact that, although the $26.00 per share price offered by Carter’s was less than the market price on the date the Merger Agreement was signed, the $26.00 per share price represented a premium to the market price prior to a story in the press on February 7, 2005 reporting that the Company was exploring a possible sale;

•	the fairness opinions presented by Goldman Sachs and Wells Fargo; and

•	our Board’s ability to terminate the Merger Agreement by paying a termination fee if a superior proposal emerged prior to the Special Meeting.

Selected Historical Consolidated Financial Data of OshKosh
      The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from OshKosh’s consolidated financial statements filed with the Securities and Exchange Commission.

	Quarter Ended		Years Ended

	April 2,	April 3,	January 1,	January 3,	December 28,	December 29,	December 30,
	2005	2004	2005	2004	2002	2001	2000

	(Dollars in thousands, except per share data)
Financial Results
Net sales	$84,496	$79,507	$398,740	$417,272	$436,989	$463,069	$453,062
Net income (loss)	$(452)	$(1,196)	$13,819	$7,189	$32,045	$32,808	$32,217
Return on sales (%)	(.5)	(1.5)	3.5	1.7	7.3	7.1	7.1
Financial Condition
Working capital	$78,009	$68,543	$77,776	$70,586	$71,023	$75,423	$54,601
Total assets	$151,959	$141,960	$164,390	$152,525	$156,045	$161,340	$158,256
Long-term debt (including current portion)	—	—	—	—	—	$24,000	$44,000
Shareholders’ equity	$97,119	$85,509	$97,734	$87,765	$92,389	$73,700	$44,473
Data per common share
Net income (loss)
Basic — Class A	$(0.04)	$(0.10)	$1.21	$0.62	$2.65	$2.76	$2.68
Basic — Class B	$(0.04)	$(0.10)	$1.05	$0.54	$2.30	$2.40	$2.33
Diluted — Class A	$(0.04)	$(0.10)	$1.17	$0.60	$2.54	$2.61	$2.58
Diluted — Class B	$(0.04)	$(0.10)	$1.04	$0.54	$2.26	$2.33	$2.30
Cash dividends declared
Class A	$0.110	$0.110	$0.44	$0.36	$0.26	$0.22	$0.20
Class B	$0.095	$0.095	$0.38	$0.31	$0.225	$0.19	$0.17
Shareholders’ equity	$8.22	$7.28	$8.31	$7.55	$7.73	$6.03	$3.65
      If you would like more financial or other information about OshKosh, please see OshKosh’s most recent reports on Form 10-K and 10-Q, as well as OshKosh’s reports on Form 8-K since December 31, 2004. See “Where You Can Find More Information” on pages 51-52.
Certain Prospective Financial Information (Unaudited)
      During the course of merger negotiations, OshKosh shared certain projections about future financial performances prepared by its management with Carter’s and with OshKosh’s financial advisors. The projections were not prepared with consideration towards public disclosure or compliance with either the published guidelines of the Securities and Exchange Commission’s Item 10 of Regulation S-K regarding projections or forecasts or the American Institute of Certified Public Accountants Guide for Prospective Financial Statements. The projections were also not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent registered public accounting firms, nor did any independent registered public accounting firm perform any services with respect thereto. The projections are summarized in this document solely because parts of them were either shared with Carter’s in connection with evaluating the financial condition of OshKosh or shared with OshKosh’s financial advisors in making their analyses. The projections were based on numerous estimates and assumptions regarding market and economic growth, foreign currency translation, raw material and energy prices, ability to maintain and increase supply of products, capital expenditures and other significant contingent obligations, all of which are inherently subject to significant business, economic, political and competitive uncertainties, contingencies and risks that are difficult to quantify and many of which are beyond the control of OshKosh. Accordingly, there can be no assurances that the results suggested by the projections will be realized. If any of the estimates or assumptions used to prepare the projections prove to be inaccurate or are not realized, future results may vary from those set forth below, possibly by material amounts. The projections set forth below do not assume the impact from completing the merger. The inclusion of the projections should not be regarded as a reliable prediction of future events. OshKosh is under no obligation to and has no intention to update the projections at any future time.
Summary Prospective Financial Information (unaudited)
(in thousands, except per share amounts)
As of February 22, 2005:

	For the Fiscal Year

	2005	2006	2007	2008

Net Sales	$400,658	$433,182	$506,917	$601,811
Operating Income	16,987	25,448	36,182	50,811
Diluted Net Income Per Share	0.89	1.35	1.92	2.72
As of April 28, 2005:1

	For the Fiscal Year

	2005	2006	2007	2008	2009

Net Sales	$403,070	$426,762	$476,546	$557,743	$644,555
Operating Income	20,161	27,504	34,089	42,547	52,677
Diluted Net Income Per Share	1.09	1.47	1.83	2.29	2.83

[1]	The projections from February 22, 2005 were revised by OshKosh management as of April 28, 2005 for the purpose of evaluating what the future might hold based on the assumption that OshKosh stayed independent and made certain changes to its business model. These revised projections were not provided to Carter’s.
Opinion of Goldman, Sachs & Co.
      Goldman Sachs rendered its opinion to our Board that, as of May 10, 2005, and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share in cash to be received by the holders of the class A shares and class B shares, taken together in the aggregate, pursuant to the Merger Agreement is fair from a financial point of view to such holders.
      The full text of the written opinion of Goldman Sachs, dated May 10, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our Board in connection with its consideration of the transaction contemplated by the Merger Agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of OshKosh class B common stock should vote with respect to the transaction contemplated by the Merger Agreement.
      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of OshKosh and Carter’s for the five fiscal years ended January 1, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of OshKosh and Carter’s;

•	other communications from OshKosh and Carter’s to their respective stockholders; and

•	certain internal financial analyses and forecasts for OshKosh prepared by its management.

      Goldman Sachs also held discussions with members of the senior management of OshKosh regarding its assessment of the past and current business operations, financial conditions and future prospects of OshKosh. In addition, Goldman Sachs reviewed the reported price and trading activities for OshKosh’s class A common stock, compared certain financial and stock market information for OshKosh with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the children’s apparel industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of OshKosh or Carter’s or any of their respective subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of OshKosh to engage in the transaction contemplated by the Merger Agreement. Goldman Sachs is expressing no opinion with respect to the allocation of the consideration to be paid in the transaction contemplated by the Merger Agreement among the holders of class A common stock and class B common stock. In addition, Goldman Sachs’ advisory services and its opinion are provided for the information and assistance of our Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of class B common stock should vote with respect to the transaction contemplated by the Merger Agreement.
      The following is a summary of the material financial analyses delivered by Goldman Sachs to our Board of OshKosh in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 9, 2005, and is not necessarily indicative of current market conditions.
      Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for OshKosh’s class A common stock for the approximately 5-year period ended May 9, 2005. Goldman Sachs also considered market activity for OshKosh’s class A common stock on a daily basis beginning February 1, 2005, reviewing daily trading volumes, cumulative trading volumes, enterprise value as a multiple of the latest twelve months’ EBITDA and enterprise value as a multiple of 2005 EBITDA. Goldman Sachs calculated and compared these various financial multiples, ratios and percentages based on information it obtained from the most recent publicly available information. The 2005 EBITDA multiple for OshKosh was based on projections prepared by OshKosh management. In addition, Goldman Sachs considered the volumes of OshKosh’s class A common stock, as traded at various prices for various periods over the last five-year period, and looked at the number of days the class A common stock traded at particular prices during 2004 and 2005.
      In addition, Goldman Sachs analyzed the consideration to be received by holders of OshKosh’s class A and class B common stock pursuant to the Merger Agreement in relation to the latest twelve months’ high, low and average market prices of OshKosh’s publicly traded common stock. In order to obtain an accurate view of OshKosh’s recent market activity, Goldman Sachs focused its analyses on the stock price of the class A common stock as traded on February 4, 2005, the trading day immediately prior to news of the proposed merger became public (the “Undisturbed Date”). On February 7, 2005, the New York Post published an article which reported that OshKosh was considering a potential merger or similar transaction and subsequently, the stock price jumped 20.4%. This analysis indicated that the price per share to be paid to OshKosh’s stockholders pursuant to the Merger Agreement represented:

•	a premium of 27.1% as compared to the latest six months’ average market price prior to the Undisturbed Date;

•	a premium of 20.5% as compared to the latest twelve months’ average market price prior to the Undisturbed Date;

•	a premium of 13.3% as compared to the market price of $22.94 on the Undisturbed Date;

•	a discount of 11.5% as compared to the May 9, 2005 market price; and

•	a discount of 18.6% as compared to the high market price since the Undisturbed Date of $31.96 per share.
      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for OshKosh and Carter’s to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the children’s apparel industry:

•	Children’s Place
•	Polo Ralph Lauren
•	Talbots
•	Oxford
•	Gap
•	Ann Taylor Stores
•	Gymboree
•	Kellwood
      Although none of the selected companies is directly comparable to OshKosh or Carter’s, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of OshKosh and Carter’s.
      Goldman Sachs calculated and compared these various financial multiples, ratios and percentages based on information it obtained from the most recent publicly available information and Institutional Broker Estimate Survey estimates, and using the closing prices of the shares of OshKosh, Carter’s and the selected companies as of May 9, 2005. The multiples and ratios of OshKosh were based on information provided by its management. The multiples and ratios for Carter’s and each of the selected companies were based on the most recent publicly available information and Institutional Broker Estimate Survey estimates. With respect to OshKosh, Carter’s and the selected companies, Goldman Sachs calculated:

•	levered market capitalization as a multiple of latest twelve months’ earnings before interest, taxes and depreciation and amortization, or EBITDA;

•	levered market capitalization as a multiple of estimated 2005 earnings before interest, taxes and depreciation and amortization, or EBITDA; and

•	latest twelve months’ EBITDA margins.
      The results of these analyses are summarized as follows:

	Company, Carter’s and
	Selected Companies
							Company at
	Range		Median*		Company		Deal**		Carter’s

LTM EBITDA	5.3x-11.2	x	7.3	x	10.8	x	9.4	x	11.2x
2005E EBITDA	4.9x-11.7	x	7.4	x	11.7	x	10.2	x	10.4x
LTM EBITDA Margin	6.7%- 16.6%		13.5%		7.4%		NA		15.0%

*	Median calculations exclude OshKosh.

**	Company at Deal represents transaction at $26.00 per share.

      Goldman Sachs also calculated the selected companies’ estimated calendar years 2005 and 2006 price/earnings ratios to the results for OshKosh and Carter’s. The following table presents the results of this analysis:

	Company, Carter’s and
	Selected Companies
							Company at
Price/Earnings Ratio:	Range		Median*		Company		Deal**		Carter’s

2005E	8.2x-26.9	x	14.9	x	26.9	x	24.2	x	21.0x
2006E	9.9x-20.0	x	14.7	x	20.0	x	17.7	x	17.8x

*	Median calculations exclude OshKosh.

**	Company at Deal represents transaction at $26.00 per share.
      Goldman Sachs also considered sales growth in comparable stores for 2004 and 2003 based on publicly available information. The following table presents the results of this analysis:

Company, Carter’s and
Selected Companies	2004 Range Low/High	2003 Range Low/High

Company	(2.7)%-10.5%	(13.0)%-(2.1)%
Carter’s	0.0%-13.0%	(2.1)%-1.6%
Children’s Place	10.0%-18.0%	(13.0)%-14.0%
Ann Taylor	(4.0)%-11.9%	(6.5)%-15.5%
Gap	(3.0)%-7.0%	3.0%-12.0%
Gymboree	0.0%-6.0%	(3.0)%-4.0%
Polo Ralph Lauren	3.7%-12.6%	8.3%-10.1%
Talbots	0.0%-4.4%	(4.7)%-(1.7)%

      Analysis at Various Prices. Goldman Sachs performed certain analyses of the merger consideration, based on historical information and projections provided by management of OshKosh, at a per share price of $26.00. Goldman Sachs calculated for OshKosh the implied total equity consideration (on a diluted basis) and implied enterprise value, the ratio of enterprise value to sales, the ratio of enterprise value to EBITDA, the ratio of enterprise value to EBIT and the ratio of equity consideration (on a diluted basis) to net income. The following table presents the results of Goldman Sachs’ analysis (dollar amounts in millions, except for purchase price per share):

Purchase Price per Share		$26.00

Equity Consideration — diluted		$312.0
Enterprise Value		$281.0
Enterprise Value/ Sales
	FY 2004A $398.7	0.7	x
	LTM $403.7	0.7	x
	FY 2005E $403.1	0.7	x
Enterprise Value/ EBITDA
	FY 2004A $27.4	10.3	x
	LTM $28.9	9.4	x
	FY 2005E $27.7	10.2	x
Enterprise Value/ EBIT
	FY 2004A $20.3	13.8	x
	LTM $22.5	12.5	x
	FY 2005E $20.2	13.9	x
Equity Consideration (diluted)/ Net Income
	FY 2004A $12.7	24.6	x
	LTM $14.5	21.5	x
	FY 2005E $12.9	24.2	x
      Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow sensitivity analysis on OshKosh using OshKosh’s management projections as of April 28, 2005 that were prepared for the purpose of evaluating what the future might hold if OshKosh stayed independent and made certain changes to its business model. Due to the historical and expected volatility of OshKosh’s Lifestyle business, Goldman Sachs determined that discounting cash flow projections for the Lifestyle business (the “Lifestyle Discount Rate”) at a higher discount rate than the mature core business (the “Base Discount Rate”) would provide a more accurate discounted cash flow analysis. Goldman Sachs calculated illustrative prices per share of OshKosh’s common stock by calculating (a) the sum of (i) the illustrative net present value indications of unlevered free cash flows for OshKosh for the years 2005 through 2009 using Base Discount Rates ranging from 11.0% to 14.0% and Lifestyle Discount Rates ranging from 14.5% to 16.0% and (ii) the present value of the illustrative terminal value indications as of year-end 2009 based on perpetuity growth rates ranging from 1.5% to 3.0% using Base Discount Rates ranging from 11.0% to 14.0% and Lifestyle Discount Rates ranging from 14.5% to 16.0% less (iii) OshKosh’s net debt as of April 2, 2005 divided by (b) OshKosh’s total outstanding diluted shares. The following table presents the results of this analysis:

Illustrative per Share
Value Indications

OshKosh	$17.05 - $23.99
      Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the children’s apparel industry since June 2002:

•	Acquisition of Kasper ASL by Jones Apparel Group in December 2003;

•	Acquisition of Nautica Enterprises by VF Corporation in August 2003;

•	Acquisition of Viewpoint by Oxford in June 2003;

•	Acquisition of Garan Inc. by Berkshire Hathaway in September 2002;

•	Acquisition of Carter’s by Berkshire Partners in August 2002; and

•	Acquisition of Gerber Childrenswear by Kellwood in June 2002.
      For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of latest twelve months’ sales, enterprise value as a multiple of latest twelve months’ EBITDA, enterprise value as a multiple of latest twelve months’ EBIT, latest twelve months’ EBITDA margin and transaction price in relation to the shares price of the target one week and one month prior to the effective date of the selected transactions. The following table presents the results of this analysis:

	Selected Transactions

Enterprise Value as a Multiple of:	Range	Median	Mean

LTM Sales	0.5x-1.1x	0.8x	0.8x
LTM EBITDA	3.8x-7.2x	5.7x	5.6x
LTM EBIT	5.0x-11.1x	6.3x	7.2x
LTM EBITDA Margin (%)	12.0%-18.1%	14.2%	14.5%
1Wk. Premium (%)	0.7%-29.4%	6.2%	12.1%
1Mo. Premium (%)	(8.7)%-60.4%	9.6%	20.4%
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to OshKosh or Carter’s or the contemplated transaction.
      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our Board as to the fairness from a financial point of view of the $26.00 per share in cash to be received by the holders of the class A shares and class B shares, taken together in the aggregate, pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of OshKosh, Carter’s, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
      As described above, Goldman Sachs’ opinion to our Board was one of many factors taken into consideration by our Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to OshKosh in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the agreement. In addition, Goldman Sachs has provided certain investment banking services to OshKosh from time to time, including having acted as

OshKosh’s financial advisor in connection with the potential restructuring of OshKosh in June 2000. Goldman Sachs has also provided certain investment banking services to Carter’s from time to time, including having acted as lead manager in connection with the public offering of Carter’s 10.875% Senior Sub Notes due May 2011 in August 2001 (aggregate principal amount $175 million); participated as lead arranger in Carter’s bank loan in June 2003 (aggregate principal amount of our potion of loan $123 million); acted as lead manager in connection with the public offering of 6,250,000 shares of Carter’s common stock in October 2003; and acted as lead manager in connection with the secondary public offering of 7,554,311 shares of Carter’s common stock in September 2004. Goldman Sachs also may provide investment banking services to OshKosh and Carter’s in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.
      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to OshKosh, Carter’s and their respective affiliates, may actively trade the debt and equity securities of (or related derivative securities) of OshKosh and Carter’s for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      Our Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the Merger Agreement. Pursuant to a letter agreement, entered into on December 7, 2004, OshKosh engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the Merger Agreement. Pursuant to the terms of this engagement letter, OshKosh has agreed to pay Goldman Sachs a transaction fee of $3,060,000, all of which is payable upon consummation of the transaction contemplated by the Merger Agreement. In addition, OshKosh has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Wells Fargo Securities, LLC
      Our Board retained Wells Fargo to act as our financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with the merger.
      On May 10, 2005, Wells Fargo delivered its written opinion to our Board to the effect that, as of the date of the written opinion, and based upon and subject to the assumptions made, matters considered and limitations on the scope of review set forth in the written opinion, the consideration to be received by our stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.
      You should consider the following when reading the discussion of the opinion of Wells Fargo in this document:

•	We urge you to read the full text of the written opinion of Wells Fargo, attached hereto as Annex C, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Wells Fargo in delivering its opinion. The description of the Wells Fargo opinion included in this document is only a summary and is qualified in its entirety by reference to the full text of the written opinion and is not a substitute for the written opinion.

•	The Wells Fargo opinion was provided for the information of our Board in connection with its evaluation of the proposed merger and is not intended to be and does not constitute a recommendation to any of our stockholders as to how they should vote, or take any other action, with respect to the proposed merger.

•	The Wells Fargo opinion did not address the relative merits of the proposed merger and the other business strategies that our Board has considered or may be considering, nor did it address the decision of our Board to proceed with the proposed merger.

•	The Wells Fargo opinion was necessarily based upon market, economic and other conditions as in effect on, and information made available to Wells Fargo as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Wells Fargo opinion and that Wells Fargo disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Wells Fargo’s attention after the date of its opinion.

•	The Wells Fargo opinion was limited to the fairness, from a financial point of view and as of the date thereof, of the consideration to be received by our stockholders in connection with the proposed merger.
      In connection with the preparation of its fairness opinion, Wells Fargo, among other things:

•	reviewed certain publicly available financial statements and other business and financial information relating to the Company that it deemed relevant;

•	reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward-looking information concerning the Company;

•	conducted discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;

•	reviewed the financial terms and conditions set forth in the Merger Agreement;

•	reviewed the stock price and trading history of the Company’s class A common stock;

•	compared the financial performance of the Company and the prices and trading activity of the Company’s class A common stock with that of certain other comparable publicly traded companies;

•	compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

•	prepared a discounted cash flow analysis of the Company; and

•	made such other studies and inquiries, and reviewed such other data, as it deemed relevant.
      In its review and analysis, and in arriving at its opinion, Wells Fargo assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by the management of the Company, or publicly available, and has neither attempted to verify, nor assumed responsibility for verifying, any of such information. Wells Fargo relied upon the assurances of our management that it was not aware of any facts that would make such information inaccurate or misleading. Furthermore, Wells Fargo did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of the Company, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections, and the assumptions and bases therefor, for the Company that Wells Fargo reviewed, Wells Fargo assumed that such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best available estimates and judgments of our management as to the future financial condition and performance of the Company, and that such forecasts and projections will be realized in the amounts and in the time periods estimated as of the date of the opinion.
      Wells Fargo also assumed that the proposed merger will be completed upon the terms set forth in the Merger Agreement without material alteration and that the historical financial statements of the Company reviewed by Wells Fargo were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

      Wells Fargo expressed no opinion as to the value of any employee agreement or other arrangement entered into in connection with the proposed merger or any tax or other consequences that might result from the proposed merger.
      Furthermore, the Wells Fargo opinion did not address any legal, tax or accounting matters, as to which Wells Fargo understands that the Company obtained such advice as it deemed necessary from qualified professionals.
      The following is a summary of certain material financial and comparative analyses performed by Wells Fargo in connection with rendering its opinion to our Board on May 10, 2005.
      Comparable Public Companies Analysis. Using publicly available Wall Street research, Wells Fargo analyzed, among other things, the total enterprise value, which Wells Fargo defined as market value plus debt less cash as of the latest Company filing, as a multiple of revenue and as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, and the ratio of price to earnings for the following companies that Wells Fargo believed to be reasonably comparable to the Company:

•	Gap
•	Polo Ralph Lauren
•	Ann Taylor Stores
•	Talbots
•	Children’s Place
•	Guess?
•	Oxford
•	Gymboree
•	Kellwood
•	Carter’s
      As set forth below, this analysis indicated the maximum, minimum, median and mean of multiples for the last twelve months (“LTM”) and as projected for calendar years 2005 and 2006, and compared these multiples to those for the Company for the same periods, which multiples were calculated based on management projections.

	LTM						2005E						2006E

	Revenue		EBITDA		P/E		Revenue		EBITDA		P/E		Revenue		EBITDA		P/E

Maximum	1.7	x	11.1	x	29.1	x	1.6	x	10.1	x	26.3	x	1.4	x	9.1	x	17.9x
Minimum	0.4	x	4.6	x	10.2	x	0.4	x	4.7	x	10.6	x	0.3	x	4.2	x	9.4x
Median	0.9	x	7.4	x	17.6	x	0.7	x	6.5	x	16.2	x	0.7	x	6.1	x	14.2x
Mean	0.9	x	7.4	x	19.6	x	0.8	x	6.8	x	17.5	x	0.7	x	6.0	x	14.5x
OshKosh	0.7	x	9.4	x	21.1	x	0.7	x	10.3	x	23.9	x	0.7	x	8.1	x	17.7x
      Wells Fargo also obtained historical and projected financial data for the comparable companies listed above, and compared the maximum, minimum, median and mean EBITDA margins for the last twelve months and calendar years 2005 and 2006 against projections provided by our management. A summary of these percentages is set forth below:

	EBITDA Margin

	LTM	2005E	2006E

Maximum	16.7%	16.6%	17.0%
Minimum	6.7%	7.1%	7.7%
Median	11.5%	11.2%	11.2%
Mean	11.8%	11.6%	12.0%
OshKosh	7.4%	6.7%	8.2%
      Comparable Precedent Transactions Analysis. Using publicly available Wall Street research, Wells Fargo reviewed and analyzed, among other things, the total enterprise values and implied transaction multiples in the following selected transactions that Wells Fargo believed to be reasonably comparable to the proposed merger:

Acquired Company	Acquirer	Date Publicly Announced

Kasper ASL Ltd.	Jones Apparel Group Inc.	August 7, 2003
Nautica Enterprises, Inc.	VF Corp.	July 7, 2003
Viewpoint International, Inc.	Oxford Industries Inc.	April 27, 2003
Salant Corporation	Perry Ellis International Inc.	February 4, 2003
Garan Incorporated	Berkshire Hathaway Inc.	July 2, 2002
Gerber Childrenswear Inc.	Kellwood Co.	May 15, 2002
The William Carter Company	Berkshire Partners LLC	July 16, 2001
Donna Karan International	LVMH Moet Hennessy Louis Vuitton	December 18, 2000
      Wells Fargo reviewed the implied enterprise value at the announcement of the transaction in each of the selected transactions as a multiple of LTM revenue and LTM EBITDA. This analysis yielded a range of LTM revenue multiples of 0.30x to 0.93x, with a mean of 0.63x (as compared the Company at 0.70x), and a range of LTM EBITDA multiples of 3.52x to 7.46x, with a mean of 5.13x (as compared to the Company at 9.40x).
      Additionally, Wells Fargo reviewed the acquisition premiums paid in cash merger and acquisition transactions from 2002 to 2005 with values between $100 million and $500 million, calculating the premiums paid to the target company’s stock price one day and one month prior to the date the transaction was announced. Based on transactions conducted during 2005, this analysis resulted in a range of 10.0% to 87.2%, with a mean of 29.7%, for premiums paid with respect to the stock price one month prior to the announcement of the transaction. Based on the Company’s average trading price one month prior to the public announcement of the proposed merger in the New York Post, the consideration to be received by our stockholders in connection with the merger equals a premium of 28.0%.
      Discounted Cash Flow Analysis — EBITDA Methodology. Using projections as of April 28, 2005 that were prepared by our management for the purpose of evaluating what the future might hold if the Company stayed independent and made certain changes to its business model, Wells Fargo performed a discounted cash flow analysis on the net cash flows of the Company for calendar years 2005 through 2009. Wells Fargo first discounted the net cash flows through calendar year 2009 using discount rates ranging from 12.0% to 15.0%. Wells Fargo then added the present value of these net cash flows to the terminal enterprise value of the Company in calendar year 2009, discounted back to present at the same discount rates. Wells Fargo computed the terminal enterprise value of the Company in calendar year 2009 under an EBITDA methodology, whereby projected terminal enterprise value for calendar year 2009 was multiplied by EBITDA multiples ranging from 5.0x to 7.0x. Based on a discount rate of 13.5%, this analysis indicated a per share equity valuation range for the Company of $24.06 to $30.22.
      Discounted Cash Flow Analysis — Perpetuity Growth Rate Methodology. Wells Fargo also performed an analysis similar to the discounted cash flow analysis described above by computing the terminal enterprise value of the Company in 2009 under a perpetuity growth rate methodology, whereby projected terminal enterprise value for calendar year 2009 was multiplied by perpetual growth rates ranging from 2.00% to 3.00%. Based on a discount rate of 13.5%, this analysis indicated a per share equity valuation range for the Company of $15.86 to $16.72.
      Other Factors. No company, business or transaction compared in any of the above analyses is identical to the Company or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Rather, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition and other values of comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared. In addition, various analyses performed by Wells Fargo incorporate projections prepared by Wall Street analysts using only publicly available information. These projections may or may not prove to be accurate.
      While this summary describes the analyses and factors that Wells Fargo deemed material in its presentation to our Board, it is not a comprehensive description of all analyses and factors considered by Wells Fargo. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Wells Fargo did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wells Fargo believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion.
      We retained Wells Fargo pursuant to a letter agreement dated April 28, 2005. Wells Fargo agreed not to receive a success fee, but rather to receive an aggregate fee of $400,000 for services as our financial advisor in connection with the transaction, regardless of whether it found the merger to be fair. In addition, we have agreed to reimburse Wells Fargo for a portion of its expenses, including attorneys’ fees and travel expenses, and to indemnify Wells Fargo for certain liabilities that may arise out of its engagement. In the ordinary course of business, Wells Fargo may trade in the Company’s securities for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in the Company’s securities.
      Wells Fargo HSBC Trade Bank N.A., an affiliate of Wells Fargo, is a participant in OshKosh’s credit agreement, dated November 1, 2002, as amended on October 30, 2003 and further amended on October 28, 2004. Wells Fargo Funds Management, LLC, another affiliate of Wells Fargo, is an investment manager for a portion of the assets of the Oshkosh B’Gosh, Inc. Pension Plan, as amended, effective January 1, 2005.
      Wells Fargo was retained based on its reputation as a nationally recognized investment banking firm and based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. As part of its investment banking business, Wells Fargo had been frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In connection with the above-described banking and advisory services, Wells Fargo has received, and may receive in the future, compensation.
Interests of our Directors and Executive Officers in the Merger
      When considering the recommendation of our Board you should be aware that our directors and certain of our other officers may have interests in the merger that are different from or in addition to the interests of our other stockholders. Such additional interests are described below. Our Board was aware of and considered these interests in approving the proposed merger and adopting the Merger Agreement.
      Stock Option Treatment. In connection with the merger, on May 10, 2005, our Board amended the OshKosh B’Gosh, Inc. 1994 Incentive Stock Plan, the OshKosh B’Gosh, Inc. 1995 Outside Directors Stock Option Plan and the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan (collectively, the “Plans”) because the Plans did not provide rules for the treatment of stock options in the event of a merger in which OshKosh B’Gosh is acquired but is the surviving corporation. As a result, the Plans were amended to permit our Board’s compensation committee, with the approval of our Board, to adjust outstanding stock options in the event of a merger in which OshKosh is the surviving corporation, but as a result of which OshKosh stock subject to the options ceases to be publicly traded, to reflect the merger transaction appropriately.
      Pursuant to the amendments, the compensation committee, with the approval of our Board, directed that immediately prior to the effective time of the merger, each outstanding option will be cancelled in exchange for the payment to each optionholder of an amount of cash per share (less normal withholding taxes) equal to the excess of the value of the property (including cash) received by the holder of a share of OshKosh stock as the result of the merger over the exercise price of the option.

      Immediately prior to the merger, therefore, each outstanding option for our common stock will be cancelled and exchanged for a cash payment equal to the difference between $26.00 and the exercise price of such option. This is the treatment Carter’s had requested.
      Based on the number and exercise prices of options held on the record date by our directors and executive officers as set forth in the following table, our directors and executive officers will receive the following amounts (before any applicable state and federal withholding taxes), upon exercise of their respective options, if the merger is completed.

	Number of	Option Shares Weighted	Option Payment
	Option Shares	Average Exercise Price	Amount

Executive Officers
Paul S. Christensen	17,250	$21.12	$84,143
Jon C. Dellantonia	26,000	$19.14	$178,335
Juan C. Fernandez	23,900	$20.34	$135,301
Michael L. Heider	25,400	$19.54	$164,064
Douglas W. Hyde	180,000	$19.50	$1,169,211
Richard F. Kaplan	12,250	$21.53	$54,777
Paul A. Lowry	44,500	$20.29	$253,964
James J. Martin	27,500	$21.21	$131,593
David L. Omachinski	101,400	$19.77	$631,993
Kristin L. Rehberg	6,000	$22.60	$20,415
Clifford J. Thompson	33,550	$20.18	$195,095
William F. Wyman	56,000	$19.36	$372,071
Directors
Shirley A. Dawe	17,600	$21.69	$75,780
Steven R. Duback	29,600	$20.94	$149,842
Tamara L. Heim	12,000	$23.97	$24,330
Robert C. Siegel	12,000	$23.97	$24,330
Phoebe A. Wood	12,000	$23.97	$24,330
      Change in Control Agreements. On April 15, 2005, our Board approved the OshKosh B’Gosh Inc. Severance Plan (the substantive elements of which were already in place as a policy of the Company) (the “Severance Plan”), which became effective immediately. The Severance Plan provides severance benefits for all permanent employees, other than OshKosh’s chief executive officer, who are not subject to a collective bargaining agreement or an individual employment contract, that leave the employment of OshKosh under several circumstances, including a “change in control” (as defined in the Severance Plan) of OshKosh.
      Directors and Executive Officers Indemnification and Insurance. From the effective time of the merger through the sixth anniversary thereof, The William Carter Company will, and will cause the surviving corporation to, indemnify, and advance expenses to, any of our current and former directors and executive officers who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, claim, litigation, suit or proceeding, by reason of his serving as a director and/or an executive officer of OshKosh, or another entity affiliated with us, against all expenses, fees, costs and charges (including reasonable attorneys’ fees and disbursements) in connection with any action that pertains to a matter existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted under applicable law.
      In addition, the certificate of incorporation and by-laws of the surviving corporation will contain, and The William Carter Company will cause the surviving corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are at least as favorable to our directors and executive officers as those set forth in our certificate of incorporation and by-laws as of the date of the Merger Agreement, which provisions shall not be adversely amended, repealed or otherwise modified for a period of six years from the effective time of the merger.
      For a period of six years after the effective time of the merger, The William Carter Company will cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by us (or comparable policies with terms and conditions no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the effective time of the merger. The surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 300% of the amount of annual premiums paid by us for such insurance as of the date of the Merger Agreement. If the premiums for such insurance coverage at any time exceed the 300% cap, then the surviving corporation will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the 300% cap. The William Carter Company may satisfy its obligations to provide such insurance by obtaining “tail” insurance policies at the effective time of the merger that provide substantially similar coverage.
Market Price and Dividend Data
      Our class A common stock trades on the over-the-counter market and is quoted on NASDAQ under the symbol “GOSHA.” On May 9, 2005, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $29.37 per share. On May 31, 2005, the last full trading day prior to the record date of this Disclosure Statement, our common stock closed at $25.88 per share. The average daily closing price of our common stock over the last 30 trading days ended May 31, 2005 was $26.45.
      We declared and paid a quarterly cash dividend of $0.11 per share on our class A common stock and $0.095 per share on our class B common stock to the stockholders of record on May 17, 2005, and we declared and paid a quarterly cash dividend of $0.11 per share on our class A common stock and $0.095 per share on our class B common stock to the stockholders of record on February 16, 2005. Pursuant to the Merger Agreement, we are allowed to pay regular quarterly cash dividends on our common stock at a rate not in excess of the regular quarterly cash dividend most recently declared by us prior to the date of the Merger Agreement.
      The following table sets forth, for the periods indicated, the range of high and low closing sales prices per share for OshKosh class A common stock, which is quoted on NASDAQ, as well as information concerning quarterly cash dividends paid on those shares. The sales prices are as reported in published financial sources.

	Shares of OshKosh Class A
	Common Stock

	High	Low	Dividends

2003
First Quarter	$28.90	$22.65	$0.07
Second Quarter	30.38	23.95	0.07
Third Quarter	27.00	23.81	0.11
Fourth Quarter	27.97	20.45	0.11
2004
First Quarter	$23.55	$20.89	$0.11
Second Quarter	25.28	20.45	0.11
Third Quarter	24.25	18.53	0.11
Fourth Quarter	22.85	17.08	0.11
2005
First Quarter	$31.96	$18.78	$0.11
Material United States Federal Income Tax Consequences of the Merger
      The following discussion is a summary of the material United States federal income tax consequences of the merger to OshKosh common stockholders, and is not intended to be a complete discussion of all potential tax effects that might be relevant to the merger. This summary is limited to stockholders who hold their shares of OshKosh common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon the provisions of the Code, applicable United States Treasury Regulations, judicial authority and administrative rulings and practice currently in effect, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular OshKosh stockholder in light of that stockholder’s particular circumstances, or to stockholders subject to special treatment under the United States federal income tax laws including, but not limited to, tax-exempt organizations, insurance companies, financial institutions or broker dealers, traders that elect to mark-to-market, stockholders that hold Oshkosh common stock as part of a hedge, straddle or conversion transaction, or stockholders who acquired their Oshkosh common stock pursuant to the exercise of options or similar securities or otherwise as compensation. In the case of an Oshkosh common stockholder that is a partnership, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our common stock are encouraged to consult their tax advisors. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to OshKosh stockholders.
NOTICE PURSUANT TO IRS CIRCULAR 230
THIS DISCUSSION IS NOT INTENDED OR WRITTEN BY OSHKOSH OR ITS COUNSEL TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED UNDER U.S. TAX LAWS. THIS DISCUSSION IS PROVIDED IN CONNECTION WITH THE MERGER AND THE EXERCISE OF ANY OF YOUR RIGHTS WITH RESPECT TO THE MERGER. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
      Consequences of the Merger to U.S. Holders. A “U.S. holder” means a citizen or resident of the United States; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in the United States or under laws of the United States or any political subdivision thereof; an estate, the income of which is subject to federal income tax regardless of its source; or a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or (ii) that has a valid election to be treated as a U.S. person.
      The receipt of cash in exchange for shares of our common stock in the merger or pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes. An OshKosh stockholder will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the shares of OshKosh common stock and that stockholder’s adjusted tax basis in such shares. The capital gain or loss generally will be long-term if the stockholder will have held the shares for more than twelve months at the time of the merger. Gain or loss will be calculated separately for each block of shares of common stock, with a “block” consisting of shares acquired at the same cost in a single transaction. Individuals who recognize long-term capital gain are generally subject to a maximum United States federal income tax rate of 15% on such gain. In the case of an individual recognizing capital gain on a block of Oshkosh common stock held for one year or less at the time of the merger, such capital gain generally will be subject to United States federal income tax at ordinary income tax rates. Certain limitations apply to the deductibility of capital losses.
      Consequences of the Merger to Non-U.S. Holders. A “non-U.S. holder” is a person or entity that is not a “U.S. holder” or a partnership for U.S. tax purposes. In the case of an Oshkosh common stockholder that is a partnership, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership.
      A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of OshKosh common stock in the merger unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and specific other conditions are met; or

•	the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder, subject to an applicable treaty providing otherwise.
      An individual who is present in the United States for 183 days or more in the taxable year in which the OshKosh common stock is disposed of in the merger is encouraged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the merger.

      Backup Tax Withholding. Certain OshKosh stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for OshKosh shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct Social Security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations are generally exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. In order for a foreign individual to qualify as an exempt recipient, he or she must submit a signed statement (such as a Certificate of Foreign Status on IRS Form W-8 BEN) attesting to his or her exempt status. Any amounts withheld under the backup withholding tax rules from a payment to a stockholder will be allowed as a refund or credit against the stockholder’s United States federal income tax liability, provided that the required procedures are followed.
      This federal income tax discussion is included for general information only and is based upon present law. Our stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.
Litigation Related to the Merger
      On May 12, 2005, a complaint was filed in the Circuit Court for Winnebago County, Wisconsin, Civil Division, against OshKosh and each of its directors. The complaint purports to be a class action on behalf of holders of OshKosh class A common stock arising from certain alleged actions by OshKosh and its directors in connection with the proposed merger of OshKosh with Carter’s. The complaint alleges that each of the defendants violated applicable law by directly breaching and/or aiding and abetting the other defendants’ breaches of fiduciary duties of loyalty, due care, candor, good faith and fair dealing in pursuing the proposed merger with Carter’s. The complaint seeks equitable relief in the form of a temporary restraining order enjoining the consummation of the merger and, in the event a merger is consummated, rescinding it and setting it aside or awarding rescissory damages to the class. The complaint also seeks attorneys’ and experts’ fees.
THE MERGER AGREEMENT
      The following is a summary of the material terms of the Merger Agreement. It is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this document as Annex A and is incorporated into this document by reference. The Merger Agreement has been included in this document to provide you with information regarding its terms. It is not intended to provide any other factual information about us. That information can be found elsewhere in this document and in the other public filings we make with the Securities and Exchange Commission. See the “Where You Can Find More Information” section of this document for more details. You should read the Merger Agreement carefully because it, and not this document, is the legal document that governs the terms of the merger.
Structure of the Merger
      At the effective time of the merger, Blue Merger Corp., a newly formed, nominally capitalized Delaware corporation that is wholly-owned by The William Carter Company, will merge with and into OshKosh. OshKosh will be the surviving corporation in the merger and will become a wholly-owned subsidiary of The William Carter Company.
      The certificate of incorporation of OshKosh, as in effect immediately prior to the effective time of the merger, will be the surviving corporation’s certificate of incorporation until duly amended. The by-laws of Blue Merger Corp. will be the surviving corporation’s by-laws until duly amended. The directors and officers of Blue Merger Corp. will be the directors and officers of the surviving corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective
      The William Carter Company and OshKosh will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date of the merger will be the second business day following the satisfaction or waiver of the conditions to the merger as described in the Merger Agreement (for conditions that, by their nature, are to be satisfied at the closing, subject to the satisfaction or waiver of those conditions at such time) or at such other time as The William Carter Company and OshKosh may agree in writing. The merger will become effective at the time when the certificate of merger is duly filed or such other time as agreed upon by the parties and set forth in the certificate of merger. That time is referred to as the “effective time of the merger.”
Merger Consideration
      At the effective time of the merger:

•	the following shares, if any, of our class A and class B common stock will be automatically cancelled, and no consideration will be paid in exchange for such shares:

•	treasury shares held by us;

•	shares owned by any of our subsidiaries; and

•	shares owned by The William Carter Company and Blue Merger Corp.;

•	shares of our class A and class B common stock issued and outstanding immediately prior to the effective time of the merger (other than the cancelled shares as described above and shares held by our stockholders who perfect and exercise their appraisal rights) will be converted into the right to receive $26.00 per share in cash, without interest. After the conversion, all such shares will no longer be outstanding and will be cancelled and retired, and you (unless you have perfected and exercised your appraisal rights) will cease to have any rights with respect to such shares except the right to receive $26.00 per share in cash, without interest, upon surrender of your stock certificates. If, prior to the effective time of the merger, there is any payment of stock dividend, stock split or like transactions affecting our common stock, the amount of merger consideration will be adjusted appropriately. The William Carter Company and the surviving corporation will have the right to deduct and withhold from the merger consideration such amounts as it is required to deduct or withhold under federal, state or local tax law; and

•	each share of issued and outstanding capital stock of Blue Merger Corp. will be converted into one fully paid and nonassessable share of class B common stock of the surviving corporation.
Effect on Our Restricted Shares and Stock Options
      Immediately prior to the effective time of the merger, each outstanding restricted share granted under our stock plans (i.e., the 1994 Incentive Stock Plan, the 1995 Outside Director’s Stock Option Plan and the 2004 Incentive Stock Plan) will immediately vest, and the holders of such shares will be entitled to receive the same amount of merger consideration as our common stock, less any withholding taxes.
      Immediately prior to the effective time of the merger, each outstanding option to purchase our common stock (whether vested or unvested) granted under our stock plans will be cancelled. In return, The William Carter Company shall pay or cause to be paid within five days following the effective time of the merger to each option holder, who has executed a letter in form satisfactory to The William Carter Company acknowledging the termination and full satisfaction of such options, an amount (less any withholding taxes) in cash equal to the product of (1) the difference (but not less than zero) between (x) $26.00 and (y) the exercise price of such options and (2) the number of shares of our common stock subject to such outstanding options, less any withholding taxes.

Exchange of Shares for Cash; Procedures for Submitting Certificates
      Your right to receive the merger consideration will occur automatically at the effective time of the merger unless you perfect and exercise your appraisal rights. As soon as reasonably practicable after the effective time of the merger, a paying agent selected by The William Carter Company and who is reasonably satisfactory to us will mail to each record holder of a stock certificate or certificates representing outstanding shares of our common stock immediately prior to the effective time of the merger (1) a letter of transmittal and (2) instructions for use in effecting the surrender of such stock certificates in exchange for cash. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the stock certificates representing shares of our common stock will pass, only upon actual delivery of the certificates to the paying agent.
      Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent, on behalf of The William Carter Company, $26.00 in cash, without interest, for each share represented by the stock certificate, and the certificate surrendered will be cancelled. The cash paid to you upon conversion of your shares of our common stock will be deemed to have been paid in full satisfaction of all rights relating to such shares.
      If a transfer of shares of our common stock is not registered in our transfer records, the merger consideration for such shares may be paid to a person other than the record holder of the surrendered certificate if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment either:

•	pays to the paying agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate; or

•	establishes to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.
      If your stock certificate has been lost, stolen or destroyed, the surviving corporation will pay or cause to be paid to you the applicable merger consideration for the shares represented by that certificate if:

•	you provide an affidavit certifying that such certificate has been lost, stolen or destroyed; and

•	if requested by the surviving corporation in its discretion, you post a bond in customary amount and make a reasonable undertaking to indemnify The William Carter Company and the surviving corporation against any claim that may be made against them with respect to the certificate alleged to have been lost, stolen or destroyed.
      Six months after the effective time of the merger, the paying agent will deliver to the surviving corporation any portion of the merger consideration that remains undistributed to our former stockholders. After the expiration of the six-month period, each holder of a certificate representing shares of our common stock may look only to the surviving corporation for payment of his or her claim for merger consideration. However, none of The William Carter Company, Blue Merger Corp., us, the surviving corporation or the paying agent will be liable to any person for any portion of the merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable law.
Conditions to the Merger
      Conditions to Each Party’s Obligation to Effect the Merger. The obligations of The William Carter Company and us to complete the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions at or prior to the effective time of the merger:

•	approval and adoption of the Merger Agreement and the merger by the holders of at least two-thirds of the outstanding shares of our class B common stock;

•	the expiration or early termination of the waiting period under the HSR Act and the receipt or making of any consents, approvals and filings under any foreign competition law that are necessary for completing the merger; and

•	the absence of any statute, rule, regulation, executive order, decree, ruling or injunction enacted, entered, promulgated, issued or enforced by any court or governmental entity that would prohibit, restrain, enjoin, preclude or restrict the consummation of the merger.
      Our obligations to complete the merger are also subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions at or prior to the effective time of the merger:

•	each of the representations and warranties made by The William Carter Company and Blue Merger Corp. in the Merger Agreement, disregarding all qualifications and exceptions relating to materiality, must be true and correct as of the date of the Merger Agreement and as of the closing date of the merger as if made on the closing date or, if those representations and warranties expressly relate to a specified date, then as of such specified date, except in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect with respect to The William Carter Company;

•	each of The William Carter Company and Blue Merger Corp. must have performed or complied with in all material aspects (or in all respects with respect to any obligation, agreement or covenant qualified by materiality) all obligations, agreements and covenants contained in the Merger Agreement to be performed or complied with by it prior to or on the closing date of the merger; and

•	we must have received a certificate from The William Carter Company, dated as of the closing date, signed by an executive officer of The William Carter Company to evidence satisfaction of the above two conditions.
      The obligations of The William Carter Company and Blue Merger Corp. to consummate the merger are also subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions at or prior to the effective time of the merger:

•	(1) the representations and warranties made by us in the Merger Agreement relating to capital structure and indebtedness, disregarding all qualifications and exceptions relating to materiality, must be true and correct as of the date of the Merger Agreement and as of the closing date of the merger as if made on the closing date or, if those representations and warranties expressly relate to a specified date, then as of such specified date, except in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in amounts attributable to or payable by The William Carter Company, Blue Merger Corp., the surviving corporation or any of their subsidiaries in excess of $1,000,000; and (2) all other representations and warranties made by us in the Merger Agreement, disregarding all qualifications and exceptions relating to materiality, must be true and correct as of the date of the Merger Agreement and as of the closing date of the merger as if made on the closing date or, if those representations and warranties expressly relate to a specified date, then as of such specified date, except in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a materially adverse effect with respect to us;

•	we must have performed or complied with in all material aspects (or in all respects with respect to any obligation, agreement or covenant qualified by materiality) all obligations, agreements and covenants contained in the Merger Agreement to be performed or complied with by us prior to or on the closing date of the merger;

•	The William Carter Company must have received a certificate from us, dated as of the closing date, signed by an executive officer of us to evidence satisfaction of the above two conditions;

•	The William Carter Company must have received a certificate from us conforming to the requirements of the Foreign Investment in Real Property Tax Act of 1980, as amended;

•	the consummation of the Financing as contemplated by the Financing Commitments, or a permitted substitute financing as contemplated by the Merger Agreement (see “The Merger — Description of the Financing” on page 10), unless The William Carter Company is in breach of its obligations with respect to the Financing and the Financing Commitments;

•	there has been no material adverse change with respect to us (see “The Merger Agreement — Representations and Warranties — Materiality” below); and

•	the holders of no more than 25% of the outstanding shares of our class A and class B common stock have asserted and perfected their appraisal rights.
      Waiver of Conditions. Either The William Carter Company or OshKosh may choose to complete the merger even though a condition to that company’s obligation has not been satisfied if the approval of our class B stockholders has been obtained and the law allows the company to do so.
Representations and Warranties
      The Merger Agreement contains representations and warranties by each of The William Carter Company and OshKosh as to itself and its subsidiaries that expire at the effective time of the merger. Some of these representations and warranties are made by both parties relating to:

•	due organization, valid existence, good standing and due qualification;

•	due corporate authorization to enter into the Merger Agreement and to complete the merger;

•	the absence of violations, breaches or other conflicts caused by entering into the Merger Agreement and completing the merger;

•	the absence, with certain exceptions, of required approvals of governmental authorities to complete the merger;

•	the completeness and accuracy of the information supplied for inclusion or incorporation by reference in this document; and

•	the absence of broker’s, finder’s, financial advisor’s or other similar fees, except for, in our case, the fees paid to Goldman, Sachs & Co. and Wells Fargo Securities, LLC.
      In addition, the Merger Agreement contains representations and warranties made by us relating to:

•	our subsidiaries and investments in other entities;

•	our capital structure;

•	the accuracy of our financial statements and reports filed with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	our compliance with the Sarbanes-Oxley Act of 2002 and the NASDAQ rules and regulations;

•	the absence of certain material adverse changes or events since the end of our most recent fiscal year;

•	our tax matters and our material compliance with relevant tax laws;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•	our employment and labor matters;

•	pending or threatened litigation or governmental investigations against us and our subsidiaries since January 1, 2003;

•	our compliance with laws, court orders and permits;

•	our material contracts;

•	our ownership and rights to use intellectual property;

•	real properties owned or leased by us and our subsidiaries;

•	the absence of violations, defaults or other conflicts under our real property leases, other than those arising out of the execution of the Merger Agreement and the consummation of the merger;

•	the absence of violations or liabilities under environmental laws;

•	our receipt of financial advisor opinions in connection with the merger;

•	the inapplicability of antitakeover statutes or regulations to the merger or the voting agreement;

•	transactions with our affiliates within the last 12 months; and

•	our outstanding indebtedness.
      In addition, the Merger Agreement contains representations and warranties made by The William Carter Company and Blue Merger Corp. relating to:

•	in the case of The William Carter Company only, the operations of Blue Merger Corp.;

•	the Financing and the Financing Commitments;

•	the absence of ownership of our stock by The William Carter Company and Blue Merger Corp.; and

•	the absence of material pending or threatened litigation affecting the consummation of the merger.
      Materiality. Many of the above representations and warranties do not extend to matters where the inaccuracy of the representation and warranty would not have a material adverse effect on the party making the representation and warranty.
      For purposes of the Merger Agreement, a material adverse effect with respect to any party means any event, change, effect, development or occurrence that, individually or in the aggregate, when taken with all other events, changes, effects, developments and occurrences, is or would reasonably be expected to materially and adversely affect the ability of each party to consummate the merger or would prevent each party from performing, or materially delay its ability to perform, its obligations under the Merger Agreement, other than:

•	a prospective change arising out of any legislation, proposal or enactment by any governmental entity that is proposed, adopted or enacted after the date of the Merger Agreement;

•	changes in the general conditions of the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates), in each case that does not have a disproportionate effect on each party and its respective subsidiaries (taken as a whole);

•	acts of war, terrorism, sabotage or civil strife;

•	announcement of the execution and delivery of the Merger Agreement or of the transactions contemplated hereby;

•	conditions affecting the industry of each party and its respective subsidiaries generally that do not have a disproportionate effect on each party and its respective subsidiaries (taken as a whole);

•	the taking of any action expressly required by the Merger Agreement; and

•	any change in the trading price of each party’s capital stock (in our case, our class A common stock), by itself.
      In addition, a material adverse effect with respect to us will also include:

•	any event, change, effect, development or occurrence that, individually or in the aggregate, when taken with all other events, changes, effects, developments and occurrences, is, or would reasonably be expected to be, material and adverse to the assets and liabilities (taken together), financial condition or business of us and our subsidiaries (taken as a whole);

      and exclude:

•	acts or omissions taken by us with the prior written consent of The William Carter Company; and

•	the amendments of our stock plans on May 10, 2005.
No Solicitation; No Change in Board Recommendation; Fiduciary Obligations
      No Solicitation. We have agreed in the Merger Agreement that, from the date of the Merger Agreement until the earlier of the effective time of the merger or the termination of the Merger Agreement, we and our subsidiaries will not, and will not cause each of our officers, directors, employees or representatives to:

•	solicit, initiate, propose, encourage or facilitate, or engage in discussions or negotiations with any other person or group (whether such discussions or negotiations are initiated by us or otherwise) relating to any of the following (each, an “alternative acquisition”):

•	any business combination with or any direct or indirect acquisition (whether in a single transaction or a series of transactions and whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of (1) us, (2) more than 25% of the fair market value of the assets of us and our subsidiaries (taken as a whole) or (3) more than 25% of any class of our capital stock;

•	any tender offer (including a self-tender offer) or exchange offer as defined pursuant to the Securities Exchange Act of 1934, as amended that, if consummated, would result in any person or group beneficially owning 25% or more of any class of our capital stock or the filing with the Securities Exchange Commission of a Schedule TO or a registration statement under the Securities Act of 1933, as amended; or

•	any other merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries;

•	solicit, initiate, propose, encourage or facilitate the making of any proposal or offer (including any proposal or offer from or to you) from any other person or group relating to an alternative acquisition (an “alternative acquisition proposal”); or

•	provide information with respect to us or any of our subsidiaries to any other person or group relating to a possible alternative acquisition.
      We have also agreed to promptly, and in any event within 24 hours, notify The William Carter Company in writing of: (1) any alternative acquisition proposal or any inquiry with respect to or that could reasonably be expected to lead to an alternative acquisition proposal, (2) the identity of the person or group making any such alternative acquisition proposal or inquiry and (3) the material terms of any such alternative acquisition proposal or inquiry. In addition, we have agreed to keep The William Carter Company reasonably informed of the status of any such alternative acquisition proposal or inquiry, including providing copies of any amendment to any such alternative acquisition proposal, correspondence with the person or group making any such alternative acquisition proposal, and copies of any information or material about us that is provided to such person or group.
      No Change in Board Recommendation. We have also agreed in the Merger Agreement that neither our Board nor any of its committees may:

•	withdraw or modify, or propose to withdraw or modify, the approval or recommendation of the Merger Agreement or the merger;

•	approve, cause or permit OshKosh to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any alternative acquisition proposal;

•	approve or recommend, or propose to approve or recommend, any alternative acquisition proposal; or

•	agree or resolve to take any of the above actions.
      Fiduciary Obligations. Notwithstanding the restrictions with respect to solicitation described above, prior to receiving the approval from our class B stockholders, our Board may, in response to a bona fide, written alternative acquisition proposal and after giving a notice of and a copy of such proposal to The William Carter Company, (1) participate in discussions and negotiations regarding such proposal and (2) furnish information with respect to us and our subsidiaries to the person or group (and its representatives) making such proposal pursuant to a customary confidentiality agreement with terms not in conflict with the Merger Agreement, if to the extent required by the fiduciary obligations of our Board under Delaware law, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, our Board determines in good faith that the alternative acquisition proposal is or is reasonably likely to result in a superior proposal.
      Notwithstanding the restrictions with respect to a change in our Board’s recommendation described above, prior to receiving the approval from our class B stockholders, if the Board has determined that an alternative acquisition proposal is or is reasonably likely to result in a superior proposal as described in the above paragraph, it may approve and recommend such superior proposal to our stockholders and, in connection with such superior proposal, withdraw, modify or change the Board’s recommendation of the Merger Agreement and the merger, after:

•	we have provided a timely notice to The William Carter Company advising it that we have received a superior proposal, specifying the material terms and conditions of such proposal and identifying the person or group making such proposal; and

•	we have negotiated in good faith with The William Carter Company during the three business day period following its receipt of such notice to enable it to make a counter-offer (any amendment to the financial or any other material tem of such proposal shall require a new notice and a new three business day negotiation period).
      For purposes of the Merger Agreement, a superior proposal means any bona fide written acquisition proposal not solicited or initiated by us in violation of the restrictions on solicitation in the Merger Agreement that:

•	relates to all of the outstanding shares of our capital stock or all or substantially all of our assets;

•	is on terms that our Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the proposal) are more favorable to you (in your capacities as stockholders) from a financial point of view than the Merger Agreement (taking into account any improvements to the Merger Agreement agreed to in writing by The William Carter Company in response to such superior proposal); and

•	in our good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably capable of being consummated, taking into account all legal and regulatory aspects of the proposal.
Covenants under the Merger Agreement
      Conduct of Our Business. We have agreed in the Merger Agreement that we will, and we will cause our subsidiaries to, in all material respects, conduct our business in the ordinary and usual course of business, which means, for purposes of the Merger Agreement, in the ordinary course of our operations that is consistent with our past practices. In addition, we have agreed that, except for certain matters the parties have agreed to at signing of the Merger Agreement, we will not, and will not permit any of our subsidiaries to, do any of the following from the date of the Merger Agreement to the effective time of the merger without the prior written consent of The William Carter Company:

•	(1) declare, set aside or pay any dividend, other than (i) regular quarterly cash dividends (not to exceed the regular quarterly cash dividend most recently declared by us prior to the date of the Merger Agreement) and (ii) dividends and distributions by our subsidiaries to their parents, (2) split, combine or reclassify any of its capital stock or issue any other securities, (3) purchase, redeem, or otherwise acquire any shares of our or our subsidiaries’ capital stock or any rights, warrants or options to acquire any such shares or (4) adopt a plan or resolutions authorizing a complete or partial liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of us or any of our subsidiaries;

•	authorize, issue, deliver, sell or grant any right to acquire shares of its capital stock or other voting securities, other than upon the exercise of our stock options outstanding on the date of the Merger Agreement and in accordance with the terms of such options;

•	amend its certificate of incorporation or by-laws;

•	acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any entity or division thereof or (2) any assets having an aggregate value in excess of $500,000, excluding (x) inventory purchased in the ordinary and usual course of business and (y) fixed assets (but in no event will any such agreement require us or any of our subsidiaries to acquire any such assets after June 30, 2006);

•	materially increase compensation or fringe benefits to any officer or director other than those required by existing agreements or employee benefit plans;

•	increase severance or termination pay to any present or former employee, officer or director except as required by the terms of any existing agreements or employee benefit plans or any collective bargaining agreement;

•	enter into or amend any employment, consulting, indemnification, severance or termination agreement with any present or former employee, officer or director;

•	establish, adopt, enter into or amend in any material respect any employee benefit plan (except for certain nonqualified deferred compensation plans) unless required by law or by the terms of any collective bargaining agreement;

•	accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any employee benefit plan, except as permitted or required by the Merger Agreement;

•	loan or advance money or other property to any present or former employees, officers or directors, except that we may advance amounts to our employees in the ordinary and usual course of business;

•	grant any new, or amend any existing, stock options of ours, except as permitted or required by the Merger Agreement;

•	make any change in accounting methods, principles or practices, except as may be required by a change in GAAP;

•	make or agree to make any new capital expenditures that, individually, are in excess of $100,000 or, in the aggregate, are in excess of $2,000,000;

•	except in the ordinary and usual course of business, make any material tax election, change the tax reporting or accounting policies or practices with respect to accounts payable or the collection of accounts receivable in any material respect, settle or compromise any material tax liability or refund, or surrender any right to claim a tax refund;

•	enter into, renew, cancel or terminate any material contract or modify any of the material terms of any such contract;

•	renew, or modify any of the material terms of, the two real estate leases with respect to (1) the manufacturing facility located at Yucatan, Mexico (except that we may renew the Mexican lease for an additional one-year term and on other terms no less favorable in all material respects to the existing lease) and (2) the retail store located at 586 5th Avenue, New York, New York;

•	other than in the ordinary and usual course of business, enter into, renew, cancel or terminate any real property lease other than the two leases identified in the paragraph above or modify any of the material terms of any such real property lease;

•	incur any indebtedness (excluding letters of credit) in excess of $5,000,000 in the aggregate or modify any of the material terms of any outstanding indebtedness;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement that relates to a business combination involving us or any of our subsidiaries;

•	write up, write down or write off the book value of any assets, other than (1) in the ordinary and usual course of business and consistent with past practice or (2) as may be required by GAAP;

•	pay or settle any claim, liability or obligation (other than a legal proceeding) in excess of $100,000 individually or $1,000,000 in the aggregate other than in the ordinary and usual course of business and consistent with past practice;

•	pay or settle any pending or threatened legal proceeding (1) requiring payment in excess of $100,000 individually or $1,000,000 in the aggregate or entailing any admission of liability by us or any of our subsidiaries or any material non-monetary relief against us or any of our subsidiaries or (2) that is brought by any current, former or purported holder of any securities of us in such capacity and that (x) requires a payment to such security holders by us or any of our subsidiaries or (y) adversely affects in any material respect the ability of us or any of our subsidiaries to conduct its business in a manner consistent with past practice;

•	continue planning for, or proceed with, the separation from us of any business or significant assets of us or any of our subsidiaries;

•	knowingly take any action (1) to cause our representations and warranties to be untrue in any material respect, (2) that would reasonably be likely to prevent or materially impede or delay the consummation of the merger or (3) that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to us; or

•	authorize, commit or agree to take, any of the foregoing actions.
      Other Covenants. The Merger Agreement contains a number of covenants between us and The William Carter Company relating to, among other things:

•	taking all action reasonably necessary to seek approval and adoption of the Merger Agreement and the merger by our class B stockholders at the special meeting of our stockholders (including the voting by The William Carter Company of our class B common stock subject to the voting agreement in favor of adoption of the Merger Agreement and the merger);

•	the preparation and distribution of this document;

•	in our case only, providing access to information respecting us and our subsidiaries and the confidential treatment of such information;

•	using the parties’ respective reasonable best efforts to consummate the merger in the most expeditious manner practicable, including:

•	obtaining all necessary waivers, consents and approvals from governmental entities and third parties;

•	defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the merger;

•	engaging in divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, unless such an action would reasonably be expected to have an adverse effect in excess of $10 million on either The William Carter Company or us (including respective subsidiaries); and

•	the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the Merger Agreement;

•	in our case only, providing cooperation that may be reasonably requested by The William Carter Company in connection with the Financing, the integration of business after the closing and other transactions contemplated by the Merger Agreement;

•	keeping the other party apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement;

•	in our case only, causing our outstanding restricted shares to vest and our outstanding options to be cancelled (see “The Merger Agreement — Effect on Our Restricted Shares and Stock Options” for details);

•	consulting with each other with respect to public announcements;

•	in our case only, delivery at the closing of evidence of directors’ resignations; and

•	payment of transfer taxes, if any, by either Blue Merger Corp. or the surviving corporation in addition to the aggregate merger consideration.
      Employee Benefits. Although nothing in the Merger Agreement requires The William Carter Company to continue to employ any of our employees for any period after the effective time of the merger, The William Carter Company has indicated in the Merger Agreement that it intends to, or to cause its affiliates to:

•	provide our employees with terms and conditions of employment (including wages, salary, bonus and other compensation opportunities) that are, at The William Carter Company’s sole option, either (1) substantially similar to ours in the aggregate or (2) no less favorable than those provided to similarly situated employees of The William Carter Company; and

•	provide our employees (and former employees, to the extent applicable) with employee benefit plans, programs, policies and arrangements that are, at The William Carter Company’s sole option, either (1) substantially similar to ours in the aggregate or (2) no less favorable than those provided to similarly situated employees of The William Carter Company.
      In addition, the Merger Agreement provides that our employees and former employees (and their eligible dependents) will be given credits, if applicable, for their service with us and our subsidiaries (but in any event, without duplication of benefits), for purposes of:

•	eligibility to participate and vesting (but not benefit accrual under a defined benefit pension plan);

•	satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations; and

•	applying deductibles, co-payments and out-of-pocket maximums.

Termination of the Merger Agreement
      Before the effective time of the merger, the Merger Agreement may be terminated either before or after it is adopted by our class B stockholders:

•	by mutual written consent duly authorized by our Board and the Board of The William Carter Company;

•	by us or The William Carter Company, if:

•	the merger is not completed by September 30, 2005, so long as the party seeking to terminate was not in breach of the Merger Agreement that resulted in failure to consummate the merger;

•	there is a legal prohibition to the merger that has become final and non-appealable;

•	our class B stockholders fail to approve and adopt the Merger Agreement and the merger at the special meeting; or

•	the other company breaches or fails to perform in any material aspect any of its representations, warranties, covenants or agreements in the Merger Agreement resulting in a condition to the merger not being satisfied, and the breach or failure to perform is not curable or is not cured within 30 days after the giving of written notice to the other company of such breach;

•	by The William Carter Company, if our Board or any of its committees:

•	withdraws, modifies or changes its recommendation of the Merger Agreement and the merger;

•	recommends or approves an alternative acquisition proposal;

•	fails to call or hold the special meeting by September 30, 2005; or

•	resolves to do any of the above;

•	by us, if our Board has determined that an alternative acquisition proposal is a superior proposal, and has decided to approve, endorse or recommend such proposal to our stockholders and we have complied with the requirements in the Merger Agreement when complying with our fiduciary obligations (see “The Merger Agreement — No Solicitation; No Change in Board Recommendation; Fiduciary Obligations” on page 39).
Termination Fees and Expenses
      Termination Fees and Expenses Potentially Payable by Us. We will be required to pay a $12,175,800 termination fee (approximately 3.9% of our equity value) to The William Carter Company if:

•	The William Carter Company terminates the Merger Agreement because our Board or any of its committees:

•	withdraws, modifies or changes its recommendation of the Merger Agreement and the merger;

•	recommends or approves an alternative acquisition proposal; or

•	fails to call or hold the special meeting by September 30, 2005, if such failure is due to our breach of our obligations with respect to the special meeting under the Merger Agreement and there has been no legal prohibition to the holding of the special meeting;

•	we terminate the Merger Agreement because our Board has determined that an alternative acquisition proposal is a superior proposal and has decided to approve, endorse or recommend such superior proposal to you; or

•	(1) The William Carter Company terminates the Merger Agreement because of our material breach or failure to perform any of our representations, warranties, covenants or agreements in the Merger Agreement that results in a condition of the merger not being satisfied and we cannot or do not correct within the 30-day cure period; (2) an alternative acquisition proposal has been publicly announced or otherwise communicated to us prior to the termination; and (3) within 18 months of such termination, we enter into a binding agreement with respect to, or complete, an alternative acquisition.

      Collection of Termination Fee. If we fail to promptly pay any termination fee due and, The William Carter Company commences a suit to collect such payment, we must indemnify The William Carter Company for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and must pay interest for such amount at the prevailing prime lending rate at such time, as published in The Wall Street Journal.
Amendment; Extension and Waiver
      Amendment. Subject to the next sentence, the Merger Agreement may be amended at any time before or after the approval of our class B stockholders upon written consent of The William Carter Company and us. If the Merger Agreement has been approved by our class B stockholders, then no amendment can be made that by law requires the further approval of the class B stockholders without obtaining such further stockholder approval.
      Extension and Waiver. Any time prior to the effective time of the merger, the parties may (1) grant the other party additional time to perform its obligations or other acts under the Merger Agreement, (2) waive any inaccuracies in the representations and warranties of the other party or (3) subject to further stockholder approval, if required pursuant to the paragraph above, waive compliance with any agreements or conditions contained in the Merger Agreement.
VOTING AGREEMENT
      The following description summarizes the material provisions of the voting agreement and is qualified in its entirety by reference to the complete text of the voting agreement. The form of voting agreement executed by certain of our executive officers, directors and class B common stockholders is included in this Disclosure Statement as Annex D. Annex D contains the complete terms of the voting agreement, and you should read it carefully and in its entirety.
      Under our charter, the vote of two-thirds of our class B common stock is required to approve the merger, and no class A stockholder approval is required. Douglas W. Hyde, our Chief Executive Officer and Chairman of the Board; William F. Wyman, our Senior Vice President — Global Licensing and one of our directors; and certain other members of their families, who collectively held 1,719,112 shares of our class B common stock, representing over 78% of the outstanding shares of our class B common stock as of the record date, have entered into a voting agreement with The William Carter Company in support of the merger.
      Pursuant to this voting agreement, each such stockholder has agreed, among other things, to vote or cause to be voted all shares of our class B common stock over which such stockholder has voting power:

•	in favor of approval and adoption of the Merger Agreement and the merger; and

•	against any alternative acquisition proposal involving us by a third party, any extraordinary dividend or distribution by OshKosh or any of its subsidiaries, any change in the capital structure of OshKosh or any of its subsidiaries, and any change in the composition or membership of our Board, other than as permitted by the Merger Agreement.
      Each of these stockholders has granted to The William Carter Company an irrevocable proxy to vote all of the shares owned by such stockholder in accordance with the voting agreement on any matters which may be presented to our stockholders with respect to the Merger Agreement and the merger or any alternative acquisition proposal involving us by a third party, any extraordinary dividend or distribution by OshKosh or any of its subsidiaries, any change in the capital structure of OshKosh or any of its subsidiaries, and any change in the composition or membership of our Board, other than as permitted by the Merger Agreement. Notwithstanding the foregoing, the proxy granted by each stockholder shall be revoked upon termination of this voting agreement or the Merger Agreement. In addition, the voting agreement (along with the Merger

Agreement) can be terminated if our Board approves, endorses or recommends a superior bid for the Company.
      In connection with the voting agreement, each such stockholder further agreed not to sell or transfer the shares of our class B common stock held by such stockholder prior to the termination of the voting agreement. The voting agreement terminates upon the earlier of (i) the effective time of the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the effective date of any amendment to or waiver of a material term or condition of the Merger Agreement in a manner adverse to the stockholders without the prior written consent of stockholders holding a majority of the shares of the class B common stock subject to the voting agreement.
REGULATORY APPROVALS
      Under the HSR Act, we cannot complete the merger until we and The William Carter Company have notified the Antitrust Division and the FTC of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. We and The William Carter Company filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on May 27, 2005. The waiting period under the HSR Act will expire on June 27, 2005 unless the Antitrust Division or the FTC causes the period to be extended. At any time before or after the effective time of the merger, the Antitrust Division, the FTC or others could take action under the antitrust laws, including seeking to prevent or rescind the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
      We are not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that could cause us or The William Carter Company to abandon the merger even if we receive stockholder approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table indicates the beneficial ownership of our class A and class B common stock by (i) each person (or group of persons who have agreed to act together with respect to such stock) who is known by us to own beneficially 5% or more of the outstanding shares of our common stock; (ii) each of our directors; (iii) our chief executive officer and each of the other named executive officers; and (iv) our directors and executive officers as a group. The information is as of January 1, 2005, except regarding the vesting of options and restricted stock awards (which is as of March 1, 2005) and as may otherwise be indicated. Although shares of our class B common stock are convertible into class A common stock on a 1-for-1 basis, the class A common stock disclosures do not include shares that would be issuable upon such conversion. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned and disclaim beneficial ownership of shares held directly by their spouses. At such date, we knew of no person that beneficially owned more than 5% of the outstanding shares of our common stock other than as set forth below.
      The following table does not reflect that certain shares of common stock may be deemed to be beneficially owned by The William Carter Company pursuant to the voting agreement with certain of our executive officers, directors and other class B common stockholders. See “Voting Agreement” on page 45.

	Shares of Class A		Shares of Class B
	Common Stock	Percentage of	Common Stock		Percentage of
	Beneficially	Shares	Beneficially		Shares
Name and Address of Beneficial Owner	Owned	Outstanding	Owned		Outstanding

JPMorgan Chase & Co. and subsidiaries, including amounts owned by Bank One Trust Company, N.A. as Trustee of the Earl W. Wyman Trust for the benefit of the Wyman family dated February 17, 1960 as amended(1)(2)	508,830	5.3%	110,360*		5.1	%*
270 Park Ave.
New York, NY 10017

LaSalle Bank N.A., as Trustee of the Earl W. Wyman Trust for the benefit of the Hyde family dated February 17, 1960, as amended(1)(2)	80,000	0.8%	110,360*		5.1	%*
135 S. LaSalle Street
Chicago, IL 60603

Olstein & Associates, L.P.(2)	1,008,000	10.5%	*
4 Manhattanville Road
Purchase, NY 10577

State Street Research and Management Company(2)	746,495	7.8%	*
One Financial Center, 31st Floor
Boston, MA 02111

Royce & Associates, LLC(2)	543,500	5.7%	*
1414 Avenue of the Americas
New York, NY 10019

Barclays Global Investors, NA(2)	488,150	5.1%		*
45 Fremont Street
San Francisco, CA 94105

William F. Wyman(1)(3)(4)	65,479	0.7%	658,192		30.2%
1373 Waugoo Avenue
OshKosh, WI 54901

Douglas W. Hyde(1)(3)(5)	375,691	3.9%	310,614		14.3%
3700 Edgewater Lane
OshKosh, WI 54901

	Shares of Class A		Shares of Class B
	Common Stock	Percentage of	Common Stock	Percentage of
	Beneficially	Shares	Beneficially	Shares
Name and Address of Beneficial Owner	Owned	Outstanding	Owned	Outstanding

Margaret H. Wachtel(1)(3)(6)	138,384	1.4%	213,396	9.8%
1030 Washington Avenue
OshKosh, WI 54901

Thomas R. Hyde(1)(3)(7)	141,292	1.5%	224,664	10.3%
109 Chapin Parkway
Buffalo, NY 14209

Thomas R. Wyman(1)(3)(8)	434,345	4.5%	114,360	5.2%
4 Angelfish Cay Drive
Ocean Reef Club
Key Largo, FL 33037

Joyce W. Hyde(1)(3)(9)	13,101	0.1%	119,068	5.5%
1234 Washington Avenue
OshKosh, WI 54901

David L. Omachinski(10)	147,150	1.5%	0	—
1605 Maricopa Drive
OshKosh, WI 54904

James Martin(11)	36,500	0.4%	0	—
4050 Windermere Lane
OshKosh, WI 54902

Paul A. Lowry(12)	88,250	0.9%	0	—
1319 Bayshore Drive
OshKosh, WI 54901

Clifford J. Thompson(13)	51,300	0.5%	0	—
2851 Pine Ridge Road
OshKosh, WI 54904

Steven R. Duback(14)	41,795	0.4%	0	—
3212 North Summit Avenue
Milwaukee, WI 53211

Shirley A. Dawe(15)	29,600	0.3%	0	—
119 Crescent Road
Toronto, Ontario, Canada
M4W 1T8

Robert C. Siegel(15)	24,000	0.2%	0	—
25 Lamboll Street
Charleston, SC 29401

Phoebe A. Wood(15)	18,000	0.2%	0	—
1045 Alta Vista Road
Louisville, KY 40205

Tamara L. Heim(15)	12,000	0.1%	0	—
782 Dornach Drive
Ann Arbor, MI 48103
All Directors and Executive Officers as a group (17 persons)(16)	1,020,765	10.0%	968,806	44.4%

*	Except for 110,360 shares of class B common stock owned by Bank One Trust Company, N.A. as Trustee of the Earl W. Wyman Trust for the benefit of the Wyman family, and the 110,360 shares of class B common stock owned by LaSalle Bank N.A. as Trustee of the Earl W. Wyman Trust for the benefit of the Hyde family, each described in Note (1) below, OshKosh does not have knowledge of the ownership of class B common stock by this entity.

(1)	The Earl W. Wyman Trust for the benefit of the Wyman family beneficially owns 312,000 shares of class A common stock and 110,360 shares of class B common stock, or about 3.3% and 5.1%, respectively, of such stock outstanding. Its beneficiaries are Thomas R. Wyman and his children (William F. Wyman and Ann E. Wolf). The Earl W. Wyman Trust for the benefit of the Hyde family beneficially owns 80,000 shares of class A common stock and 110,360 shares of class B common stock, or about 0.8% and 5.1% respectively, of such stock outstanding. Its beneficiaries are Joyce W. Hyde and her children (Douglas W. Hyde, Thomas R. Hyde and Margaret H. Wachtel).

(2)	The amounts shown are as reported on Schedules 13G of the persons indicated as of December 31, 2004. JPMorgan Chase & Co. reported that it and its subsidiary Bank One Trust Company, N.A., had sole voting power with respect to 498,000 shares of class A common stock and shared voting power as to 50 shares, and that they had sole dispositive power with respect to 453,452 shares and shared dispositive power with respect to 22,745 shares. Olstein & Associates, L.P. reported that it had sole voting and dispositive power with respect to 1,008,000 shares of class A common stock. State Street Research and Management Company reported that it had sole voting and dispositive power with respect to 746,495 shares of class A common stock. Royce & Associates, LLC reported that it had sole voting and dispositive power with respect to 543,500 shares of class A common stock. Barclays Global Investors, NA, reported that it and its affiliated companies had sole voting power with respect to 413,849 shares of class A common stock and shared voting power as to none, and that they had sole dispositive power with respect to 488,150 shares and shared dispositive power with respect to none.

(3)	Thomas R. Wyman and Shirley F. Wyman are the parents of William F. Wyman and Ann E. Wolf. Thomas R. Wyman is also the brother of Joyce W. Hyde. Joyce W. Hyde and Charles F. Hyde are the parents of Douglas W. Hyde, Thomas R. Hyde and Margaret H. Wachtel.

(4)	William F. Wyman owns directly 10,219 shares of class A common stock and 443,452 shares of class B common stock, or less than 0.1% and approximately 20.3%, respectively, of such stock outstanding (including 7,000 shares received as restricted stock during 2004, 1,750 of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. He also owns, as sole trustee of nine trusts created for the benefit of his children, 1,760 shares of class A common stock and 214,740 shares of class B common stock. The amounts shown in the table also include 53,500 shares of class A common stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 8,000 shares of class A common stock issuable pursuant to an employee stock option granted February 15, 2005, at an exercise price of $27.22.

(5)	Douglas W. Hyde owns directly 71,540 shares of class A common stock and 285,324 shares of class B common stock, or approximately 0.7% and 13.1%, respectively, of the total number of such shares outstanding (including 25,000 shares received as restricted stock during 2004, 6,250 of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. He is the trustee of a trust for the benefit of his family which owns 10,865 shares of class A common stock. He also owns, as sole trustee of a trust created for the benefit of his daughter, 21,510 shares of class A common stock and 3,280 shares of class B common stock; as trustee of a trust for the benefit of his son, 62,968 shares of class A common stock and 13,530 shares of class B common stock; and he holds an additional 960 shares of class A common stock and 2,960 shares of class B common stock as custodian for his daughter. In addition, he shares beneficial ownership of 38,848 shares of class A common stock and 5,520 shares of class B common stock, including shares owned directly by his spouse, shares held by his spouse as trustee for the benefit of his children, shares held directly by his children, and the 100 shares of class A common stock held by the Hyde Family Charitable Fund, of which he, his parents and his brother and sister are trustees. The amounts shown in the table include 169,000 shares of class A common stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 33,270 shares of class A common stock and 4,890 shares of class B common stock owned by a trust of which he is the income beneficiary and his minor daughter is the remainder beneficiary. The amounts shown in the table do not include 31,000 shares of class A common stock issuable pursuant to an employee stock option granted February 15, 2005, at an exercise price of $27.22.

(6)	Margaret H. Wachtel owns directly 98,257 shares of class A common stock and 213,396 shares of class B common stock, or approximately 1.0% and 9.8%, respectively, of the outstanding shares of each class. She owns an additional 40,027 shares of class A common stock as sole trustee of three trusts created for the benefit of herself and her family. In addition, she shares beneficial ownership of the 100 shares of class A common stock held by the Hyde Family Charitable Fund, of which she, her parents and her brothers are trustees. The amounts shown in the table do not include 25,362 shares of class A common stock and 58,166 shares of class B common stock owned by two trusts of which her children are beneficiaries, or 84,298 shares of class A common stock and 41,730 shares of class B common stock held directly by her children.

(7)	Thomas R. Hyde owns directly 59,345 shares of class A common stock and 193,812 shares of class B common stock, or approximately 0.6% and 8.9%, respectively, of such stock outstanding. He has or shares beneficial ownership as trustee of trusts created for the benefit of his family of 76,577 shares of class A common stock and 22,852 shares of class B common stock. He shares beneficial ownership of an additional 5,370 shares of class A common stock and 8,000 shares of class B common stock, including shares held by his spouse directly or as custodian for his son and the 100 shares of class A common stock held by the Hyde Family Charitable Fund, of which he, his parents and his brother and sister are trustees.

(8)	Thomas R. Wyman owns the shares listed as Wisconsin marital property with his wife, Shirley F. Wyman.

(9)	Joyce W. Hyde and her husband own a total of 14,101 shares of class A common stock and 224,578 shares of class B common stock, or about 0.2% and 10.3%, respectively, of the outstanding shares, all as Wisconsin marital property, but she has sole or shared voting and dispositive power with respect to the amounts shown in the table (i.e., shared voting and dispositive power with respect to 318 shares of class A common stock, including the 100 shares of class A common stock held by the Hyde Family Charitable Fund, of which she, her husband and her adult children are trustees, and sole voting and dispositive power as to the remainder). Her husband has sole voting and dispositive power with respect to 1,000 shares of class A common stock and 105,510 shares of class B common stock. The amounts shown in the table do not include the shares owned directly or indirectly by her husband or her three adult children, as to which she disclaims beneficial ownership.

(10)	David L. Omachinski owns 57,250 shares of class A common stock directly as Wisconsin marital property with his wife Carla J. Omachinski, including 20,000 shares received as restricted stock during 2004 (2,500 of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. The amount shown in the table also includes 89,900 shares of class A common stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 20,000 shares of class A common stock issuable pursuant to an employee stock option granted February 15, 2005, at an exercise price of $27.22.

(11)	James Martin owns 10,000 shares of class A common stock received as restricted stock during 2004 (2,500 shares of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. The amount shown in the table also includes 26,500 shares of class A common stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 10,000 shares of class A common stock issuable pursuant to an employee stock option granted February 15, 2005, at an exercise price of $27.22.

(12)	Paul A. Lowry owns 21,250 shares of class A common stock, including 10,000 shares received as restricted stock during 2004 (1,250 shares of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will and the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. Barbara Widder-Lowry, Paul’s wife, owns 24,750 shares of class A common stock. The amount shown in the table also includes 42,250 shares of class A common stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 10,000 shares of class A common stock issuable pursuant to an employee stock option granted February 15, 2005, at an exercise price of $27.22.

(13)	Clifford J. Thompson owns 18,750 shares of class A common stock, including 10,000 shares received as restricted stock during 2004 (2,500 shares of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. The amount shown in the table also includes 32,550 shares of class A common stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 8,000 shares of class A common stock issuable pursuant to an employee stock option granted February 15, 2005, at an exercise price of $27.22.

(14)	Steven R. Duback owns 195 shares of class A common stock directly. The amount shown in the table also includes 41,600 shares of class A common stock issuable pursuant to vested stock options. The amounts shown in the table do not include 6,000 shares of class A common stock issuable pursuant to a stock option granted May 3, 2005, at an exercise price of $25.06 pursuant to the approval by the Board on February 15, 2005 and granted in accordance with the historical practice of granting outside directors stock options as of the date of the annual shareholders meeting.

(15)	The shares consist of class A common stock issuable pursuant to vested stock options. The amounts shown in the table do not include 6,000 shares of class A common stock issuable pursuant to a stock option granted May 3, 2005, at an exercise price of $25.06 pursuant to the approval by the Board on February 15, 2005 and granted in accordance with the historical practice of granting outside directors stock options as of the date of the annual shareholders meeting.

(16)	The amounts shown in the table include 110,000 shares of class A common stock received by certain officers as restricted stock during 2004 (22,875 of which have vested) and 639,000 shares of class A common stock issuable to directors and executive officers pursuant to the vested portions of stock options. The holders of restricted stock that has not yet vested have voting but not dispositive power (except by will and the laws of descent and distribution) with respect to those shares.

      The descendants of Earl W. Wyman, their spouses and trusts of which they are beneficiaries (the “Wyman/Hyde Group,” including, among others, Joyce W. Hyde, Thomas R. Hyde, Douglas W. Hyde, Margaret H. Wachtel, the Earl W. Wyman Trusts, Thomas R. Wyman and William F. Wyman) own a total of 1,491,302 shares of class A common stock (approximately 15.6% of the outstanding shares) and 2,071,310 shares of class B common stock (approximately 94.9% of the outstanding shares). Each member of the Wyman/Hyde Group is subject to a cross purchase agreement pursuant to which his or her class B common stock generally may not be transferred except to a spouse or descendant (or a trust for their benefit) unless the shares first have been offered to the other members of the Wyman/Hyde Group.
OTHER MATTERS
      As of the date of this Disclosure Statement, our Board knows of no matters that will be presented for consideration at the special meeting other than as described in this Disclosure Statement.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that OshKosh files with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and

Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. Our Internet site address is http://www.OshKoshbgosh.com. However, any information that is included on or linked to our Internet site is not a part of this Disclosure Statement.

ANNEX A
Execution Copy
AGREEMENT AND PLAN OF MERGER
dated as of May 10, 2005
by and among
THE WILLIAM CARTER COMPANY,
BLUE MERGER CORP.
and
OSHKOSH B’GOSH, INC.

A-i

TABLE OF CONTENTS — (Continued)

A-ii

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2005 (this “Agreement”), is by and among The William Carter Company, a Massachusetts corporation (“Parent”), Blue Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and OshKosh B’Gosh, Inc., a Delaware corporation (the “Company”).
      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain holders of the Class B Common Stock have entered into a voting agreement, dated as of the date hereof (the “Family Group Voting Agreement”), pursuant to which, among other things, they have agreed to vote their shares of Company Class B Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and thereby;
      WHEREAS, the board of directors of the Company (the “Company Board”), Parent and Sub have determined that this Agreement and the merger of Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) are advisable and in the best interests of their respective corporations and stockholders and have approved this Agreement and the Merger; and
      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
      NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
ARTICLE I
DEFINITIONS
      As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Acquisition” has the meaning set forth in Section 6.02(a).

“Alternative Acquisition Proposal” has the meaning set forth in Section 6.02(a).

“Award Cancellation Time” means the time that is on the Closing Date and immediately prior to the Effective Time.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the State of Wisconsin.

“Certificate” or “Certificates” mean the certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock.

“Certificate of Merger” means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of Delaware to effect the Merger.

“Change in Board Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Board” has the meaning set forth in the recitals hereto.

“Company By-laws” means the by-laws of the Company, as amended to the date of this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the certificate of incorporation of the Company, as amended to the date of this Agreement.

“Company Class A Common Stock” means the Class A common stock, one cent ($.01) par value, of the Company.

“Company Class B Common Stock” means the Class B common stock, one cent ($.01) par value, of the Company.

“Company Common Stock” means the common stock, one cent ($.01) par value, of the Company, including both Company Class A Common Stock and Company Class B Common Stock.

“Company Disclosure Schedule” means the schedule of disclosures delivered by the Company to Parent and Sub concurrent with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 7.10(a).

“Company Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or in the aggregate, when taken with all other events, changes, effects, developments and occurrences, (i) is, or would reasonably be expected to be, material and adverse to the assets and liabilities (taken together), financial condition or business of the Company and the Company Subsidiaries (taken as a whole) or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to consummate the Merger or would prevent the Company from performing, or materially delay the ability of the Company to perform, its obligations under this Agreement; provided, that no change or effect resulting from any of the following shall be deemed, either alone or in combination, to constitute a Company Material Adverse Effect: (a) a prospective change arising out of any legislation, proposal or enactment by any Governmental Entity that is proposed, adopted or enacted after the date of this Agreement; (b) changes in the general conditions of the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates), in each case that does not have a disproportionate effect on the Company and the Company Subsidiaries (taken as a whole); (c) acts of war, terrorism, sabotage or civil strife; (d) announcement of the execution and delivery of this Agreement or of the transactions contemplated hereby; (e) conditions affecting the industry of the Company and the Company Subsidiaries generally that do not have a disproportionate effect on the Company and the Company Subsidiaries (taken as a whole); (f) the taking of any action expressly required by this Agreement or acts or omissions of the Company taken with the prior written consent of Parent; and (g) the actions taken by the Company and listed on Section 1.01 of the Company Disclosure Schedule; provided, further, that in no event shall a change in the trading price of the Company’s Class A Common Stock, by itself, be considered a Company Material Adverse Effect.

“Company Option Plans” means the Company 1994 Incentive Stock Plan, the Company 1995 Outside Director’s Stock Option Plan and the Company 2004 Incentive Stock Plan.

“Company Plans” has the meaning set forth in Section 4.10(a).

“Company Preferred Stock” means the preferred stock, one cent ($.01) par value, of the Company.

“Company Restricted Share” means each share of restricted Company Common Stock granted under each Company Option Plan.

“Company SEC Documents” means all reports, schedules, exhibits, forms, statements and other documents required to be filed, furnished or otherwise transmitted by the Company with or to the SEC since December 31, 2002.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Option Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.04(c).

“Company Stockholders Meeting” has the meaning set forth in Section 7.01.

“Company Subsidiaries” means all the Subsidiaries of the Company.

“Confidentiality Agreement” means the confidentiality agreement, dated January 21, 2005, between the Company and an Affiliate of Parent.

“Consent” means any consent, approval, license, Permit, Order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, permission, consent, sales order, purchase order, quotation, entitlement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

“Cross Purchase Agreement” means that certain Stock Option Agreement, dated as of November 3, 1981, by and among the Wyman Group (as defined therein), the Pickard Group (as defined therein) and the Company.

“Current Premium” has the meaning set forth in Section 7.06(c).

“Dissenters’ Shares” means shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who has not voted in favor of or consented to the Merger and who has properly demanded and perfected the right to be paid the fair value of such shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment, including, laws relating to Releases or threatened Releases of Hazardous Substances into the environment (including, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Permits” has the meaning set forth in Section 4.17(a).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Family Group Voting Agreement” has the meaning set forth in the recitals hereto.

“Filed Company SEC Documents” means all Company SEC Documents that were filed and publicly available prior to the date of this Agreement.

“Financial Statements” means the consolidated financial statements of the Company and its Subsidiaries included in each of the Company’s Annual Report on Form 10-K for the fiscal years ended January 3, 2004 and January 1, 2005, the Company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 and any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

“Financing” has the meaning set forth in Section 5.03.

“Financing Commitments” has the meaning set forth in Section 5.03.

“Former Company Employees” has the meaning set forth in Section 7.10(a).

“GAAP” means generally accepted U.S. accounting principles.

“Governmental Entity” means any (a) federal, state, local, municipal or foreign government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal), (c) multinational organization or body or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substance” shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “oil,” “pollutant,” “toxic substance,” “hazardous material,” or “contaminant,” or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which is or contains any asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, explosive, nuclear, or radioactive material, petroleum compounds, or pesticides, insecticides, fungicides, or rodenticides, or biohazardous materials or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all liabilities or obligations (other than obligations between the Company and one or more of the Company Subsidiaries), whether primary or secondary or absolute or contingent, that are (a) for borrowed money, (b) evidenced by notes, bonds, debentures, guarantees or similar obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary and usual course of business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) in the nature of guarantees of the liabilities or obligations of any other Person or (g) secured by Liens

“Indemnified Party” has the meaning set forth in Section 7.06(a).

“Information Statement” has the meaning set forth in Section 7.02.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, however denominated, arising out of, or associated with: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade secrets (including proprietary know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing); (c) copyrights, copyright registrations and applications therefor; (d) Internet domain names; (e) industrial designs and any registrations and applications therefor; (f) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (g) rights of privacy and rights of publicity; (h) moral rights of authors and inventors; and (i) all rights to petition and plead arising from the above, including all rights of opposition, choses in action, and rights to petition or apply for registration or other governmental grant or privilege.

“Investment” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity in which such Person owns, directly or indirectly, an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50%.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of the executive officers of the Company or Parent, as applicable.

“Legal Requirement” means any U.S. federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any similar provision having the force or effect of law.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 7.06(a).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Notice of Superior Proposal” has the meaning set forth in Section 6.02(a).

“Order” means with respect to any Person, any award, decision, injunction (including a preliminary injunction or a temporary restraining order), judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

“ordinary and usual course of business” means an action taken by a Person in the ordinary course of the operations of such Person that is consistent with the past practices of such Person.

“Outbound License Grants” has the meaning set forth in Section 4.14(a).

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“Owned Intellectual Property” has the meaning set forth in Section 4.15(h).

“Parent” has the meaning set forth in preamble hereto.

“Parent Board” has the meaning set forth in Section 5.05.

“Parent Disclosure Schedule” means the schedule of disclosures delivered by Parent to the Company concurrent with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or in the aggregate, when taken with all other events, changes, effects, developments and occurrences, is or would reasonably be expected to materially and adversely affect the ability of Parent or Sub to consummate the Merger or would prevent Parent from performing, or materially delay the ability of Parent to perform, its obligations under this Agreement; provided, that no change or effect resulting from any of the following shall be deemed, either alone or in combination, to constitute a Parent Material Adverse Effect: (a) a prospective change arising out of any legislation, proposal or enactment by any Governmental Entity that is proposed, adopted or enacted after the date of this Agreement; (b) changes in the general conditions of the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates), in each case that does not have a disproportionate effect on Parent and Parent’s Subsidiaries (taken as a whole); (c) acts of war, terrorism, sabotage or civil strife; (d) the announcement of the execution and delivery of this Agreement or of the transactions contemplated hereby; (e) conditions affecting the industry of Parent and Parent’s Subsidiaries generally that do not have a disproportionate effect on Parent and Parent’s Subsidiaries (taken as a whole); and (f) the taking of any action expressly required by this Agreement; provided, further, that in no event shall a change in the trading price of Parent’s capital stock, by itself, be considered a Parent Material Adverse Effect.

“Paying Agent” has the meaning set forth in Section 3.03(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Amount” has the meaning set forth in Section 3.01(c).

“Permit” means licenses, franchises, permits, consents, approvals, orders, certificates, authorizations, declarations and filings.

“Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

“Proceedings” means any action, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Real Property” has the meaning set forth in Section 4.16.

“Real Property Lease” has the meaning set forth in Section 4.16.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit or disposal into the environment.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.06(d).

“Scheduled Intellectual Property” has the meaning set forth in Section 4.15(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 4.10(j).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Transfer Tax” means any state, local, foreign or provincial Tax which is attributable to the transfer of Company Common Stock pursuant to this Agreement.

“Sub” has the meaning set forth in the preamble hereto.

“Sub Board” has the meaning set forth in Section 5.05.

“Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Superior Company Proposal” has the meaning set forth in Section 6.02(e).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Transaction” has the meaning set forth in Section 9.02(c).

“Tax” or “Taxes” means: (a) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental (including taxes under Section 59A of the Code), customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty or addition thereto, whether disputed or not; and (b) any liability for the payment of any amount of the type described in clause (a) as a result of the Company or any Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means all federal, state, local, provincial and foreign returns, declarations, statements, reports, schedules, forms, information returns and other documents relating to Taxes (including any attachment thereto and any amendment thereof).

“Termination Fee” has the meaning set forth in Section 9.02(b).

“Transfer Taxes” means any sales, use, stamp, transfer or similar Taxes that are levied by a Tax Authority with respect to the transfer of the beneficial ownership of the Company’s or the Company’s Subsidiaries’ real or personal property pursuant to this Agreement.

“Voting Company Debt” means any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

ARTICLE II
THE MERGER
      Section 2.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.
      Section 2.02     Closing. The Closing shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, NY 10111 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the parties entitled to the benefits thereof) of those conditions at such time), or at such other place, time and date as shall be agreed in writing between Parent and the Company.
      Section 2.03     Effective Time. At the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). From and after the Effective Time, the Merger shall have all the effects provided by Section 259 of the DGCL (including the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL).
      Section 2.04     Certificate of Incorporation and By-laws. (a) The Company Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
      (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      Section 2.05     Directors. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
      Section 2.06     Officers. The officers of the Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
      Section 3.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, the Company Subsidiaries, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and any Dissenters’ Shares) shall be converted into the right to receive $26.00 (referred to herein as the “Per Share Amount”) in cash payable to the holder thereof (the Per Share Amount multiplied by the number of shares of Company Common Stock held by each stockholder of the Company, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.03, without interest. The Per Share Amount shall be appropriately adjusted for any stock dividend, stock split or like transaction affecting the Company Common Stock prior to the Effective Time.
      Section 3.02     Dissenters’ Shares. Notwithstanding anything in this Agreement to the contrary, Dissenters’ Shares shall not be converted into the right to receive Merger Consideration as provided in Section 3.01(c), but rather the holders of Dissenters’ Shares shall be entitled to payment of the fair value of such Dissenters’ Shares in accordance with Section 262 of the DGCL; provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenters’ Shares shall cease and such Dissenters’ Shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration as provided in Section 3.01(c). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      Section 3.03     Exchange of Certificates. (a) Prior to the Effective Time, Parent shall select and appoint a commercial bank or trust company who shall be reasonably satisfactory to the Company to act as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates representing Company Common Stock. At the Closing, Parent shall cause to be deposited with the Paying Agent the aggregate Merger Consideration under Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 3.01(c) out of the Exchange Fund.
      (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (or appropriate portion thereof) into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or (B) establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate (other than Certificates representing Dissenters’ Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (or appropriate portion thereof), without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c). No interest shall be paid or shall accrue on any Merger Consideration payable upon the surrender of any Certificate.
      Section 3.04     No Further Ownership Rights in Company Common Stock. The Merger Consideration (or appropriate portion thereof) paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.
      Section 3.05     Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock six months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.
      Section 3.06     No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.
      Section 3.07     Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent, provided, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by

Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).
      Section 3.08     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.01(c) for the shares of Company Common Stock represented thereby. When authorizing such payment of any portion of the Merger Consideration in exchange therefor, the Surviving Corporation may, in its discretion, require such Person claiming such Certificate to be lost, stolen or destroyed to post a bond in customary amount and to make a reasonable undertaking to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.
      Section 3.09     Withholding Rights. Each of Parent and Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, or local law with respect to Taxes. If Parent or Surviving Corporation, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable stockholder in respect of which Parent or Surviving Corporation, as the case may be, made such deduction or withholding.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the Company Disclosure Schedule (it being understood that if it is reasonably apparent that an item disclosed in one section or subsection of the Company Disclosure Schedule is omitted from another section or subsection where such disclosure would be appropriate, such item shall be deemed to have been disclosed in such section or subsection of the Company Disclosure Schedule from which such item is omitted), the Company represents and warrants to Parent and Sub as follows:
      Section 4.01     Organization, Standing and Power. The Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary or beneficial, except for any such failure to be so qualified or in good standing, individually or in the aggregate, which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the charter documents, by-laws and organizational documents (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been made available to Parent. Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation or by-laws or similar organizational document.
      Section 4.02     Company Subsidiaries and Investments. The Company owns directly or indirectly each of the outstanding shares of capital stock or a 100% ownership interest, as applicable, of each of the Company Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. The Company owns directly or indirectly each of its Investments, if any, free and clear of all Liens. The following information for each Company Subsidiary and each direct or indirect Investment of the Company is set forth in Section 4.02 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.
      Section 4.03     Capital Structure. The authorized capital stock of the Company consists of the following: (i) 34,425,000 shares of Company Common Stock, of which 30,000,000 are shares of Company Class A Common Stock and 4,425,000 are shares of Company Class B Common Stock; and (ii) 1,000,000 shares of Company Preferred Stock. As of the date hereof, (A) 9,632,624 shares of Company Class A Common Stock (including 98,950 shares of Company Restricted Stock), 2,181,906 shares of Company Class B Common Stock and no shares of Company Preferred Stock are issued and outstanding, (B) no shares of Company Capital Stock are held by the Company in its treasury and (C) 1,342,675 shares of Company Class A Common Stock are subject to outstanding Company Stock Options. Section 4.03 of the Company Disclosure Schedule lists each Company Stock Option outstanding on the date hereof, the Company Option Plan under which such Company Stock Option was granted, the number of shares of Company Class A Common Stock issuable thereunder, the vesting schedule, the expiration date and the exercise price thereof. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on stockholders of the Company by Section 180.0622(2)(b) of the Wisconsin Business Corporations Law, as judicially interpreted, for debts owing to employees of the Company for services performed, but not exceeding 6 months’ service in any one case) and, except as set forth in the Cross Purchase Agreement, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There is no Voting Company Debt issued or outstanding and the only rights outstanding under any Company Option Plan are Company Stock Options and Company Restricted Shares. Other than as set forth in this Section 4.03 or in Section 4.03 of the Company Disclosure Schedule, there are no (1) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock, (2) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or (3) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries (other than the Cross Purchase Agreement).
      Section 4.04     Authorization; Validity of Agreement; Necessary Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in the case of the Merger, and no corporate action on the part of the Company (other than the Company Stockholder Approval) is necessary to authorize the consummation of the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes (assuming the due authorization, execution and delivery by Parent and Sub) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
      (b) The Company Board, at a meeting duly called and held prior to execution of this Agreement, (i) approved and declared advisable this Agreement and the Merger, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the holders of Company Class B Common Stock approve and adopt this Agreement and the Merger and (iv) directed that this Agreement be submitted for consideration by the holders of the Company Class B Common Stock at a meeting of such stockholders.
      (c) The only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement is the vote by the holders of at least two-thirds of the outstanding shares of Company Class B Common Stock (the “Company Stockholder Approval”).
      Section 4.05     No Conflicts; Consents. The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (a) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (b) any Contract (other than the Real Property Leases) to which the Company or any Company Subsidiary is a party or by which they are bound or (c) subject to the filings referred to in the following sentence, any provision of any Order or Legal Requirement applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (b) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act and any required foreign competition law filings, (ii) the filing with the SEC of such reports under Sections 13 and 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.09 and (v) such other items as are set forth in Section 4.05 of the Company Disclosure Schedule.
      Section 4.06     SEC Documents; Financial Statements; Undisclosed Liabilities. (a) The Company has timely filed with, furnished or otherwise transmitted to the SEC all Company SEC Documents. As of its respective date, each Company SEC Document (including any financial statements or schedules included therein) complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later dated Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any Company Subsidiaries, on the other, occurring since December 31, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
      (b) As of their respective dates, the Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnotes) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).
      (c) The Company and the Company Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or reserved against in the Financial Statements of the Company included in the Filed Company SEC Documents or disclosed in Section 4.06(c) of the Company Disclosure Schedule, (ii) incurred in the ordinary and usual course of business pursuant to Contracts or since December 31, 2004, (iii) incurred in connection with this Agreement or the Merger or (iv) that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
      (d) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq. The Company has made available to Parent true, correct and complete copies of all correspondence between the Nasdaq, on the one hand, and the Company and any Company Subsidiaries, on the other, occurring since December 31, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof.
      (e) The Company has disclosure controls and procedures that are effective to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.
      (f) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors and to Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
      (g) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when next due.
      (h) There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
      Section 4.07     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Information Statement relating to Parent or its Affiliates based on information supplied by

Parent or its Affiliates for inclusion or incorporation by reference in the Information Statement. The Information Statement will comply as to form in all material respects with the requirements of the DGCL.
      Section 4.08     Absence of Certain Changes or Events. Except as disclosed on Section 4.08 of the Company Disclosure Schedule or as permitted by Section 6.01 after the date hereof, since December 31, 2004, (i) the Company has conducted its business only in the ordinary and usual course of business, (ii) neither the Company nor any Company Subsidiary has experienced a Company Material Adverse Effect and (iii) neither the Company nor any Company Subsidiary has taken any of the following actions:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of its capital stock, other than (A) regular quarterly cash dividends on the Company Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by the Company prior to the date of this Agreement and (B) dividends and distributions by a Company Subsidiary to its parent, (ii) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchased, redeemed or otherwise acquired any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) adopted a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries;

(b) other than grants of Company Stock Options and Company Restricted Shares and issuances pursuant to the exercise of Company Stock Options, authorized for issuance, issued, delivered, sold or granted (i) any shares of its capital stock, (ii) any Voting Company Debt or other voting (iii) securities, any securities convertible into or exchangeable for, or any options (including Company Stock Options), warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(c) amended its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquired or agreed to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or (ii) any Person or division thereof or any assets outside the ordinary and usual course of business;

(e) except as disclosed in Section 4.08(e) of the Company Disclosure Schedule, (i) granted to any officer or director of the Company or any Company Subsidiary any material increase in compensation or fringe benefits, (ii) granted to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (iii) entered into or amended any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (iv) established, adopted, entered into or amended in any material respect any Company Plan, (v) taken any action to accelerate any rights or benefits, or made any material determinations not in the ordinary and usual course of business, under any Company Plan or (vi) loaned or advanced money or other property in excess of $25,000 to any present or former employee, officer or director of the Company or any Company Subsidiary;

(f) made any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(g) made or agreed to make any new capital expenditure or expenditures that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $2,000,000;

(h) other than in the ordinary and usual course of business, made any material Tax election or settled or compromised any material Tax liability or refund;

(i) settled any material Proceeding to which the Company or any Company Subsidiary was or is a party;

(j) entered into, renewed, terminated or amended in any material respect any Real Property Lease; or

(k) authorized any of, or committed or agreed to take any of, the foregoing actions.
      Section 4.09     Taxes. (a) All income Tax Returns and other material Tax Returns required to be filed through the date hereof, by or with respect to the Company and the Company Subsidiaries, have been duly and timely filed or extended with the appropriate Taxing Authority, and all Taxes required to be paid through the date hereof whether disputed or not and whether or not shown on any Tax Return, have been timely paid in full, except Taxes for which adequate provision has been made in the pertinent financial statements referred to in Section 4.06. All such Tax Returns were correct and complete in all material respects. All material Taxes which the Company or any of the Company Subsidiaries is required to withhold or collect have been withheld and collected and have been timely paid over to the proper Tax Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There is no pending dispute or written claim concerning any Tax liability of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received written notice of any material claim made by any authority in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens recorded or asserted on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
      (b) Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any such waiver or agreement been requested by the IRS or any other Tax Authority; and neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
      (c) Neither the Company nor any of the Company Subsidiaries (i) is a party to or bound by any material Tax allocation, indemnity or sharing agreement, or (ii) (A) has been a member of an affiliated group filing a consolidated federal income Tax return (other than such a group of which the Company is the common parent) or (B) will be required to pay the Taxes of any other Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement or otherwise, or (iii) has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
      (d) In the past five years, neither the Company nor any of the Company Subsidiaries has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code, or distributed as a corporation (or been distributed in a transaction that is reported to qualify under Section 355 of the Code).
      (e) Neither the Company nor any Company Subsidiary has made or agreed to make, and is not required to make, any change in method of accounting of the Company or any Company Subsidiary which would require the Company or any Company Subsidiary to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision). There is no application pending with any Tax Authority requesting permission for the Company or any Company Subsidiary to make any change in accounting method and neither the Company nor and Company Subsidiary has received any written notice that a Tax Authority proposed to require a change in method of accounting.
      (f) None of the Company nor any Company Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c) in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder or comparable provisions of state law, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, and the Treasury regulations promulgated thereunder or comparable provisions of section law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury regulations promulgated thereunder or comparable provision of state law.
      Section 4.10     Benefit Plans. (a) Section 4.10 of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, restricted stock, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, other than a Multiemployer Plan, whether written or oral and whether or not subject to ERISA, which is maintained by the Company, to which the Company is required to contribute or with respect to which the Company or any of its ERISA Affiliates has any liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”
      (b) With respect to each Company Plan, the Company has made available to Parent a true and accurate copy thereof and, to the extent applicable: (i) the current trust agreement or other funding instrument; (ii) the most recent IRS determination or opinion letter; (iii) the most recent summary plan description; (iv) the most recent Form 5500 and attached schedules; (v) the most recent actuarial valuation report; and (vi) copies of nondiscrimination tests for the past two years.
      (c) Each Company Plan has been established and complies and has been administered in form and operation in all material respects in accordance with its terms and applicable Legal Requirements including, without limitation, ERISA and the Code. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code, and to the Knowledge of the Company there are no facts and circumstances that could reasonably be expected to result in the revocation of such letter except as may be self-corrected pursuant to Revenue Procedure 2003-44 without material liability to the Company. To the Knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to subject the Company or any of its ERISA Affiliates to any material tax, fine, Lien, penalty or other liability imposed by ERISA or the Code. No non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Section 4975 of the Code) has occurred with respect to any Company Plan. Except as listed on Section 4.10 of the Company Disclosure Schedule, no Company Plan provides post-retirement or post-termination health benefits and none of the Company or any of its ERISA Affiliates has any obligations to provide any post-retirement health benefits, except, in either case, to the extent required by Section 4980B of the Code, Part 6 of Title 1 of ERISA or similar provisions of applicable state law.
      (d) With respect to any Company Plan (or the assets thereof), (i) no actions, suits or claims (other than routine claims for benefits) are pending or threatened in writing, (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits), (iii) none of the assets of any Company Plan are invested in employer securities or employer real property and (iv) the Company has not received notice that any governmental investigation is pending or threatened.
      (e) None of the Company Plans are subject to Title IV of ERISA. With respect to each Company Plan that is subject to Title IV of ERISA, (i) no steps have been taken by the Company or any of its ERISA Affiliates to terminate any such Company Plan, (ii) the material facts underlying the most recently completed actuarial valuation for such Company Plan remain true and correct as of the date hereof, (iii) all required contributions have been made to such Company Plan in accordance with minimum funding standards of Section 412 of the Code and (iv) no proceedings to terminate such Company Plan (or to appoint a trustee to administer any such Company Plan) have been instituted by the PBGC pursuant to Section 4042 of ERISA and no facts exist that could reasonably be expected to result in the institution of such proceedings.
      (f) Neither the Company nor any of its ERISA Affiliates has any liability under or with respect to any Multiemployer Plan.
      (g) The consummation of the transaction contemplated by this Agreement will neither entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment (including golden parachute) under any Company Plan nor cause any amounts payable under any Company Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
      (h) All Company Plans that are maintained by the Company or its Subsidiaries outside of the United States primarily for the benefit of employees of the Company or any of its Subsidiaries working outside of the United States comply in all material respects with applicable Legal Requirements. To the extent that any such Company Plan is, or is required to be, funded, the fair market value of plan assets exceeds the present value of benefit obligations under such Company Plan.
      (i) With respect to each of the Company Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and to the extent not presently payable appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.
      (j) No Company Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (within the meaning of Section 409A of the Code ) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2005 through the date hereof.
      (k) The actions described on Section 1.01 of the Company Disclosure Schedule have been taken prior to the date hereof.
      Section 4.11     Employment and Labor Matters. There is no, and since January 1, 2003 there has been no, labor strike, material labor dispute, material labor slow down, material work stoppage or other material labor difficulty pending or, to the Knowledge of the Company, threatened against the Company. Except as set forth on Section 4.11 of the Company Disclosure Schedule, none of the employees of the Company is covered by any collective bargaining agreement, and, to the Knowledge of the Company, no representation petition has been filed by a Company employee or is pending before the National Labor Relations Board, and no union organizing campaign is, or since January 1, 2003 has been, in progress or has been threatened.
      Section 4.12     Litigation. There is no, and since January 1, 2003 there has been no, (a) Order to which the Company or any Company Subsidiary is a party or by which any of them or their respective properties or assets are bound and (b) Proceedings pending against the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. Since January 1, 2003, there has been no, SEC or Nasdaq inquiry or investigation, other governmental inquiry or investigation or internal investigation pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any alleged malfeasance by any executive officer of the Company.
      Section 4.13     Compliance with Applicable Laws. Except as set forth on Section 4.13 of the Company Disclosure Schedule, since January 1, 2003 (a) neither the Company nor any Company Subsidiary has violated any Legal Requirement or Order, except for any such violation which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) the Company and each Company Subsidiary have had all Permits from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Permits the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company, nor any Company Subsidiary nor any third parties with whom the Company or a Company Subsidiary contracts for the manufacture of apparel products directly uses any child labor (as defined under applicable local laws and regulations), conscripted labor or slave labor in the manufacture of the apparel products of the Company or a Company Subsidiary.

      Section 4.14     Contracts. (a) Set forth on Section 4.14 of the Company Disclosure Schedule is a complete list as of the date hereof of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is otherwise bound:

(i) Contracts entered into other than in the ordinary and usual course of business;

(ii) Contracts containing covenants not to compete in any geographic area;

(iii) Contracts limiting the freedom of Company or any Company Subsidiary to engage in any line of business or to compete with any other Person;

(iv) Contracts representing Indebtedness of the Company or any Company Subsidiary;

(v) Contracts with any Governmental Entity;

(vi) royalty or product endorsement Contracts relating to the sale of any products of the Company or a Company Subsidiary;

(vii) Contracts by which the Company or a Company Subsidiary has granted a license or other permission to any third party with respect to any Intellectual Property Rights (“Outbound License Grants”); and

(viii) Contracts by which the Company or a Company Subsidiary is required to make payments, or entitled to receipts of, more than $500,000 individually (excluding any Contracts that are scheduled elsewhere in this Agreement or on the Company Disclosure Schedule).
      (b) To the Knowledge of Company, (i) all Contracts listed on Section 4.14 of the Company Disclosure Schedule are valid, binding, and enforceable agreements of Company and neither the Company nor any Company Subsidiary is, and no other party to any such Contract is, in violation of or in default, in any material respect, under any such Contract, and no event or circumstance has occurred which constitutes, or after notice or lapse of time or both, would constitute a material violation or default thereunder on the part of Company or any Subsidiary, or any other party thereto or result in a right to accelerate or a loss of material rights under any such Contract; and (ii) the Company and each Company Subsidiary has fulfilled all material obligations required to have been performed by it pursuant to each such Contract and the Company has no reason to believe that the Company or any Company Subsidiary would not be able to fulfill all of its material obligations under such Contracts which remain to be performed after the date hereof.
      Section 4.15     Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, registered trademarks and service marks, applications to register copyright, trademarks and service marks, and all patents and patent applications, currently owned by the Company and its Subsidiaries (collectively, “Scheduled Intellectual Property”). Each item listed in Section 4.15(a) of the Company Disclosure Schedule has been registered or application filed with the U.S. Patent and Trademark Office or such other foreign governmental authority. To the Knowledge of the Company, all application, renewal, annuity, maintenance or other similar fees for the Scheduled Intellectual Property due have been paid and all registrations, patents and applications are subsisting and have not become abandoned due to the failure to pay any required renewal, annuity or maintenance fees. There are no actual or to the Knowledge of the Company threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, registration or ownership of any portion of the registered Scheduled Intellectual Property. None of the registered Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.
      (b) Each of the Company and its Subsidiaries owns or possesses adequate licenses or other valid rights to use all Intellectual Property Rights used in the operation of their business as currently conducted, free and clear of material Liens.
      (c) No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries or the validity or enforceability of their respective Intellectual Property Rights.

      (d) No claims are pending or, to the Knowledge of the Company, threatened that the conduct of the Company’s or its Subsidiaries’ respective businesses as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written “invitations to license” or other written communications asserting that the Company or a Company Subsidiary will be obligated to take a license under third party Intellectual Property Rights in order to continue conducting business as currently conducted.
      (e) As of the date of this Agreement, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or its Subsidiaries with respect to any Intellectual Property Rights.
      (f) The consummation of the Merger will not (i) result in the breach, modification, cancellation, termination or suspension of any agreement pertaining to Intellectual Property Rights, including any licenses granted to the Company or a Subsidiary and licenses granted by the Company or any Subsidiary or (ii) result in the loss or impairment of the Company’s or its Subsidiaries’ ownership or right to use its Intellectual Property Rights.
      (g) To the Knowledge of the Company, the Company and its Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security. To the Knowledge of the Company, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against the Company or any Subsidiary.
      (h) Except as would not have a Company Material Adverse Effect, with respect to the Scheduled Intellectual Property, proprietary product and fabric designs, trade secret marketing plans and business methods, proprietary data, and computer software owned or purported to be owned by the Company or any Subsidiary (collectively, “Owned Intellectual Property”), the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business as currently conducted. Neither the Company nor any Company Subsidiary has exclusively licensed any Owned Intellectual Property to any Person. The Company and its Subsidiaries are taking commercially reasonable actions pursuant to its business judgment to protect, preserve, and maintain the Owned Intellectual Property and to maintain the confidentiality of and restrict the improper use of confidential information. To the Knowledge of the Company, (i) there has been no unauthorized disclosure of any material trade secrets of the Company or any Company Subsidiary, and (ii) there has been no breach of the Company’s or any Company Subsidiary’s security procedures wherein material Company confidential information has been disclosed to a third person.
      Section 4.16     Real Property. (a) Section 4.16 of the Company Disclosure Schedule (i) sets forth a list of all real property owned by the Company and the Company Subsidiaries and specifies the entity (Company or Company Subsidiary) that occupies such property if different from the owner (the “Owned Real Property”) and (ii) describes each leasehold interest in real property leased by, subleased by, licensed or with respect to which a right to use or occupy has been granted to the Company or any of the Company Subsidiaries (such leased Real Property together with the Owned Real Property, the “Real Property”), and specifies the lessor(s) of such leased property, the entity (Company or Company Subsidiary) occupying such leased property, and identifies each lease or any other Contract under which such property is leased (the “Real Property Leases”). There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company or a Company Subsidiary) in possession of the leased Real Property.
      (b) To the Knowledge of Company, (i) all Real Property Leases listed on Section 4.16 of the Company Disclosure Schedule are valid, binding, and enforceable agreements of Company and neither the Company nor any Company Subsidiary is, and no other party to any such Real Property Lease is, in violation of or in default, in any material respect, under any such Real Property Lease, and no event or circumstance has occurred (other than the execution and delivery by the Company of this Agreement, the consummation of the Merger or the compliance with the terms hereof and thereof) which constitutes, or after notice or lapse of time or both, would constitute a material violation or default thereunder on the part of Company or any Subsidiary, or any other party thereto or result in a right to accelerate or a loss of material rights under any such Real Property Lease; and (ii) the Company and each Company Subsidiary has fulfilled all material obligations required to have been performed by it pursuant to each such Real Property Lease and the Company has no reason to believe that the Company or any Company Subsidiary would not be able to fulfill all of its material obligations under such Real Property Leases which remain to be performed after the date hereof.
      Section 4.17     Environmental Matters. (a) The Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws (all of the foregoing, the “Environmental Permits”), except for such violations, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect. All such Environmental Permits are in effect, no appeal nor any other action is pending to revoke or materially modify any such Environmental Permit, and the Company and each of the Company Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except for such matters, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect. To the extent required by applicable Environmental Laws, the Company and each of the Company Subsidiaries have filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any Environmental Permits in a timely fashion so as to allow the Company and each of the Company Subsidiaries to continue to operate their businesses in compliance with applicable Environmental Laws, except for such failure, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, and the Company does not expect such new or renewed Environmental Permits to include any new terms or conditions that would reasonably be expected to have a Company Material Adverse Effect.
      (b) There is no pending or, to the Knowledge of the Company, threatened claim, lawsuit, or administrative proceeding against the Company or any of the Company Subsidiaries, under or pursuant to any Environmental Law, except for any such claim, lawsuit or proceeding that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or any of the Company Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except for such violations or liabilities which would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written request for information from any Person, (including any Governmental Entity) related to any potential liability under or compliance issue arising under any applicable Environmental Law, which potential liability or compliance issue is unresolved, except for such liability or compliance issue that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.
      (c) With respect to the real property that is currently, or was formerly, owned, leased or operated by the Company or any of the Company Subsidiaries (or by predecessors in interest to the Company or any of the Company Subsidiaries), there have been no Releases of Hazardous Substances for which the Company or any Company Subsidiary would have any liability under Environmental Law on, onto, from, or underneath any of such real property, except for such Releases that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.
      (d) Neither the Company nor any of the Company Subsidiaries have entered into any Contract that may require them to pay, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person that is not a party to this Agreement from or against any liabilities or costs arising out of or related to Releases of Hazardous Substances or otherwise arising in connection with or under Environmental Laws, except for such liabilities or costs, if any, that would not, individually or in the aggregate, have, or reasonably be expected to have a Company Material Adverse Effect.

      (e) The representations in this Section 4.17 shall be the exclusive representations and warranties related to matters involving Environmental Laws, Environmental Permits, Hazardous Substances or Releases of Hazardous Substances.
      Section 4.18     Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Parent has been furnished a complete and correct copy of the Contracts between the Company and each of Goldman, Sachs & Co. and Wells Fargo Securities, LLC with respect to the payment of such fees and expenses.
      Section 4.19     Opinion of Financial Advisor. The Company has received the opinion of Wells Fargo Securities, LLC, the Company’s financial advisor, dated as of the date hereof, that, as of the date hereof, the Per Share Amount is fair to the holders of the Company Common Stock from a financial point of view. The Company has received the opinion of Goldman, Sachs & Co., the Company’s financial advisor, dated as of the date hereof, that, as of the date hereof, the Per Share Amount to be received by the holders of the shares of Company Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders. A signed copy of such opinions has been or will be delivered to Parent.
      Section 4.20     Takeover Statutes; Rights Plans. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.04, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby or to the Family Group Voting Agreement or the transactions contemplated thereby.
      Section 4.21     Affiliate Transactions. No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any Company Subsidiary or has engaged in any material transaction with any of the foregoing within the last twelve months.
      Section 4.22     Indebtedness. Section 4.22 of the Company Disclosure Schedule sets forth, as of the time this Agreement is executed and delivered by the Company, all of the outstanding Indebtedness of the Company and the Company Subsidiaries. As of the time this Agreement is executed and delivered by the Company there is not, and as of the Effective Time there will not be, any Indebtedness of the Company except as set forth in Section 4.22 of the Company Disclosure Schedule and as may be incurred in accordance with Section 6.01 after the date hereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
      Parent and Sub jointly and severally represent and warrant to the Company as follows:
      Section 5.01     Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted except a has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
      Section 5.02     Sub. Sub is a wholly owned Subsidiary of Parent and, since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
      Section 5.03     Financing. Parent has delivered to the Company a true and complete copy of the commitment letter, dated as of May 10, 2005, between Parent, Banc of America Securities LLC and Credit Suisse First Boston (the “Financing Commitments”), pursuant to which Banc of America Securities LLC and Credit Suisse First Boston have agreed to provide the kinds and amounts of financing set forth therein (the “Financing”). Subject to the consummation of the Financing, Parent has or has available to it, and at all times through the Effective Time will have available, and will make available to Sub, all funds necessary to consummate the Merger and pay the related fees and expenses of Parent and Sub. None of the Financing Commitments has been amended or modified since their respective dates, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. Subject to the accuracy of the representations and warranties of the Company set forth in Article IV, Parent is not aware of any fact or condition existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Financing Commitments inaccurate or that causes, or might reasonably be expected to cause, the Financing Commitments to be ineffective or that precludes, or might reasonably be expected to preclude, the satisfaction of the conditions set forth in the Financing Commitments. The Financing Commitments have been duly executed by all parties thereto and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Financing Commitments on or prior to the date hereof have been paid. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with the Company’s anticipated cash balances, will be sufficient for Parent and the Surviving Corporation: (i) to pay the aggregate Merger Consideration and any other repayment or refinancing of Indebtedness contemplated in this Agreement or the Financing Commitments; (ii) to pay all related fees and expenses; and (iii) to finance the Surviving Corporation’s working capital and general corporate needs after the Effective Time. Subject to the accuracy of the representations and warranties of the Company set forth in Article IV, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.
      Section 5.04     Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor Sub beneficially owns any Company Common Stock.
      Section 5.05     Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with this Agreement and to consummate the Merger. The Board of Directors of Sub (the “Sub Board”) has adopted a resolution approving this Agreement. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Sub Board and by Parent as the sole stockholder of Sub and no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement or the consummation of the Merger. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligations of each of Parent and Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
      Section 5.06     No Conflicts; Consents. The execution and delivery by each of Parent and Sub of this Agreement, does not, and the consummation of the Merger and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the charter or organizational documents of Parent or Sub, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Legal Requirement applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (b) or clause (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act and any required foreign competition law filings, (ii) the filing with the SEC of such reports under Sections 13 and 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 7.09 and (v) such other items as are set forth in Section 5.06 of Parent Disclosure Schedule.
      Section 5.07     Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made in or omitted from the Information Statement relating to the Company or its Affiliates based on information supplied by Company for inclusion or incorporation by reference in the Information Statement.
      Section 5.08     Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Sub, in each case for which the Company or any Company Subsidiary may be or become liable.
      Section 5.09     Litigation. Except for Proceedings that would not reasonably be expected to have a Parent Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Sub which call into question the validity or hinder the enforceability or prompt performance of this Agreement or the consummation of the Merger.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 6.01     Conduct of Business. Except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, in all material respects, conduct its business in the ordinary and usual course of business. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement or Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) regular quarterly cash dividends on the Company Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by the Company prior to the date of this Agreement and (B) dividends and distributions by a Company Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries;

(b) authorize for issuance, issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options (including Company Stock Options), warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (ii) any assets (excluding (x) inventory purchased in the ordinary and usual course of business and (y) fixed assets) having a value in excess of $500,000 in the aggregate (but in no event shall any such agreement require the Company or any Company Subsidiary to acquire any such assets after June 30, 2006);

(e) (i) grant to any officer or director of the Company or any Company Subsidiary any material increase in compensation or fringe benefits, other than those required pursuant to existing agreements or Company Plans, (ii) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay except as required by the terms of any existing agreements or Company Plans or any collective bargaining agreement, (iii) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any present or former employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any Company Plan except as required by applicable law or the terms of any collective bargaining agreement (provided that the Company may amend Company Plans that constitute nonqualified deferred compensation plans within the meaning of Section 409A of the Code to permit eligible employees not yet in payment status to elect to receive distributions from the relevant plan following termination of employment over the 5 or 10 year period commencing on the first anniversary of the employee’s termination date, to the extent permitted under Section 409A of the Code and applicable guidance issued thereunder; provided that such election will not preclude the Company’s ability to terminate in its discretion, either prior to the Closing with Parent’s consent or after the Closing, as applicable, any or all of the plans and distribute deferred compensation as permitted under Section 409A of the Code), (v) except as permitted or required under Section 7.05, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any Company Plan, (vi) loan or advance money or other property to any present or former employees, officers or directors of the Company or any Company Subsidiary (provided that the Company may advance amounts to its employees in the ordinary and usual course of business) or (vii) except as permitted or required under Section 7.05, grant any new, or amend any existing, Company Stock Option or enter into any agreement under which any Company Stock Option would be required to be issued;

(f) make any change in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(g) make or agree to make any new capital expenditure or expenditures (including expenditures for fixed assets) that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $2,000,000;

(h) other than in the ordinary and usual course of business, make any material Tax election, change the Tax reporting or accounting policies or practices with respect to accounts payable or the collection of accounts receivable in any material respect, or settle or compromise any material Tax liability or refund, or surrender any right to claim a refund of Taxes;

(i) enter into, renew, cancel or terminate any Contract that is listed on, or, if in effect on the date hereof, would be required to be listed on Section 4.14 of the Company Disclosure Schedule, or modify any of the material terms of any such Contract;

(j) renew the Real Property Leases with respect to the Real Property Leases identified on Section 1.02 of the Company Disclosure Schedule, or modify any of the material terms of any such Real Property Leases (provided that the Company may renew the Real Property Lease identified on Section 1.02(a) of the Company Disclosure Schedule for an additional one-year term and on other terms that are no less favorable in all material respects to those in effect immediately prior to the date hereof);

(k) other than in the ordinary and usual course of business, enter into, renew, cancel or terminate any other Real Property Lease, or modify any of the material terms of any such Real Property Lease;

(l) incur any Indebtedness (excluding letters of credit) in an aggregate amount that is in excess of $5,000,000 in the aggregate or modify any of the material terms of any outstanding Indebtedness;

(m) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company or any Company Subsidiary is a party and which relates to a business combination involving the Company or any Company Subsidiary;

(n) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries, taken as a whole, other than (i) in the ordinary and usual course of business and consistent with past practice or (ii) as may be required by GAAP;

(o) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise) in respect of any matter requiring payment by the Company or any Company Subsidiary in excess of $100,000 individually or $1,000,000 in the aggregate, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary and usual course of business and consistent in amount and kind with past practice;

(p) pay, discharge, waive, release, assign, settle or compromise any pending or threatened Proceeding (i) in respect of any matter requiring payment by the Company or any Company Subsidiary in excess of $100,000 individually or $1,000,000 in the aggregate or entailing any admission of liability by the Company or any Company Subsidiary or any material non-monetary relief against the Company or any Company Subsidiary, or (ii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires a payment to such security holders by the Company or any Company Subsidiary or (B) adversely affects in any material respect the ability of the Company or any Company Subsidiary to conduct its business in a manner consistent with past practice;

(q) continue planning for, or proceed with, the separation from the Company of any business or significant assets of the Company or any Company Subsidiary;

(r) knowingly take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect, (ii) that would reasonably be likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) that has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(s) authorize any of, or commit or agree to take any of, the foregoing actions.
      Section 6.02     No Solicitation. (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and the Company Subsidiaries shall not (and the Company shall cause each of its and any of the Company Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries not to) directly or indirectly: (i) solicit, initiate, propose, encourage or facilitate, or engage in discussions or negotiations with any Person (other than Parent or Sub) (whether such discussions or negotiations are initiated by the Company or otherwise) relating to (1) any business combination with or any direct or indirect acquisition, in a single transaction or a series of transactions and whether by way of merger, purchase of capital stock, purchase of assets or otherwise, of (X) the Company, (Y) more than 25% of the fair market value of the assets of the Company and the Company Subsidiaries taken as a whole or (Z) more than 25% of any class of Company Capital Stock, (2) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person or group beneficially owning 25% or more of any class of Company Capital Stock or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection therewith or (3) any other merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary (any of (1), (2) or (3), an “Alternative Acquisition”); (ii) solicit, initiate, propose, encourage or facilitate the making of any proposal or offer (including any proposal or offer from or to the Company’s stockholders) from any Person (other than

Parent or Sub) relating to an Alternative Acquisition (an “Alternative Acquisition Proposal”); or (iii) provide information with respect to the Company or any Company Subsidiary to any Person (other than Parent or Sub) relating to a possible Alternative Acquisition by any Person (other than Parent or Sub). Notwithstanding the foregoing, prior to receiving the Company Stockholder Approval, the Company Board may, to the extent required by the fiduciary obligations of the Company Board under Delaware law, as determined in good faith by the Company Board after consultation with outside legal counsel, in response to a bona fide, written Alternative Acquisition Proposal that the Company Board determines, in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, is or is reasonably likely to result in a Superior Company Proposal, and after providing a notice of and a copy of such Superior Company Proposal to Parent, (A) participate in discussions and negotiations regarding such Alternative Acquisition Proposal, (B) furnish information with respect to the Company and its Subsidiaries to the Person (and its representatives) making such Alternative Acquisition Proposal pursuant to a customary confidentiality agreement that does not contain terms that would prevent the Company from complying with its obligations under this Section 6.02 and (C) approve and recommend such Superior Company Proposal and, in connection with such Superior Company Proposal, withdraw, modify or change the Company Board’s recommendation (any of the foregoing, a “Change in Board Recommendation”); provided, that the Company shall not effect a Change in Board Recommendation unless the Company has (x) provided a timely notice to Parent (a “Notice of Superior Proposal”), advising Parent that the Company Board has received a Superior Company Proposal, specifying the material terms and conditions of such Superior Company Proposal and identifying the Person making such Superior Company Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Company Proposal shall require a new Notice of Superior Proposal and a new three business day period) and (y) negotiated during the three business day period following Parent’s receipt of the Notice of Superior Proposal in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make a counter-offer. For purposes of this Section 6.02, the term “Person” shall include any group as defined in the Exchange Act.
      (b) Except as expressly permitted by Section 6.02(a), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clause (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, the Company Board may cause the Company to terminate this Agreement pursuant to Section 9.01(d)(i) and simultaneously or thereafter take any of the actions set forth in the preceding sentence.
      (c) The Company promptly, and in any event within 24 hours, shall advise Parent in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company shall keep Parent reasonably informed of the status of any such Alternative Acquisition Proposal or inquiry, which shall include providing copies of any amendment to any such Alternative Acquisition Proposal, correspondence with the Person or group making any such Alternative Acquisition Proposal, and copies of any information or material about the Company that is provided to such Person or group.
      (d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012 of Regulation M-A promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board after consultation with outside counsel, failure so to disclose could be inconsistent with its obligations under applicable law.
      (e) ‘Superior Company Proposal” means any bona fide written Alternative Acquisition Proposal not solicited or initiated in violation of this Section 6.02 that (i) relates to all of the outstanding shares of

Company Capital Stock or all or substantially all of the assets of the Company, (ii) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Alternative Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Parent in response thereto) and (iii) which the Company determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably capable of being consummated, taking into account all legal and regulatory aspects of the proposal.
ARTICLE VII
ADDITIONAL AGREEMENTS
      Section 7.01     Stockholders Meeting. The Company, acting through the Company Board in accordance with the Company Charter and the Company By-Laws, shall, as promptly as practicable following the date of this Agreement and the mailing of the Information Statement (as defined below) and in consultation with Parent, take all action reasonably necessary, except as otherwise provided for herein, to seek adoption of this Agreement by the holders of the Company Class B Common Stock at a duly called and noticed meeting of the shareholders of the Company (the “Company Stockholders Meeting”). Parent shall exercise its rights under Section 1.02 of the Family Voting Agreement to vote any shares of Company Class B Common Stock that are subject to the Family Voting Agreement in favor of adoption of this Agreement.
      Section 7.02     Information Statement. Promptly following the date of this Agreement, the Company shall, except as otherwise provided for herein and to the extent necessary under applicable law, and the Parent shall cooperate to, prepare and file with the SEC an information statement containing the information specified in Schedule 14C under the Exchange Act (together with any amendments thereof or supplements thereto, the “Information Statement”) to provide information to the holders of the Company Class B Common Stock who are entitled to vote on the approval of the Merger at the Company Stockholders Meeting. The Company shall use its commercially reasonable efforts to cause the Information Statement to be mailed to the holders of the Company Class A Common Stock and the Company Class B Common Stock as promptly as reasonably practicable after the text of the Information Statement has been adjusted to satisfy any concerns raised by the SEC. The Company and Parent each agrees to correct any information provided by it for use in the Information Statement that shall have become false or misleading. All mailings to the Company’s stockholders in connection with the Merger (including the Information Statement) shall be subject to the prior review and comment by Parent. Parent will furnish (or cause to be furnished) to the Company the information relating to Parent and its Affiliates to be set forth in the Information Statement. Except as otherwise provided for herein, the Company shall include in the Information Statement the recommendation of the Company Board that the holders of the Company Class B Common Stock vote in favor of the adoption of this Agreement and the Merger.
      Section 7.03     Access to Information; Confidentiality. Subject to applicable law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 7.03 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
      Section 7.04     Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including under the HSR Act), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed), (iv) subject to Section 7.04(b), engaging in divestitures, licenses, hold separate arrangements or similar matters (including covenants affecting business operating practices) and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.
      (b) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (i) Parent or its Subsidiaries or (ii) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have an adverse effect in excess of $10 million on either Parent and its Subsidiaries or the Company and its Subsidiaries.
      (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger.
      (d) Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide all cooperation that may be reasonably requested by Parent in connection with the Financing, the planning and preparation for the transition and integration of the Company’s and the Parent’s businesses following the Closing, and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Financing and (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (provided that the execution and delivery of, and any obligations of the Company or its Subsidiaries under, any such documents must be fully conditional upon, or otherwise wholly subject to, the consummation of the Closing), including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes and including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Financing, legal opinions, surveys and title insurance; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiaries in connection with such cooperation.
      Section 7.05     Stock Options and Restricted Shares. (a) At the Award Cancellation Time, each Company Restricted Share then outstanding shall immediately vest and shall be treated in all respects in accordance with Section 3.01; provided, that the amount to which the holder of any Company Restricted Share shall be entitled pursuant to Section 3.01 shall be reduced by the amount of any required withholding taxes (including any withholding taxes due as a result of the vesting of the Company Restricted Shares).

      (b) At the Award Cancellation Time, each Company Stock Option then outstanding (whether vested or unvested), shall be canceled and, in consideration of such cancellation, Parent shall pay or cause to be paid within 5 days following the Award Cancellation Time to each holder who has executed a letter in form satisfactory to Parent acknowledging the termination and full satisfaction of such Company Stock Option, in full satisfaction of such Company Stock Option, less any applicable withholding taxes, an amount (but not less than zero) in cash equal to the product of (i) the difference between (I) the Per Share Amount and (II) the exercise price with respect to such Company Stock Option, and (ii) the number of shares of Company Common Stock subject to such outstanding Company Stock Option.
      (c) The Company shall (i) take all actions reasonably necessary to cause the actions and effects specified in Sections 7.05(a) and (b) to occur, (ii) take all actions reasonably necessary, with Parent’s assistance, to ensure that, effective as of the Award Cancellation Time, no holder of Company Stock Options will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option or any other event and (iii) provide its reasonable cooperation to Parent in connection with the actions contemplated by this Section 7.05.
      Section 7.06     Indemnification; D&O Insurance. (a) From the Effective Time through the sixth anniversary thereof, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless any person (an “Indemnified Party”) who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, claim, litigation, suit or proceeding, whether civil, criminal, administrative or investigative, whether predicated on foreign, federal, state or local law and whether formal or informal (collectively for purposes of this Section 7.06, “action(s)”), by reason of his status as, or the fact that he is or was, a director and/or an executive officer (collectively for purposes of this Section 7.06, “executive(s)”) of the Company, and/or is or was serving as an executive officer or director of another corporation, partnership, joint venture, employee benefit plan, trust or other similar enterprise affiliated with the Company (any and/or all of which are referred to in this Section 7.06 as an “affiliate”), and as to acts performed in the course of such executive’s duty to the Company and/or to an affiliate, in each case against expenses, fees, costs and charges (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by or on behalf of an executive in connection with any action (including in connection with the investigation, defense, settlement or appeal of such action) that pertains to a matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Expenses (including reasonable attorneys’ fees) incurred by any Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Parent or the Surviving Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Section 7.06(a). The indemnification rights hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation and by-laws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise. The certificate of incorporation and by-laws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the Company Charter and Company By-laws as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. The parties agree that the provisions relating to exoneration of directors and officers and the rights to indemnification (including provisions relating to advances of expenses incurred in defense of any action or suit) in the certificate of incorporation and bylaws of Company and its Subsidiaries with respect to matters occurring through the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, that all rights to indemnification in respect of any action pending or asserted or claim made within such period shall continue until the disposition of such action or resolution of such claim.
      (b) Any Indemnified Party wishing to claim indemnification under Section 7.06(a) shall promptly notify Parent upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent.
      (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company for such insurance (the “Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium; provided, further, that Parent may satisfy its obligations under this Section 7.06(c) by obtaining “tail” insurance policies at the Effective Time that provide substantially similar coverage.
      (d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.
      (e) The Surviving Corporation shall pay (as incurred) all expenses (including reasonable fees and expenses of counsel) that an Indemnified Party may incur in enforcing the indemnity and other rights and obligations provided for in this Section 7.06.
      (f) The provisions of this Section 7.06 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
      Section 7.07     Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
      Section 7.08     Director Resignations. At the Closing the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each Company Subsidiary, in each case, effective at the Effective Time.
      Section 7.09     Transfer Taxes. All Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable by Parent, Sub or the Surviving Corporation in connection with the consummation of the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes payable by Parent, Sub or the Surviving Corporation shall be paid by either Sub or the Surviving Corporation, and shall not be paid out of the aggregate Merger Consideration.
      Section 7.10     Employee Benefit Matters. (a) Subject to Section 7.10(c), Parent intends to, or to cause its affiliates (including the Company and the Company Subsidiaries) to, provide: (i) each person who is employed by the Company or any of the Company Subsidiaries as of the Closing Date (the “Company Employees”) with terms and conditions of employment (including wages, salary, bonus and other compensation opportunities) that are, at Parent’s sole option, either (A) substantially similar in the aggregate to those in effect immediately prior to the Effective Time or (B) no less favorable than those provided to similarly situated employees of Parent, and (ii) Company Employees (and, to the extent applicable, any former employees of the Company and the Company Subsidiaries (“Former Company Employees”)) with employee benefit plans, programs, policies and arrangements that are, at Parent’s sole option, either (A) substantially similar in the aggregate to those in effect immediately prior to the Effective Time or (B) no less favorable than those provided to similarly situated employees of Parent.
      (b) To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its affiliates (including the Company and the Company Subsidiaries) for the benefit of Company Employees or Former Company Employees (and their eligible dependents), Company Employees and Former Company Employees (and their eligible dependents) shall be given credit for their service with the Company and the Company Subsidiaries (i) for all purposes of eligibility to participate and vesting (but not benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Plan, and (ii) to the extent permitted by the plan maintained by Parent, for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent. Notwithstanding the foregoing provisions of this Section 7.10(b), service and other amounts shall not be credited to Company Employees or Former Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.
      (c) Nothing in this Section 7.10 shall require Parent, the Company or any of their affiliates to continue to employ any Company Employee for any period after the Effective Time.
      Section 7.11     Actions Respecting Commitment Letters; Financing; Notification. (a) Parent and its affiliates shall perform all obligations required to be performed by them in accordance with and pursuant to the Financing Commitments and shall not amend, terminate or waive any provisions under the Financing Commitments if the effect thereof would be reasonably likely to prevent or delay the consummation of the Merger and the other transactions contemplated hereby.
      (b) Parent shall use its reasonable best efforts to obtain the Financing on the terms set forth in the Financing Commitments.
      (c) Parent shall provide prompt written notice to the Company following its receipt of notification by a potential financing source under the Financing Commitments of its refusal or intended refusal to provide the financing described in the Financing Commitments and, in each case, the stated reasons therefor. In any such event, Parent shall use its reasonable best efforts to obtain substitute debt financing for such financing to consummate promptly the Merger and the other transactions contemplated hereby, unless the cost of capital to Parent, Sub and the Surviving Corporation with respect to such substitute debt financing exceeds the cost of capital under the Financing Commitments (provided that for purposes of calculating such cost of capital, it shall be assumed that spreads were increased by the maximum amount permitted under the Financing Commitments).
ARTICLE VIII
CONDITIONS PRECEDENT
      Section 8.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto to the extent permitted by applicable law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been validly obtained.

(b) HSR. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign competition law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

(c) Statutes; Court Orders. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity that would prohibit, restrain, enjoin, preclude or restrict the consummation of the Merger.

      Section 8.02     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties made by Parent and Sub herein, disregarding all qualifications and exceptions contained herein relating to materiality or Parent Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (other than representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(b) Compliance with Covenants. Each of Parent and Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Parent Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Parent Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificates. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to evidence satisfaction of the conditions set forth in Section 8.02(a) and Section 8.02(b).
      Section 8.03     Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

(a) Accuracy of Representations and Warranties. Other than with respect to Section 4.03 (Capital Structure) and Section 4.22 (Indebtedness), the representations and warranties made by the Company herein, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (other than for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, and the representations and warranties made by the Company in Section 4.03 (Capital Structure) and Section 4.22 (Indebtedness), disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except in each case where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Parent, Sub, the Surviving Corporation or any of their Subsidiaries in excess of $1,000,000.

(b) Compliance with Covenants. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b).

(d) FIRPTA Certificate. Parent shall have received a certificate (in such form as may be reasonably requested by Parent’s counsel) from the Company conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h).

(e) Funding. The Financing contemplated by the Financing Commitments, or the substitute financing contemplated by Section 7.11(c), shall have been consummated on the terms set forth therein (provided that this condition shall not apply if Parent is in breach of Section 7.11).

(f) No Company Material Adverse Effect. Since the date hereof, there shall have been no Company Material Adverse Effect.

(g) Dissenters’ Shares. Not more than 25% of the outstanding shares of Company Common Stock shall be Dissenters’ Shares.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
      Section 9.01     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and the board of directors of Parent;

(b) by either Parent or the Company if

(i) the Merger is not consummated on or before September 30, 2005 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(ii) any Governmental Entity issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

(iii) upon a vote taken thereon at the Company Stockholders Meeting or any postponement or adjournment thereof, the Company Stockholder Approval shall not have been obtained;

(c) by Parent if

(i) the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

(ii) the Company Board or any committee thereof shall have (A) effected a Change in Board Recommendation, (B) recommended or approved any Alternative Acquisition Proposal or (C) failed to call or hold the Company Stockholders Meeting by the Outside Date; or the Company Board or any committee thereof resolves to take any of the foregoing actions;

(d) by the Company if

(i) the Company Board shall have determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal and the Company has complied with the provisions of Section 6.02; or

(ii) if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (B) cannot be cured or has not been cured within 30 days after the giving of written notice to Parent of such breach.
      Section 9.02     Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 4.18 (Brokers), Section 5.08 (Brokers), the last sentence of Section 7.03, this Section 9.02 and Article X, except that nothing herein will relieve any party from liability for any willful breach of any representation, warranty or covenant set forth in this Agreement.
      (b) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(c)(ii) or by the Company pursuant to Section 9.01(d)(i), the Company shall pay to Parent an amount equal to $12,175,800 (the “Termination Fee”), which shall be payable upon such termination; provided, that in the event this Agreement is terminated by Parent pursuant to Section 9.01(c)(ii)(C), the Company shall be required to pay the Termination Fee only if the Company is in breach of its obligations under Section 7.01 and there has been no Order issued by a Governmental Entity that has prohibited or delayed the holding of the Company Stockholders Meeting. The payment of the Termination Fee under this Section 9.02(b) shall be the exclusive remedy for Parent and Sub under this Agreement in the event this Agreement is terminated by Parent pursuant to Section 9.01(c)(ii)(C).
      (c) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(c)(i), the Company shall pay to Parent the Termination Fee; provided, that the Company shall be required to pay the Termination Fee only if (i) prior to the time of such termination an Alternative Acquisition Proposal had been publicly announced or otherwise communicated to the Company and (ii) within 18 months of such termination, the Company enters into a binding agreement with respect to, or consummates, an Alternative Acquisition (such transaction, a “Takeover Transaction”). Payment under this Section 9.02(c) of the Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the 90th day following the entering into by the Company of the agreement to engage in such Takeover Transaction. The payment of the Termination Fee under this Section 9.02(c) shall be the exclusive remedy for Parent and Sub under this Agreement in the event this Agreement is terminated pursuant to Section 9.01(c)(i).
      (d) All amounts due under this Section 9.2 shall be payable by wire transfer in immediately available funds to Parent or to such other Person as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 9.2 and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date paid to Parent.
      Section 9.03     Amendment. This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
      Section 9.04     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in the first sentence of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE X
GENERAL PROVISIONS
      Section 10.01     Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (including any rights arising out of any breach of such representations, warranties, covenants and agreements) shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.
      Section 10.02     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
      (a) if to Parent or Sub, to

The William Carter Company
The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Tel: (404) 745-2700
Fax: (404) 892-3079
Attention: Michael D. Casey
      with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Tel: (617) 951-7309
Fax: (617) 951-7050
Attention: Joel Freedman
      (b) if to the Company, to

OskKosh B’Gosh, Inc
112 Otter Avenue
P.O. Box 300
Oshkosh, Wisconsin 54903-0300
Tel: (920) 232-4160
Fax: (920) 231-3261

Attention:	Douglas W. Hyde, Chairman of the Board

and Chief Executive Officer

      with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
Tel: (312) 782-0600
Fax: (312) 701-7711

Attention:	Scott J. Davis

James T. Lidbury
A. Kelly Ryan
      Section 10.03     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” to the extent such words do not already follow any such term. The word “or” shall not be exclusive. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
      Section 10.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 10.05     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.
      Section 10.06     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, Parent Disclosure Schedule and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger. Other than Article III, Section 3.01(c), Section 7.05 and Section 7.06, no provision of this Agreement is intended to confer upon any Person other than the parties any rights or remedies.
      Section 10.07     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
      Section 10.08     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 10.09     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.10, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 10.10     Submission to Jurisdiction. Each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters contemplated hereby shall be brought exclusively in a court of competent jurisdiction located within Wilmington, Delaware, whether a state or federal court, and shall not be brought in any court or forum outside Wilmington, Delaware, (b) consents and submits to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 10.10 and to service of process upon it in accordance with the rules and statutes governing service of process, (c) waives to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum, (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in such litigation, proceeding or action in the State of Delaware, (e) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation, (f) agrees as an alternative method of service to service of process in such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 10.02, (g) agrees that any service made as provided herein shall be effective and binding service in every respect and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable law.
      Section 10.11     Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.
      (Intentionally left blank)

      IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

THE WILLIAM CARTER COMPANY

By:	/s/ Michael D. Casey

Michael D. Casey
Executive Vice President and
Chief Financial Officer

BLUE MERGER CORP.

By:	/s/ Michael D. Casey

Michael D. Casey
President

OSHKOSH B’GOSH, INC.

By:	/s/ Douglas W. Hyde

Douglas W. Hyde
Chairman of the Board and
Chief Executive Officer

ANNEX B
Execution Copy
VOTING AGREEMENT
      THIS VOTING AGREEMENT, dated as of May 10, 2005 (this “Agreement”), is among The William Carter Company, a Massachusetts corporation (“Bidder”), and each of the other parties signatory hereto (each a “Stockholder” and collectively the “Stockholders”).
      WHEREAS, Bidder, Oshkosh B’Gosh, Inc., a Delaware corporation (the “Company”), and a subsidiary to be formed by Bidder (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Bidder (the “Merger”) and each issued and outstanding share (other than Dissenters’ Shares) of Company Common Stock will be converted into the right to receive the Merger Consideration.
      WHEREAS, as of the date hereof the Stockholders owned of record, and had the right to vote, 1,719,112 shares (and each Stockholder owned the number of such shares set forth beside such Stockholder’s name on the signature page thereto) of Class B Common Stock (such Class B Common Stock, together with any other Class B Common Stock acquired by any Stockholder by purchase or otherwise from the date hereof through the termination of this Agreement, is collectively referred to herein as the Stockholders’ “Subject Shares”).
      WHEREAS, as a condition and inducement to Bidder’s willingness to enter into the Merger Agreement, Bidder has requested that the Stockholders agree, and each of the Stockholders has agreed, to enter into this Agreement.
      NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
VOTING AGREEMENT; GRANT OF PROXY
      Section 1.01     Voting Agreement. (a) Each Stockholder hereby agrees to vote all Subject Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger at any meeting of the stockholders of the Company, and at any adjournment thereof, at which the Merger Agreement and the Merger are submitted for the consideration and vote of the stockholders of the Company.
      (b) Each Stockholder hereby agrees that it shall vote its Subject Shares against the approval of (i) any Alternative Acquisition Proposal, (ii) any extraordinary dividend or distribution by the Company or any of its Subsidiaries, (iii) any change in the capital structure of the Company or any of its Subsidiaries (other than pursuant to the Merger Agreement), and (iv) any change in the composition or membership of the Company’s Board of Directors, other than as permitted by the Merger Agreement.
      (c) Each Stockholder hereby agrees that any agreements among the Stockholders or any of them that could be construed to limit their respective rights to enter into this Agreement, perform hereunder, or restrict the Company’s ability to consummate the Merger are amended to the full extent necessary to assure that entering into this Agreement and performance hereunder are permitted under each such agreement without breach thereof.
      Section 1.02     Irrevocable Proxy. Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Stockholder hereby irrevocably and unconditionally grants a proxy appointing a designee of Bidder (“Designee”) as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power on the matters described in Section 1.01 as Designee or its proxy or substitute shall, in Designee’s sole discretion, deem proper with respect to such Stockholder’s Subject Shares. The proxy granted by such Stockholder pursuant to this Section 1.02 is coupled with an interest and is irrevocable and is granted in consideration of Bidder entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Each Stockholder shall perform such further acts and execute such further documents as may be required to vest in Designee the sole power to vote such Stockholder’s Subject Shares. Notwithstanding the foregoing, the proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
      Each Stockholder, severally and not jointly, represents and warrants to Bidder that:
      Section 2.01     Authorization. (a) If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate or similar powers of Stockholder and have been duly authorized by all necessary corporate or similar action. This Agreement constitutes a valid and binding Agreement of such Stockholder.
      (b) If such Stockholder is married and the Subject Shares set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.
      Section 2.02     Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (i) if such Stockholder is not an individual, violate any organizational documents of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder, (iv) result in the imposition of any lien on any asset of Stockholder or (v) violate any other agreement, arrangement or instrument to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.
      Section 2.03     Ownership of Subject Shares. Such Stockholder is the record owner of, and has the right to vote, the Subject Shares, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares) (other than those that would not impede in any manner such Stockholder’s ability to perform this Agreement; provided that, for the avoidance of doubt, any limitation or restriction on such Stockholder’s right to transfer or vote such Stockholder’s Subject Shares shall be deemed to materially impede such Stockholder’s ability to perform this Agreement). None of the Subject Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such Subject Shares.
      Section 2.04     Total Subject Shares. Except for the Subject Shares set forth beside such Stockholder’s name on the signature pages hereto or any beneficial interest in Subject Shares that are set forth beside another Stockholder’s name on the signature pages hereto, such Stockholder does not beneficially own any (i) Subject Shares or (ii) securities of the Company convertible into or exchangeable for Subject Shares.
      Section 2.05     Reliance by Bidder. Such Stockholder understands and acknowledges that Bidder is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE 3
COVENANTS OF STOCKHOLDERS
      Each Stockholder hereby covenants and agrees that:
      Section 3.01     No Interference; No Transfers. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Bidder, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares in a manner inconsistent with the terms of this Agreement, (ii) voluntarily take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any material respect of preventing such Stockholder from performing its obligations under this Agreement or (iii) voluntarily sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Subject Shares during the term of this Agreement except for transfers to any person or entity who is subject to this Agreement or who becomes bound hereby as a Stockholder by operation of law or by becoming party to and being bound by the terms of this Agreement as a Stockholder incident to such transfer. For purposes of this Section 3.01, the term “sell” or “sale” or any derivatives thereof shall include (i) a sale, transfer or disposition of record or beneficial ownership, or both and (ii) a short sale with respect to Subject Shares or substantially identical property, entering into or acquiring a futures or forward contract to deliver Subject Shares or substantially identical property or entering into any transaction that has the same effect as any of the foregoing.
      Section 3.02     Other Offers. Such Stockholder shall not, directly or indirectly, (i) take any action to solicit or initiate any Alternative Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, an Alternative Acquisition Proposal or has agreed to endorse an Alternative Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, an Alternative Acquisition Proposal and shall advise Bidder of the status and material details of any such Alternative Acquisition Proposal or request.
      Section 3.03     Appraisal Rights. Such Stockholder shall not exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Subject Shares or any other shares of Company Capital Stock which may arise with respect to the Merger.
      Section 3.04     Sale of Shares. In the event that the Bidder shall be entitled to a Termination Fee pursuant to Section 9.02(b) or Section 9.02(c) of the Merger Agreement, and if within 18 months following the date hereof any Stockholder receives proceeds whereby such Stockholder realizes a Profit (as defined below), then upon the receipt of such Profit such Stockholder shall pay to the Bidder an amount equal to 50% of such Profit. For the purposes of this Section 3.04, the term “Profit” shall mean the excess, if any, of (a) the aggregate consideration received by the Stockholder or any donee thereof in respect of the disposition (including through a merger) of the Subject Shares over (b) the number of such Subject Shares multiplied by the Per Share Amount.
      Section 3.05     Termination Fee. In the event that (a) the condition to closing in Section 8.01(a) of the Merger Agreement is not satisfied and Bidder is not in default under its obligations under the last sentence of Section 7.01 of the Merger Agreement, (b) one or more of the Stockholders has failed to vote his, her or its Subject Shares in favor of the Merger if Bidder has requested him, her or it to do so and (c) the Merger Agreement is terminated by Bidder or by the Company pursuant to Section 9.01(b)(iii) of the Merger Agreement, then each Stockholder shall pay to Bidder an amount equal to such Stockholder’s pro rata share of $12,175,800 (the “Termination Fee”), which shall be payable upon such termination by wire transfer in immediately available funds to Bidder or such other Person as Bidder may designate in writing to the Stockholders. If any Stockholder fails to promptly make any payment required under this Section 3.05 and Bidder commences a suit to collect such payment, such Stockholder shall indemnify Bidder for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date paid to Bidder. For purposes of this Section 3.05, each Stockholder’s “pro rata share” shall be a fraction determined by dividing (a) the number of Subject Shares set forth next to such Stockholder’s name on the signature pages hereto by (b) the sum of the numbers of Subject Shares set forth on the signature pages hereto next to each Stockholder that signs this Agreement. The payment of the Termination Fee shall be the exclusive remedy for Bidder for a breach of this Agreement by the Stockholders. If the Termination Fee is paid pursuant to this Section 3.05, any Stockholders who breached their obligations under Article 1 shall indemnify any Stockholders who did not breach their obligations under Article 1 with respect to the portion of the Termination Fee paid by such nonbreaching Stockholders.
ARTICLE 4
MISCELLANEOUS
      Section 4.01     Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the earliest of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) the effective date of any amendment to or waiver of a material term or condition of the Merger Agreement in a manner adverse to the Stockholders without the prior written consent of Stockholders holding a majority of the Subject Shares. In the event of termination of this Agreement as provided in this Section 4.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party to this Agreement, other than Section 3.04, Section 3.05 and this Article 4, except that, other than as provided in Section 3.05, nothing herein will relieve any party from liability for any willful breach engaged in prior to such termination of any representation, warranty or covenant set forth in this Agreement.
      Section 4.02     Costs and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
      Section 4.03     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, except that Bidder may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Bidder, but no such assignment shall relieve Bidder of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
      Section 4.04     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
      Section 4.05     Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.
      Section 4.06     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 4.07     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” to the extent such words do not already follow any such term. The word “or” shall not be exclusive. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Other than Section 1.01(c) and Section 3.05, this Agreement is an agreement between each of the Stockholders, on the one hand, and Bidder, on the other hand, and is not an agreement among the Stockholders.
      Section 4.08     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 4.10, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 4.09     Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.
      Section 4.10     Submission to Jurisdiction. Each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters contemplated hereby shall be brought exclusively in a court of competent jurisdiction located within Wilmington, Delaware, whether a state or federal court, and shall not be brought in any court or forum outside Wilmington, Delaware, (b) consents and submits to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 4.10 and to service of process upon it in accordance with the rules and statutes governing service of process, (c) waives to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum, (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in such litigation, proceeding or action in the State of Delaware, (e) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation, (f) agrees that any service made as provided herein shall be effective and binding service in every respect and (g) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable law.
      Section 4.11     Acknowledgment. Bidder acknowledges that each Stockholder signs solely in its capacity as the record and/or beneficial (as applicable) owner of the Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder, or require such Stockholder to take any action, in his or her capacity as an officer or director of the Company including to disclose information acquired solely in his or her capacity as an officer or director. Each Stockholder who is also a director or officer of the Company may in those capacities take, or cause the Company to take, any action permitted under the Merger Agreement (including Section 6.02 thereof), notwithstanding any limit on that Stockholder contained in this Agreement.
(Intentionally left blank)

      IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date and year first above written.

THE WILLIAM CARTER COMPANY

By: /s/ Michael D. Casey

Michael D. Casey
Executive Vice President and
Chief Financial Officer

STOCKHOLDERS SIGNATURE PAGE
TO THE VOTING AGREEMENT

Shares of Class B
Common Stock

/s/ Joyce W. Hyde and Charles F. Hyde Joyce W. Hyde and Charles F. Hyde, as Wisconsin marital property	224,578

/s/ Douglas W. Hyde Douglas W. Hyde	285,324

/s/ Christina G. Hyde Christina G. Hyde	3,120

/s/ Douglas W. Hyde Douglas W. Hyde, Trustee of the Andrew W. Hyde Irrevocable Trust of 2004 u/a/d 10/17/04	13,530

/s/ Douglas W. Hyde Douglas W. Hyde, Custodian for Sarah E. Hyde	2,960

/s/ Douglas W. Hyde Douglas W. Hyde, Trustee of Charles F. Hyde, Jr. and Joyce W. Hyde 1988 Trust f/b/o Sarah E. Hyde u/a/d 12/8/88	3,280

/s/ Thomas R. Hyde Thomas R. Hyde	193,812

/s/ Thomas R. Hyde Thomas R. Hyde, Trustee of the Charles F. Hyde, Jr. and Joyce W. Hyde 1982 Trust f/b/o Emily K. Hyde u/a/d 12/27/82	3,280

/s/ Thomas R. Hyde Thomas R. Hyde, Trustee of the Charles F. Hyde, Jr. and Joyce W. Hyde 1984 Trust f/b/o Andrew M. Hyde u/a/d 11/30/84	3,280

/s/ Margaret H. Wachtel Margaret H. Wachtel	213,396

/s/ Thomas R. Wyman and Shirley F. Wyman Thomas R. Wyman and Shirley F. Wyman, as Wisconsin marital property	114,360

/s/ William F. Wyman William F. Wyman	443,452

/s/ Elizabeth Whealon Wyman Elizabeth Whealon Wyman	0

/s/ William F. Wyman William F. Wyman, Trustee of the Thomas R. and Shirley F. Wyman Trust f/b/o William W. Wyman u/a/d 12/14/89	24,752

Shares of Class B
Common Stock

/s/ William F. Wyman William F. Wyman, Trustee of the Thomas R. and Shirley F. Wyman Trust f/b/o Maxwell P. Wyman u/a/d 11/29/90	23,440

/s/ William F. Wyman William F. Wyman, Trustee of the Thomas R. and Shirley F. Wyman Trust f/b/o Katherine Elizabeth Wyman u/a/d 12/11/92	17,340

/s/ William F. Wyman William F. Wyman, Trustee of the William W. Wyman 2000 Trust u/a/d 8/7/00	48,696

/s/ William F. Wyman William F. Wyman, Trustee of the Maxwell P. Wyman 2000 Trust u/a/d 8/7/00	48,696

/s/ William F. Wyman William F. Wyman, Trustee of the Katherine E. Wyman 2000 Trust u/a/d 8/7/00	48,696

/s/ William F. Wyman William F. Wyman, Trustee of the William W. Wyman 2004 Trust u/a/d 10/19/04	1,040

/s/ William F. Wyman William F. Wyman, Trustee of the Maxwell P. Wyman 2004 Trust u/a/d 10/19/04	1,040

/s/ William F. Wyman William F. Wyman, Trustee of the Katherine E. Wyman 2004 Trust u/a/d 10/19/04	1040

ANNEX C
PERSONAL AND CONFIDENTIAL
May 10, 2005
Board of Directors
OshKosh B’Gosh, Inc.
112 Otter Avenue
Oshkosh, Wisconsin 54902-0300
Ladies and Gentlemen:
      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A common stock, par value $.01 per share (the “Class A Shares”), and Class B common stock, par value $.01 per share (the “Class B Shares” and together with the Class A Shares, the “Shares”), of OshKosh B’Gosh, Inc. (the “Company”) of the $26.00 per Share in cash to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of May 10, 2005 (the “Agreement”), among The William Carter Company (“Carter’s”), Blue Merger Corp., a wholly owned subsidiary of Carter’s, and the Company.
      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as the Company’s financial advisor in connection with the potential restructuring of the Company in June 2000. We also have provided certain investment banking services to Carter’s from time to time, including having acted as lead manager in connection with the public offering of Carter’s 10.875% Senior Sub Notes due May 2011 in August 2001 (aggregate principal amount $175 million); participated as lead arranger in Carter’s bank loan in July 2003 (aggregate principal amount of our portion of loan $123 million); acted as lead manager in connection with the public offering of 6,250,000 shares of Carter’s common stock (“Carter’s Common Stock”) in October 2003; and acted as lead manager in connection with the secondary public offering of 7,554,311 shares of Carter’s Common Stock in September 2004. We also may provide investment banking services to the Company and Carter’s in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Carter’s and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Carter’s for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Carter’s for the five fiscal years ended January 1, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Carter’s; certain other communications from the Company and Carter’s to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of

C-1

the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activities for the Class A Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the children’s apparel industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Carter’s or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. We are expressing no opinion with respect to the allocation of the consideration to be paid in the Transaction among the holders of Class A Shares and the holders of Class B Shares. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Class B Shares should vote with respect to the Transaction.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $26.00 per Share in cash to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

C-2

ANNEX D
May 10, 2005
Board of Directors
Oshkosh B’Gosh, Inc.
112 Otter Avenue
Oshkosh, WI 54901
Members of the Board:
      We understand that Oshkosh B’Gosh, Inc. (the “Company”), The William Carter Company (“Parent”) and Blue Merger Corp., a wholly owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) which will provide, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. Under the terms, and subject to the conditions, set forth in the Agreement, dated May 10, 2005, at the effective time of the Merger, the outstanding shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) and Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), other than shares held in treasury or held by Parent or any affiliate of Parent or as to which dissenters’ rights have been perfected, will be converted into the right to receive $26.00 in cash (the “Per Share Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Agreement.
      You have asked us whether, in our opinion, the Per Share Merger Consideration is fair from a financial point of view and as of the date hereof to the “Holders of Company Common Stock.” The “Holders of Company Common Stock” shall be defined as all holders of Company Common Stock other than Parent, any affiliate of Parent or any holder of shares as to which dissenters’ rights have been perfected.
      For purposes of this opinion we have, among other things:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning the Company prepared by the management of the Company;

(iii) held discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;

(iv) reviewed the financial terms and conditions set forth in the Agreement;

(v) reviewed the stock price and trading history of the Class A Common Stock;

(vi) compared the financial performance of the Company and the price and trading activity of the Class A Common Stock with that of certain other publicly traded companies comparable with the Company;

(vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(viii) prepared a discounted cash flow analysis of the Company; and

(ix) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.
      In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the management of the Company) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the management of the Company as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.
      This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Per Share Merger Consideration. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company’s Board of Directors have considered or may be considering, nor does it address the decision of the Company’s Board of Directors to proceed with the Merger. Furthermore, our opinion does not address any legal, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.
      In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger. However, we understand that the Company engaged in discussions with several third parties regarding alternative transactions to the Merger.
      We are acting as financial advisor to the Company in connection with the Merger and are receiving a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in the Company’s securities and Parent’s securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company’s securities or Parent’s securities.
      Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

      Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to the Holders of Company Common Stock from a financial point of view.

Very truly yours,

WELLS FARGO SECURITIES, LLC

ANNEX E
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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